Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LTS GROUP HOLDINGS LLC,

BERKSHIRE FUND VII-A (LTS) ACQUISITION PARTNERS,

BERKSHIRE FUND VIII-A (LTS) ACQUISITION PARTNERS,

LTS BERKSHIRE FUND VII-A BLOCKER CORPORATION,

LTS BERKSHIRE FUND VIII-A BLOCKER CORPORATION,

LTS CO-INVEST BLOCKER LLC,

LTS CO-INVEST BLOCKER II LLC,

LTS ROLLOVER BLOCKER LLC,

LTS BF VII-A BLOCKER MERGER SUB, INC.,

LTS BF VIII-A BLOCKER MERGER SUB, INC.,

LTS CO-INVEST BLOCKER MERGER SUB, INC.,

LTS CO-INVEST BLOCKER II MERGER SUB, INC.,

LTS ROLLOVER BLOCKER MERGER SUB, INC.,

LTS GROUP HOLDINGS MERGER SUB, INC.,

CROWN CASTLE INTERNATIONAL CORP.

AND

BSR LLC, AS EQUITYHOLDERS’ REPRESENTATIVE

Dated as of July 18, 2017

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(Continued)

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(Continued)

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(Continued)

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(Continued)

		Page
10.16	Counterparts	101

10.17	Time of Essence	101

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Exhibits

Exhibit A	Net Working Capital Schedule
Exhibit B-1	Form of LTS BF VII-A Blocker Letter of Transmittal
Exhibit B-2	Form of LTS BF VIII-A Blocker Letter of Transmittal
Exhibit B-3	Form of LTS Co-Invest Blocker I Letter of Transmittal
Exhibit B-4	Form of LTS Co-Invest Blocker II Letter of Transmittal
Exhibit B-5	Form of LTS Rollover Blocker Letter of Transmittal
Exhibit B-6	Form of Company Letter of Transmittal
Exhibit C-1	Form of Company FIRPTA Certificate
Exhibit C-2	Form of Blockerco FIRPTA Certificate
Exhibit D	Allocation Principles Schedule
Exhibit E	Form of Compliance Certificate of the Blockercos and the Company
Exhibit F	Form of Compliance Certificate of the Buyer Parties

Schedules

Schedule 1	Planned Capital Expenditures
Schedule 2	Planned NRR
Schedule 7.2(b)	Conduct of Business Pending the Closing
Schedule 7.3(a)(ii)	Telecom Regulatory Filings
Schedule 8.2(c)	Required Consents

Company Disclosure Schedule

Blockerco Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 18, 2017, by and among: (i) LTS Group Holdings LLC, a Delaware limited liability company (the “Company”), (ii) Berkshire Fund VII-A (LTS) Acquisition Partners, a Delaware general partnership (“BF VII-A AP”), (iii) Berkshire Fund VIII-A (LTS) Acquisition Partners, a Delaware general partnership (“BF VIII-A AP” and, together with BF VII-A AP, the “BF Acquisition Partnerships”), (iv) LTS Berkshire Fund VII-A Blocker Corporation, a Delaware corporation (“LTS BF VII-A Blocker”), (v) LTS Berkshire Fund VIII-A Blocker Corporation, a Delaware corporation (“LTS BF VIII-A Blocker”), (vi) LTS Co-Invest Blocker LLC, a Delaware limited liability company (“LTS Co-Invest Blocker I”), (vii) LTS Co-Invest Blocker II LLC, a Delaware limited liability company (“LTS Co-Invest Blocker II”), (viii) LTS Rollover Blocker LLC, a Delaware limited liability company (“LTS Rollover Blocker” and, together with LTS BF VII-A Blocker, LTS BF VIII-A Blocker, LTS Co-Invest Blocker I and LTS Co-Invest Blocker II, the “Blockercos”), (ix) LTS BF VII-A Blocker Merger Sub, Inc., a Delaware corporation (“LTS BF VII-A Blocker Merger Sub”), (x) LTS BF VIII-A Blocker Merger Sub, Inc., a Delaware corporation (“LTS BF VIII-A Blocker Merger Sub”), (xi) LTS Co-Invest Blocker Merger Sub, Inc., a Delaware corporation (“LTS Co-Invest Blocker I Merger Sub”), (xii) LTS Co-Invest Blocker II Merger Sub, Inc., a Delaware corporation (“LTS Co-Invest Blocker II Merger Sub”), (xiii) LTS Rollover Blocker Merger Sub, Inc., a Delaware corporation (“LTS Rollover Blocker Merger Sub”), (xiv) LTS Group Holdings Merger Sub, Inc. (“Company Merger Sub” and, together with LTS BF VII-A Blocker Merger Sub, LTS BF VIII-A Blocker Merger Sub, LTS Co-Invest Blocker I Merger Sub, LTS Co-Invest Blocker II Merger Sub and LTS Rollover Blocker Merger Sub, “Merger Subs”), (xv) Crown Castle International Corp, a Delaware corporation (“Buyer”) and (xvi) BSR LLC, a Delaware limited liability company (the “Equityholders’ Representative”).

W I T N E S S E T H:

WHEREAS, Buyer desires to acquire, directly or indirectly, one hundred percent (100%) of the outstanding equity interests of the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, at least one (1) day prior to the Closing Date, (i) BF VII-A AP shall distribute to LTS BF VII-A Blocker a portion of the Class A Units (as defined below) held by it and a portion of the Class A-1 Units (as defined below) held by it in complete redemption of LTS BF VII-A Blocker’s interest in BF VII-A AP and (ii) BF VIII-A AP shall distribute to LTS BF VIII-A Blocker a portion of the Class A Units held by it and a portion of the Class A-1 Units held by it in complete redemption of LTS BF VIII-A Blocker’s interest in BF VIII-A AP (the transactions referred to in the preceding clauses (i) and (ii), the “Initial Redemptions”);

WHEREAS, on the Closing Date and prior to the Closing and the LTS BF VII-A Blocker Merger (as defined below), each Blockerco shall distribute the Blockerco Cash of such Blockerco to its equityholders in redemption of a portion of the equity interests of such Blockerco held by such equityholders (together, the “Subsequent Redemptions”);

WHEREAS, each Subsequent Redemption is part of an integrated plan with Buyer’s acquisition of the applicable Blockerco pursuant to the terms of this Agreement, and is accordingly intended to constitute a complete redemption of each equityholder’s equity interest in such Blockerco within the meaning of Section 302(b)(3) of the Code;

WHEREAS, as of immediately prior to the Company Merger Effective Time (as defined below), all of the outstanding equity interests of the Company will be held by the Company Unitholders or the Blockercos;

WHEREAS, each of the board of directors of LTS BF VII-A Blocker Merger Sub and the board of directors of LTS BF VII-A Blocker has unanimously approved and declared advisable this Agreement, the merger of LTS BF VII-A Blocker Merger Sub with and into LTS BF VII-A Blocker (the “LTS BF VII-A Blocker Merger”), upon the terms and subject to the conditions set forth in this Agreement, and the other Transactions;

WHEREAS, each of the board of directors of LTS BF VIII-A Blocker Merger Sub and the board of directors of LTS BF VIII-A Blocker has unanimously approved and declared advisable this Agreement, the merger of LTS BF VIII-A Blocker Merger Sub with and into LTS BF VIII-A Blocker (the “LTS BF VIII-A Blocker Merger”), upon the terms and subject to the conditions set forth in this Agreement, and the other Transactions;

WHEREAS, each of the board of directors of LTS Co-Invest Blocker I Merger Sub and the manager of LTS Co-Invest Blocker I has approved and declared advisable this Agreement, the merger of LTS Co-Invest Blocker I Merger Sub with and into LTS Co-Invest Blocker I (the “LTS Co-Invest Blocker I Merger”), upon the terms and subject to the conditions set forth in this Agreement, and the other Transactions;

WHEREAS, each of the board of directors of LTS Co-Invest Blocker II Merger Sub and the manager of LTS Co-Invest Blocker II has approved and declared advisable this Agreement, the merger of LTS Co-Invest Blocker II Merger Sub with and into LTS Co-Invest Blocker II (the “LTS Co-Invest Blocker II Merger”), upon the terms and subject to the conditions set forth in this Agreement, and the other Transactions;

WHEREAS, each of the board of directors of LTS Rollover Blocker Merger Sub and the manager of LTS Rollover Blocker has approved and declared advisable this Agreement, the merger of LTS Rollover Blocker Merger Sub with and into LTS Rollover Blocker (the “LTS Rollover Blocker Merger”), upon the terms and subject to the conditions set forth in this Agreement, and the other Transactions;

WHEREAS, each of the board of directors of Company Merger Sub and the board of managers of the Company has unanimously approved and declared advisable this Agreement, the merger of Company Merger Sub with and into the Company (the “Company Merger” and, together with the LTS BF VII-A Blocker Merger, the LTS BF VIII-A Blocker Merger, the LTS Co-Invest Blocker I Merger, and the LTS Co-Invest Blocker II Merger, the “Mergers”), upon the terms and subject to the conditions set forth in this Agreement, and the other Transactions;

WHEREAS, concurrently with the execution of this Agreement, the LTS BF VII-A Blocker Sole Stockholder (as defined below), in its capacity as the sole stockholder of LTS BF VII-A Blocker, has executed and delivered to Buyer an action by written consent evidencing the adoption of this Agreement by the LTS BF VII-A Blocker Sole Stockholder;

WHEREAS, concurrently with the execution of this Agreement, the LTS BF VIII-A Blocker Sole Stockholder (as defined below), in its capacity as the sole stockholder of LTS BF VIII-A Blocker, has executed and delivered to Buyer an action by written consent evidencing the adoption of this Agreement by the LTS BF VIII-A Blocker Sole Stockholder;

WHEREAS, concurrently with the execution of this Agreement, Buyer or one of its Affiliates, in its capacity as the sole stockholder of each Merger Sub, has executed actions by written consent evidencing the adoption of this Agreement;

WHEREAS, following consummation of the Mergers and the other Transactions, on the terms and subject to the conditions set forth in this Agreement, Buyer shall own, directly or indirectly, one hundred percent (100%) of the outstanding equity interests of each of the Blockercos and, directly or indirectly through ownership of the Blockercos, one hundred percent (100%) of the outstanding equity interests of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, in order to protect the acquisition of the Company’s goodwill and as a condition to the willingness of Buyer to enter into this Agreement, certain Equityholders have entered into an agreement pursuant to which such Equityholders have agreed to certain non-solicitation and no-hire restrictions, conditioned upon consummation of the Transactions and to be effective at the Company Merger Effective Time (as amended, restated, amended and restated or otherwise modified from time to time, the “Equityholder Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Buyer to enter into this Agreement, certain key employees have executed agreements, conditioned upon consummation of the Transactions and to be effective at the Company Merger Effective Time, regarding the employment of such employees with Buyer or any of its Affiliates following the Company Merger Effective Time.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1	Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1, subject to Section 1.2:

“2022 Notes” means the 10% Senior Unsecured Notes due 2022, issued pursuant to the 2022 Note Purchase Agreement.

“2025 Notes” means the 12% Senior Unsecured Notes due 2025, issued pursuant to the 2025 Note Purchase Agreement.

“Actual Capital Expenditure Amount” means the aggregate amount of Capital Expenditures of the Company and the Subsidiaries, on a consolidated basis, from January 1, 2017 through the Designated Date for work performed on or after January 1, 2017, calculated in accordance with Section 1.2(a)(xiv) and the Agreed Principles (it being understood that the Actual Capital Expenditure Amount shall not include any Capital Expenditures made prior to January 1, 2017 (even if paid on or after January 1, 2017)).

“Actual NRR Amount” means the aggregate amount of NRR of the Company and the Subsidiaries, on a consolidated basis, from January 1, 2017 through the Designated Date, calculated in accordance with the Agreed Principles (it being understood that the Actual NRR shall not include any NRR invoiced prior to January 1, 2017 or recorded in unbilled receivables or otherwise recorded on the Company’s consolidated December 31, 2016 balance sheet (even if received on or after January 1, 2017)).

“Additional Merger Consideration” means any amounts payable to the Equityholders and the PIP Holders pursuant to this Agreement following the Closing Date, including pursuant to Section 3.10(c) (Merger Consideration Adjustment) and Section 10.3(e) (Release of Equityholders’ Representative Expense Funds).

“Adjustment Escrow Amount” means $50,000,000.

“Adjustment Escrow Funds” means, as of any time, the amount of the Adjustment Escrow Amount then held by the Escrow Agent pursuant to the Escrow Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Contract” has the meaning set forth in Section 4.13(a)(i).

“Affiliated Persons” has the meaning set forth in Section 10.13.

“Agreed Principles” mean the calculations, principles, accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, judgments, assumptions, techniques, methodologies and estimation methods (including as they relate to the nature of accounts, calculation of levels or reserves or levels of accruals) consistent with those used in preparing the Financial Statements, in accordance with GAAP, (a) without giving effect to the Transactions and (b) based on the facts and circumstances as they exist as of the Designated Time (or, as the term “Agreed Principles” is used in the definition of “Blockerco Cash”, as of immediately prior to the LTS BF VII-A Blocker Merger) and excluding the effects of any event, act, change in circumstances or similar development arising or occurring thereafter (including at the Closing); provided, however, that if this Agreement (including, for the avoidance of doubt, Exhibit A) is inconsistent with GAAP, this Agreement (including, for the avoidance of doubt, Exhibit A) shall control.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Delayed Closing Consideration” means, in the event that (i) the Closing Date occurs following December 31, 2017 and (ii) the failure of the Closing to occur on or prior to December 31, 2017 was not primarily caused by the failure by any of the Blockercos or the Company to perform any of its obligations under this Agreement (other than any immaterial breach), (x) an amount equal to the product of $194,500, multiplied by the aggregate number of days from and after January 1, 2018 through the earlier of March 31, 2018 and the Closing Date (counting, for the avoidance of doubt, each of January 1, 2018 and March 31, 2018 or the Closing Date, as applicable, as one (1) full day for such purpose) and (y) if applicable, an amount equal to the product of $778,000, multiplied by the aggregate number of days from and after April 1, 2018 through the Closing Date (counting, for the avoidance of doubt, each of April 1, 2018 and the Closing Date as one (1) full day for such purpose).

“Allocable Proceeds” means, (a) with respect to each PIP Holder, that portion of the Estimated Merger Consideration and the Additional Merger Consideration payable to such PIP Holder with respect to his or her PIP Units pursuant to the terms and conditions of the applicable PIP Plan and the terms and conditions of the award agreement under which such PIP Units were granted, and (b) with respect to each Equityholder, that portion of the Estimated Merger Consideration and the Additional Merger Consideration payable with respect to such Equityholder pursuant to the terms of the Operating Agreement after giving effect to the payments to be made pursuant to the preceding clause (a).

“Allocable Share” means, with respect to any Person, as of any date of determination, the Allocable Proceeds paid to such Person as of such date pursuant to the terms and conditions hereof, divided by the Allocable Proceeds paid to all Persons as of such date pursuant to the terms and conditions hereof.

“Allocation Schedule” has the meaning set forth in Section 3.12(b)(i).

“Alternative Acquisition Proposal” means any inquiry, indication of interest, proposal or offer from any Person (other than Buyer) or “group,” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, for, in a single transaction or series of related transactions, any (a) acquisition of assets or businesses that constitute or represent 10% or more of the total revenue, net income, EBITDA or assets of the Company and the Subsidiaries, taken as a whole, (b) acquisition of any of the outstanding equity interests of the Company or any Subsidiary or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary, in each case of the preceding clauses (a), (b) and (c), other than the transactions contemplated by this Agreement.

“Alternative Debt Commitment Letter” has the meaning set forth in Section 7.10(b).

“Alternative Financing” has the meaning set forth in Section 7.10(b).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States (including state and federal) or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Berkshire” means Berkshire Partners LLC.

“BF Acquisition Partnerships” has the meaning set forth in the Preamble.

“BF VII-A AP” has the meaning set forth in the Preamble.

“BF VIII-A AP” has the meaning set forth in the Preamble.

“Blocker Common Stock” means LTS BF VII-A Blocker Common Stock and LTS BF VIII-A Blocker Common Stock.

“Blocker Corporations” means LTS BF VII-A Blocker and LTS BF VIII-A Blocker.

“Blockerco Cash” means, as of immediately prior to the LTS BF VII-A Blocker Merger, all cash, cash equivalents and marketable securities (however derived, including from capital contributions, operations, financings, sales or condemnations, insurance proceeds or extraordinary events) of each Blockerco (including, for the avoidance of doubt, any security or similar deposits and any deposits or cash held as collateral in respect of outstanding letters of credit and cash and checks previously received by such Blockerco or its banks, whether or not cleared, and deposits in transit), and net of checks written but not cleared, in each case, as determined in accordance with the Agreed Principles.

“Blockerco Disclosure Schedule” has the meaning set forth in Article V.

“Blockerco Documents” has the meaning set forth in Section 5.2.

“Blockerco Equity Interests” means the equity interests of the Blockercos.

“Blockerco Equityholders” means those Persons holding outstanding Blockerco Equity Interests immediately prior to the applicable Blockerco Merger Effective Time.

“Blockerco Merger Effective Times” means the LTS BF VII-A Blocker Merger Effective Time, the LTS BF VIII-A Blocker Merger Effective Time, the LTS Co-Invest Blocker I Merger Effective Time and the LTS Co-Invest Blocker II Merger Effective Time.

“Blockercos” has the meaning set forth in the Preamble.

“Business” means the business conducted by the Company and the Subsidiaries as of the date hereof.

“Business Day” means any day of the year other than a Saturday or a Sunday on which national banking institutions in New York, New York and Boston, Massachusetts are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Arrangements” has the meaning set forth in Section 7.17.

“Buyer Documents” has the meaning set forth in Section 6.2.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 6.1 (Organization and Good Standing), Section 6.2 (Authorization of Agreement), Section 6.5 (Financial Advisors), Section 6.6 (Sufficient Funds) and Section 6.7 (Solvency).

“Buyer Parties” means, collectively, Buyer and Merger Subs.

“Buyer Plans” has the meaning set forth in Section 7.9.

“Buyer Related Parties” has the meaning set forth in Section 9.3(e).

“Buyer Termination Fee” has the meaning set forth in Section 9.3(b).

“Capital Expenditures” means expenditures qualifying as capital expenditures in accordance with GAAP, including, for the avoidance of doubt, (i) capital expenditure amounts recorded within accounts payable at the Designated Date and (ii) capital expenditure amounts recorded within accrued expenses at the Designated Date, and excluding amounts related to asset retirement obligations, each as determined in accordance with and on the same basis set forth on Schedule 1.

“Cash” means all cash, cash equivalents and marketable securities (however derived, including from capital contributions, operations, financings, sales or condemnations, insurance proceeds or extraordinary events) of the Company and the Subsidiaries (including, for the avoidance of doubt, any security or similar deposits and any deposits or cash held as collateral in respect of outstanding letters of credit and cash and checks previously received by the Company, the Subsidiaries or their respective banks, whether or not cleared, and deposits in transit), and net of checks written but not cleared, in each case, as determined in accordance with the Agreed Principles.

“Certificate of Formation” means the Certificate of Formation of the Company.

“Certificates of Merger” has the meaning set forth in Section 2.3(f).

“Claim” has the meaning set forth in Section 7.6(c).

“Class A Unitholders” means those Persons holding outstanding Class A Units or Class A-1 Units, in each case, immediately prior to the Company Merger Effective Time.

“Class A Units” means the Class A Units of the Company, as defined in the Operating Agreement.

“Class A-1 Units” means the Class A-1 Units of the Company, as defined in the Operating Agreement.

“Class B Units” means the Class B Units of the Company, as defined in the Operating Agreement.

“Class B Unitholders” means those Persons holding outstanding Class B Units or Class B-1 Units, in each case, immediately prior to the Company Merger Effective Time.

“Class B-1 Units” means the Class B-1 Units of the Company, as defined in the Operating Agreement.

“Clayton Act” means the Clayton Act of 1914.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the aggregate amount of Cash as of the Designated Time.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Debt” means the aggregate amount of Debt as of the Designated Time.

“Closing Net Working Capital” means the aggregate amount of Net Working Capital as of the Designated Time.

“Closing Transaction Expenses” means the aggregate amount of Transaction Expenses as of or at the Closing.

“Code” means the Internal Revenue Code of 1986.

“Commitment Parties” has the meaning set forth in Section 6.6.

“Commonly Controlled Entity” means any Person that, at the relevant time, together with the Company or any Subsidiary, is treated as a single employer under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Communications Act” means the Communications Act of 1934.

“Communications Laws” means the Communications Act and all other applicable federal, state and local Laws governing telecommunications services and facilities.

“Company” has the meaning set forth in the Preamble.

“Company and Blockerco Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), Section 4.3(a)(i) (Conflicts; Consents of Third Parties), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries) and Section 4.24 (Financial Advisors) and the representations and warranties of the Blockercos set forth in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.3(a)(i) (Conflicts; Consents of Third Parties) and Section 5.4 (Capitalization).

“Company Benefit Plan” has the meaning set forth in Section 4.14(a).

“Company Certificate of Merger” has the meaning set forth in Section 2.3(f).

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Documents” has the meaning set forth in Section 4.2.

“Company Letter of Transmittal” has the meaning set forth in Section 3.7(a).

“Company Merger” has the meaning set forth in the Preamble.

“Company Merger Effective Time” has the meaning set forth in Section 2.4(f).

“Company Merger Sub” has the meaning set forth in the Preamble.

“Company Related Parties” has the meaning set forth in Section 9.3(e).

“Company Surviving Company” has the meaning set forth in Section 2.1(h).

“Company Unitholders” means the Class A Unitholders and the Class B Unitholders (other than the Blockercos).

“Confidentiality Agreement” has the meaning set forth in Section 7.5.

“Continuing Employee” means any individual employed by the Company or any of the Subsidiaries immediately prior to the Closing and who continues his or her employment with the Company or the Subsidiaries following the Closing.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license (it being understood that, for purposes of the foregoing, each Contract shall be deemed to include all service orders or similar supplements that are governed by such Contract, and such service orders or similar supplements shall be deemed to be a part of such Contract and not to be separate Contracts).

“Controlled Group Liability” means any liabilities under (a) under Title IV of ERISA, (b) Section 302 or 4068(a) of ERISA or (c) Section 430(k) or 4971 of the Code.

“Data Room” has the meaning set forth in Section 1.2(a)(xiii).

“Debt” means, without duplication, all monetary obligations (including the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other obligations with respect thereto) of the Blockercos, the Company and the Subsidiaries in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by notes, bonds, debentures, mortgages or similar instruments, (c) obligations for the deferred purchase price of property or services, including any “earn-out” payments, except current trade accounts payable and accrued expenses managed in the Ordinary Course of Business or which are being contested in good faith by appropriate action and for which reserves have been maintained in accordance with GAAP, (d) obligations as lessee under leases that are required to be capitalized in accordance with GAAP, (e) any drawn letters of credit issued on behalf of any Blockerco, the Company or any of the Subsidiaries, (f) obligations secured by a Lien (other than a Permitted Lien) on any property or asset of any Blockerco, the Company or any of the Subsidiaries, whether or not such Person has assumed or become liable for such obligation, (g) obligations of the Blockercos, the Company or any of the Subsidiaries pursuant to any surety bond or performance bond to the extent drawn upon, (h) obligations under any interest rate protection, currency exchange, or commodity hedging agreements or other swap arrangements (including any swaps, forward contracts, caps, floors, collars and similar agreements or arrangements) and (i) obligations of the type referred to in clauses (a) through (h) of any other Persons the payment of which any Blockerco, the Company or any of the Subsidiaries is responsible or liable for, directly or indirectly, as an obligor, guarantor, surety or otherwise, in each case, currently in effect. Notwithstanding the foregoing, “Debt” shall not include, (i) letters of credit, surety bonds or performance bonds to the extent not drawn upon, (ii) intercompany indebtedness, (iii) obligations under operating leases and real property leases (other than capital leases), (iv) Taxes, (v) amounts included as

Closing Transaction Expenses or (vi) amounts taken into account in the calculation of Closing Net Working Capital.

“Debt Commitment Letter” has the meaning set forth in Section 6.6.

“Designated Approvals” means the approval of this Agreement by the general partners and managers, as applicable, of the Blockercos and the Company, as described in the Preamble, together with the adoption of this Agreement by the LTS BF VII-A Blocker Sole Stockholder and the LTS BF VIII-A Blocker Sole Stockholder.

“Designated Date” means the date on which the Designated Time occurs.

“Designated Time” means 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedules” means the Company Disclosure Schedule and the Blockerco Disclosure Schedule.

“Dispute Notice” has the meaning set forth in Section 3.10(b)(ii).

“Disputed Item” has the meaning set forth in Section 3.10(b)(ii).

“Distribution Schedule” has the meaning set forth in Section 3.10(a).

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“E&P Report” has the meaning set forth in Section 7.11(h).

“Effect” has the meaning set forth in the definition of “Material Adverse Effect”.

“Effective Times” has the meaning set forth in Section 2.4.

“Enforceable” means, with respect to any Contract stated to be Enforceable by or against any Person, that such Contract is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, assuming due authorization, execution and delivery by the other parties thereto, except to the extent that enforcement of the rights and remedies created thereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the rights and remedies of creditors and (b) general principles of equity, including principles of good faith and fair dealing (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Enterprise Value” means $7,100,000,000.

“Environmental Claim” means any Claim, loss, cost, expense, liability, fine, penalty or damage arising out of or related to any violation of, or liability under, Environmental Law or with respect to any Release of or exposure to any Hazardous Material.

“Environmental Law” means any applicable Law relating to pollution or to the protection of the environment, natural resources, threatened or endangered species or biota, or human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 11001 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“Environmental Permits” has the meaning set forth in Section 4.18.

“Equity Plans” means the LTS Group Holdings LLC 2013 Equity Incentive Plan and the LTS Group Holdings LLC 2015 Equity Incentive Plan.

“Equityholder Agreement” has the meaning set forth in the Preamble.

“Equityholder Group” has the meaning set forth in Section 10.11.

“Equityholders” means the Company Unitholders and the Blockerco Equityholders.

“Equityholders’ Closing Proceeds” means the aggregate Allocable Proceeds payable to the Equityholders in respect of the Estimated Merger Consideration.

“Equityholders’ Representative” has the meaning set forth in the Preamble.

“Equityholders’ Representative Expense Fund Amount” means $1,000,000.

“Equityholders’ Representative Expense Funds” means, as of any time, the amount of the Equityholders’ Representative Expense Fund Amount then held by the Equityholders’ Representative pursuant to this Agreement.

“ERISA” has the meaning set forth in Section 4.14(a).

“Escrow Account” means the escrow account to be maintained by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Citibank, N.A. or another nationally recognized escrow agent mutually agreed to by Buyer and the Equityholders’ Representative.

“Escrow Agreement” means an escrow agreement by and among Buyer, the Equityholders’ Representative and the Escrow Agent on the Escrow Agent’s standard form and as mutually agreed to by Buyer and the Equityholders’ Representative acting in good faith that provides that the Adjustment Escrow Amount is released in accordance with the terms of this Agreement.

“Estimated Merger Consideration” has the meaning set forth in Section 3.10(a).

“Estimated Statement” has the meaning set forth in Section 3.10(a).

“Existing Credit Agreement” has the meaning set forth in the definition of “Existing Debt Agreements”, as amended, restated, amended and restated or otherwise modified from time to time.

“Existing Debt Agreements” means (a) the First Lien Credit Agreement dated as of April 11, 2013 by and among LTS Intermediate Holdings C LLC, LTS Buyer LLC, Sidera Networks, Inc., the other guarantors party thereto from time to time, the lenders party thereto in their capacities as lenders thereunder and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, amended and restated or otherwise modified from time to time, the “Existing Credit Agreement”), (b) the Note Purchase Agreement, entered into as of August 12, 2015, by and among LTS Buyer LLC, Fibertech Holdings Corp., the other guarantors party thereto from time to time and the investors party thereto from time to time as purchasers (as amended, restated, amended and restated or otherwise modified from time to time, the “2022 Note Purchase Agreement”) and (c) the Note Purchase Agreement, entered into as of August 12, 2015, by and among LTS Intermediate Holdings B LLC and the investors party thereto from time to time as purchasers (as amended, restated, amended and restated or otherwise modified from time to time, the “2025 Note Purchase Agreement”).

“FCC” means the Federal Communications Commission.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Fee Letter” has the meaning set forth in Section 6.6.

“Final Merger Consideration” has the meaning set forth in Section 3.10(c)(i).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Financing” has the meaning set forth in Section 6.6.

“Financing Agreements” has the meaning set forth in Section 7.10(b).

“Financing Source Parties” means the Financing Sources and their respective former, current and future directors, officers, managers, members, stockholders, partners, employees, agents, advisors and representatives, and successors and assigns of the foregoing.

“Financing Sources” means the Commitment Parties and each other Person that has committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, placement agreement, indenture or other agreement with Buyer or any of its Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, any Financing.

“Fraud” means the making by a party hereto, to another party hereto, of an express representation and warranty of existing fact contained in this Agreement; provided, that at the time such representation and warranty was made by such party (a) such representation and warranty was materially inaccurate, (b) such party had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the material inaccuracy of such representation, (c) in making such representation and warranty such party had the specific intent to deceive such other party hereto, and (d) such other party acted in reasonable reliance on such representation and warranty and suffered damages as a result of such reliance. For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“Fund Administrator” means the entity that administers a state or the federal Universal Service Fund.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof (or, as used in Section 4.6, with respect to any Financial Statements, as in effect as of the date such Financial Statements were prepared), consistently applied.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof (including any self-regulatory organization), or any court, tribunal or arbitrator (public or private).

“Hazardous Material” means any petroleum or petroleum products, radioactive materials, electromagnetic radiation, asbestos or asbestos-containing materials, toxic mold, lead and lead based paint and polychlorinated biphenyls and any other substance, material or waste that is regulated or that can result in liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnitees” has the meaning set forth in Section 7.6(a).

“Independent Accountant” has the meaning set forth in Section 3.10(b)(iii).

“Initial Redemptions” has the meaning set forth in the Preamble.

“Insurance Expenses” has the meaning set forth in Section 7.9(a).

“Intellectual Property” means all intellectual property rights arising from or in respect of the following in any jurisdiction: (a) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (b) trademarks, service marks, trade names, brand names, trade dress rights, logos, Internet domain names and other indications or origin, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (c) copyrights and registrations and applications therefor and works of authorship; and (d) rights in Software and Technology.

“Interest Rate” means eight percent (8.0%) per annum during the period from the date that payment is due to the date of payment.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Buyer” means the actual knowledge, or the knowledge that such individuals would have after reasonable inquiry of the officer or employee of Buyer who has responsibility for the subject matter in question, of Daniel Schlanger, Son Nguyen and Kenneth Simon.

“Knowledge of the Company” means the actual knowledge, or the knowledge that such individuals would have after reasonable inquiry of the officer or employee of the Company who has responsibility for the subject matter in question, of Robert Shanahan, Eric Sandman, Douglas Dalissandro, Jason Campbell, Philip Olivero and David Mayer.

“Law” means any applicable foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other legal requirement of any Governmental Body.

“Law Firms” means Ropes & Gray LLP and Covington & Burling LLP.

“Legal Proceeding” means any judicial, administrative or arbitral claims, actions, causes of action, suits or proceedings (whether public or private and whether civil, criminal, administrative or investigative) by or before a Governmental Body.

“Legal Restraint” has the meaning set forth in Section 8.1(a).

“Letters of Transmittal” has the meaning set forth in Section 3.7(a).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal or first offer, easement, servitude or other transfer restriction (other than, in the case of a security, any restriction on the transfer of such security arising solely under applicable Law).

“Lower Limit” means NEGATIVE $65,100,000.

“LTS BF VII-A Blocker” has the meaning set forth in the Preamble.

“LTS BF VII-A Blocker Certificate of Merger” has the meaning set forth in Section 2.3(a).

“LTS BF VII-A Blocker Common Stock” has the meaning set forth in Section 3.1(a).

“LTS BF VII-A Blocker Letter of Transmittal” has the meaning set forth in Section 3.7(a).

“LTS BF VII-A Blocker Merger” has the meaning set forth in the Preamble.

“LTS BF VII-A Blocker Merger Sub” has the meaning set forth in the Preamble.

“LTS BF VII-A Blocker Merger Effective Time” has the meaning set forth in the Section 2.4(a).

“LTS BF VII-A Blocker Sole Stockholder” means Berkshire Fund VII-A, L.P., a Delaware limited partnership.

“LTS BF VII-A Blocker Surviving Company” has the meaning set forth in Section 2.1(c).

“LTS BF VIII-A Blocker” has the meaning set forth in the Preamble.

“LTS BF VIII-A Blocker Certificate of Merger” has the meaning set forth in Section 2.3(b).

“LTS BF VIII-A Blocker Common Stock” has the meaning set forth in Section 3.2(a).

“LTS BF VIII-A Blocker Letter of Transmittal” has the meaning set forth in Section 3.7(a).

“LTS BF VIII-A Blocker Merger” has the meaning set forth in the Preamble.

“LTS BF VIII-A Blocker Merger Sub” has the meaning set forth in the Preamble.

“LTS BF VIII-A Blocker Merger Effective Time” has the meaning set forth in the Section 2.4(b).

“LTS BF VIII-A Blocker Sole Stockholder” means Berkshire Fund VIII-A, L.P., a Delaware limited partnership.

“LTS BF VIII-A Blocker Surviving Company” has the meaning set forth in Section 2.1(d).

“LTS BF Blocker Sole Stockholders” means the LTS BF VII-A Blocker Sole Stockholder and the LTS BF VIII-A Blocker Sole Stockholder.

“LTS Co-Invest Blocker I” has the meaning set forth in the Preamble.

“LTS Co-Invest Blocker I Certificate of Merger” has the meaning set forth in Section 2.3(c).

“LTS Co-Invest Blocker I Letter of Transmittal” has the meaning set forth in Section 3.7(a).

“LTS Co-Invest Blocker I Merger” has the meaning set forth in the Preamble.

“LTS Co-Invest Blocker I Merger Effective Time” has the meaning set forth in the Section 2.4(c).

“LTS Co-Invest Blocker I Merger Sub” has the meaning set forth in the Preamble.

“LTS Co-Invest Blocker I Surviving Company” has the meaning set forth in Section 2.1(e).

“LTS Co-Invest Blocker II” has the meaning set forth in the Preamble.

“LTS Co-Invest Blocker II Certificate of Merger” has the meaning set forth in Section 2.3(d).

“LTS Co-Invest Blocker II Letter of Transmittal” has the meaning set forth in Section 3.7(a).

“LTS Co-Invest Blocker II Merger” has the meaning set forth in the Preamble.

“LTS Co-Invest Blocker II Merger Effective Time” has the meaning set forth in the Section 2.4(d).

“LTS Co-Invest Blocker II Merger Sub” has the meaning set forth in the Preamble.

“LTS Co-Invest Blocker II Surviving Company” has the meaning set forth in Section 2.1(f).

“LTS Rollover Blocker” has the meaning set forth in the Preamble.

“LTS Rollover Blocker Certificate of Merger” has the meaning set forth in Section 2.3(e).

“LTS Rollover Blocker Letter of Transmittal” has the meaning set forth in Section 3.7(a).

“LTS Rollover Blocker Merger” has the meaning set forth in the Preamble.

“LTS Rollover Blocker Merger Effective Time” has the meaning set forth in Section 2.4(e).

“LTS Rollover Blocker Merger Sub” has the meaning set forth in the Preamble.

“LTS Rollover Blocker Surviving Company” has the meaning set forth in Section 2.1(g).

“Material Adverse Effect” means any effect, change, event, occurrence, development, state of facts, condition or circumstance (any such item, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to (x) have a material adverse effect on the condition (financial or otherwise), business, assets, properties or results of operations of the Blockercos, the Company and the Subsidiaries, taken as a whole, or (y) prevent or materially impair or delay any of the Blockercos, the Company or any of the Subsidiaries from performing its material obligations under this Agreement or consummating the Transactions as contemplated hereby; provided, however, that no Effect caused by or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) any Effect affecting the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates), or the economy of any region or country in which any of the Blockercos, the Company or the Subsidiaries conducts business; (b) any Effect affecting the industries in which any of the Blockercos, the Company or the Subsidiaries conducts business; (c) any Effect arising in connection with earthquakes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof; (d) any failure, in and of itself, by the Company or any of the Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the Effects giving rise to such failure may be taken into account in determining whether there has been or will be a Material Adverse Effect); (e) compliance with, or any action required to be taken by the any of the Blockercos, the Company or the Subsidiaries under, the terms of this Agreement or in connection with the Transactions (other than pursuant to Section 7.2); (f) any Effect that results from any action taken at the express request of Buyer or with Buyer’s consent; (g) the announcement of the execution of this Agreement, including the effects of the Transactions on relationships with customers, suppliers, Governmental Bodies, employees, or other third-party relationships; (h) any change in Law or GAAP or interpretation thereof after the date of this Agreement; or (i) any breach by Buyer of its obligations under this Agreement, unless, in the cases of the preceding clauses (a), (b), (c) or (h) such Effects would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), business, assets, properties or results of operations of the Blockercos, the Company and the Subsidiaries, taken as a whole, relative to other affected participants in the industries in which the Blockercos, the Company and the Subsidiaries conduct business (in which case, only the incremental disproportionate impact shall be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Material Network Contracts” means all pole attachment agreements, rights-of-way agreements, collocation agreements, conduit agreements, ILEC interconnection agreements, fiber lease agreements, IRUs or similar agreement granting to the Company or any of the Subsidiaries rights to attach, affix, maintain, repair, replace, run, lay or otherwise deploy fiber optic cable, or to locate power, electric or optronic equipment, and any master service agreement setting forth the terms and conditions relating to any of the foregoing, in each case that is material to the business of the Company and the Subsidiaries, taken as a whole.

“Material Permits” has the meaning set forth in Section 4.17(b).

“Maximum Planned NRR Amount” means the aggregate amount of Planned NRR from January 1, 2017 through the month on which the Designated Date occurs as set forth on Schedule 2 multiplied by 105%, as set forth on Schedule 2 (in the event the Designated Date does not occur on a month end, the monthly Planned NRR Amount for the purposes of this definition shall be prorated based on the number of days in such month that have elapsed prior to the Designated Date).

“Merger Consideration” means an amount equal to (a) the Enterprise Value, plus (b) the Closing Cash, minus (c) the Closing Debt, minus (d) the Closing Transaction Expenses, plus (e) the amount, if any, by which the Closing Net Working Capital is greater than the Upper Limit (for the avoidance of doubt, the Closing Net Working Capital is a smaller negative number than the negative $53,100,000 Upper Limit (or a positive number)), less (f) the amount, if any, by which the Lower Limit is greater than the Closing Net Working Capital (for the avoidance of doubt, the Closing Net Working Capital is a larger negative number than the negative $65,100,000 Lower Limit), plus (g) the amount, if any, by which the Actual Capital Expenditure Amount is greater than the Planned Capital Expenditure Amount, less (h) the amount, if any, by which the Planned Capital Expenditure Amount is greater than the Actual Capital Expenditure Amount, less (i) the amount, if any, by which the Actual NRR Amount is greater than the Maximum Planned NRR Amount, plus (j) the amount, if any, by which the Minimum Planned NRR Amount is greater than the Actual NRR Amount, plus (k) the Aggregate Delayed Closing Consideration, if any, less (l) the Adjustment Escrow Amount, less (m) the Equityholders’ Representative Expense Fund Amount.

“Merger Subs” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in the Preamble.

“Minimum Planned NRR Amount” means the aggregate amount of Planned NRR from January 1, 2017 through the month on which the Designated Date occurs as set forth on Schedule 2 multiplied by 95%, as set forth on Schedule 2 (in the event the Designated Date does not occur on a month end, the monthly Planned NRR Amount for the purposes of this definition shall be prorated based on the number of days in such month that have elapsed prior to the Designated Date).

“Net Working Capital” means (a) the Specified Current Assets, minus (b) the Specified Current Liabilities, in each case, as determined in accordance with and on the same basis set forth in the Net Working Capital Schedule attached hereto as Exhibit A and calculated in accordance with the Agreed Principles.

“Network Facilities” shall mean fiber optic cabling (or rights thereto) and other fixed network-related assets used by the Company and the Subsidiaries to carry out their business as now conducted, whether owned or leased by the Company and the Subsidiaries and irrespective of whether they are located on public or private property, including wires, cables, conduits and small cell nodes or other small cell facilities.

“Non-Parties” has the meaning set forth in Section 10.13.

“NRR” means up-front customer funding amounts related to Capital Expenditures, including, for the avoidance of doubt, (a) up-front customer funding amounts invoiced in 2017 and collected in cash, (b) up-front customer funding amounts recorded within accounts receivable at the Designated Date and (c) up-front customer funding amounts recorded within unbilled accounts receivable at the Designated Date, each as determined in accordance with and on the same basis set forth on Schedule 2.

“Off-Net Services” means any telecommunications service provided by a third-party directly to any of the Company’s or any Subsidiary’s customers or end-users.

“Off-the-Shelf-Software” means commercial software obtained from a third party on general commercial terms pursuant to a standard license agreement.

“Operating Agreement” means the Limited Liability Company Agreement of the Company, as amended, restated, amended and restated or otherwise modified from time to time.

“Order” means any order, decision, injunction, judgment, decree, ruling, writ, assessment, stipulation or arbitration or other award entered by or with any Governmental Body.

“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of day-to-day operations of such Person, consistent with past practice.

“Owned Real Property” has the meaning set forth in Section 4.10(d).

“Participant” has the meaning set forth in Section 4.14(a).

“Pass-Through Tax Return” has the meaning set forth in Section 7.11(b).

“Pay-off Letters” has the meaning set forth in Section 3.8(c).

“Paying Agent” means Continental Stock Transfer & Trust Company.

“Permits” means any approvals, authorizations, consents, licenses, permits, certificates, registrations, franchises or similar consents granted by a Governmental Body, in each case, other than Telecommunication Permits.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that do not adversely affect in any material respect the current use by the Company of the property to which such defects, exceptions, restrictions, easements, rights of way or encumbrances relate; (b) Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any of the Subsidiaries and for which adequate reserves have been made in accordance with GAAP; (c) landlords’, mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no material default on the part of the Company or any of the Subsidiaries or the validity of which are being contested in good faith by appropriate proceedings; (d) zoning, building code, entitlement and other land use and Environmental Laws in each case that do not adversely affect in any material respect the current use by the Company of the property to which it relates; (e) title of a lessor under a capital or operating lease, and leases, subleases, and similar transactions in the Ordinary Course of Business; (f) title or other interest of a pole or conduit owner in poles and conduits licensed to others that do not adversely affect in any material respect the current use by the Company of the property to which it relates; (g) title of a Governmental Body to rights-of-way that do not adversely affect in any material respect the current use by the Company of the property to which it relates; (h) licenses in Intellectual Property granted in the Ordinary Course of Business; (i) gaps in the chain of title for Intellectual Property evident from the public records of the Governmental Body maintaining the applications or registrations therefor that do not adversely affect in any material respect the current use by the Company of the property to which it relates; and (j) other immaterial imperfections in title, charges, easements, restrictions and encumbrances.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Property Lease” has the meaning set forth in Section 4.11.

“Personal Property Leases” has the meaning set forth in Section 4.11.

“PIP Holder Closing Proceeds” means the aggregate Allocable Proceeds payable to the PIP Holders in respect of the Estimated Merger Consideration.

“PIP Holders” means those Persons holding outstanding PIP Units immediately prior to the Company Merger Effective Time.

“PIP Plans” means the LTS Group Holdings LLC 2013 Performance Incentive Plan and the LTS Group Holdings LLC 2015 Performance Incentive Plan.

“PIP Units” means the Notional Incentive Units granted pursuant to the PIP Plans.

“Planned Capital Expenditure Amount” means the aggregate amount of the Planned Capital Expenditures for the period from January 1, 2017 through the Designated Date, as described on Schedule 1, subject to adjustment in accordance with Section 1.2(a)(xiv)(A).

“Planned Capital Expenditures” means the Capital Expenditures described on Schedule 1.

“Planned NRR” means the NRR described on Schedule 2.

“Planned NRR Amount” means the aggregate amount of the Planned NRR for the period from January 1, 2017 through the Designated Date, as described on Schedule 2, subject to adjustment in accordance with Section 1.2(a)(xv).

“Post-Closing Representation” has the meaning set forth in Section 10.11.

“Pre-Closing Period” has the meaning set forth in Section 7.1(a).

“Pre-Closing Tax Audit” has the meaning set forth in Section 7.11(d).

“Proposed Final Merger Consideration” has the meaning set forth in Section 3.10(b)(i).

“Proposed Final Statement” has the meaning set forth in Section 3.10(b)(i).

“Real Property Leases” has the meaning set forth in Section 4.10(a).

“Recourse Theory” has the meaning set forth in Section 10.13.

“Regulatory Restraint” means a Legal Restraint relating to (a) the HSR Act or (b) the Telecom Regulatory Consents set forth on Schedule 8.2(c) hereto.

“Release” means any actual or threatened release, spill, emission, migration, leaking, dumping, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Released Claims” has the meaning set forth in Section 10.15.

“Released Parties” has the meaning set forth in Section 10.15.

“Releasing Parties” has the meaning set forth in Section 10.15.

“Reporting Firm” has the meaning set forth in Section 7.11(h).

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents, attorneys, consultants, auditors, advisors or other Persons acting on behalf of such Person.

“Required Information” means (a) the audited consolidated statement of financial position of the Company and the Subsidiaries and the related audited consolidated statements of operations, comprehensive loss, changes in members’ equity and cash flows of the Company and the Subsidiaries as at and for the fiscal year ended December 31, 2016 and for each subsequent fiscal year ended at least ninety (90) days prior to the Closing Date, together with audit reports of the Company’s independent auditor, and (b) the unaudited consolidated statement of financial position of the Company and the Subsidiaries and the related unaudited consolidated statements of operations and cash flows of the Company and the Subsidiaries as at and for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended after the most recently completed fiscal year and at least forty-five (45) days prior to the Closing Date (and, in the case of the second and third fiscal quarters of any fiscal year, the related six-month (6-month) or nine-month (9-month) interim period thereof and comparable periods for the prior fiscal year (which, other than for the fiscal quarter ended March 31, 2017, shall have been reviewed by the Company’s independent accountants as provided in AS 4015 (formerly SAS 100)).

“Requisite Section 280G Approval” has the meaning set forth in Section 7.17.

“R&W Insurance Policy” has the meaning set forth in Section 7.16.

“Schedules” means the Disclosure Schedules and the other schedules hereto.

“Seller Returns” has the meaning set forth in Section 7.11(b).

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Significant Customers” has the meaning set forth in Section 4.21.

“Significant Suppliers” has the meaning set forth in Section 4.21.

“Software” means any and all: (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; and (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Specified Current Assets” means the Company’s and the Subsidiaries’ (a) accounts receivable, net; (b) unbilled revenue; (c) Tax receivables; and (d) other current assets, in each case, determined in accordance with the Agreed Principles; provided, that the Specified Current Assets shall not include (i) Cash; (ii) prepaid management fees; (iii) deferred financing fees; or (iv) deferred Tax assets.

“Specified Current Liabilities” means the Company’s and the Subsidiaries’ (a) accounts payable; and (b) accrued expenses and other current liabilities (which, for the avoidance of doubt, shall include all income and other Taxes payable), in each case, determined in accordance with the Agreed

Principles; provided, that the Specified Current Liabilities shall not include (i) Debt; (ii) Transaction Expenses; (iii) deferred Tax liabilities; or (iv) deferred revenue.

“State PUC” means any state public service, public utilities commission, utilities board or similar state agency responsible for regulating the communications industry within a particular state having regulatory authority over services or Network Facilities of the Company and the Subsidiaries, in any jurisdiction.

“State PUC Consents” means the waivers, authorizations, approvals and consents required to be obtained from any State PUC in connection with the consummation of the Transactions.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsequent Redemptions” has the meaning set forth in the Preamble.

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Surviving Companies” has the meaning set forth in Section 2.1(h).

“Tax” or “Taxes” means: (a) all federal, state, local or foreign taxes imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes imposed by a Taxing Authority; and (b) all interest, penalties, fines, additions to tax or additional amounts imposed in connection with any item described in clause (a) of this definition.

“Tax Return” means any return, report, election or statement filed or required to be filed with a Taxing Authority relating to any Tax (including any attachments thereto, and any amendment thereof).

“Taxing Authority” means any Governmental Body responsible for the imposition, assessment or collection of any Tax.

“Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, trade secrets, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, in any form whether or not specifically listed herein.

“Telecom Regulatory Consents” means the waivers, authorizations, approvals and consents to be obtained from Governmental Bodies pursuant to the Telecom Regulatory Filings.

“Telecom Regulatory Filings” has the meaning set forth in Section 7.3(a)(ii).

“Telecommunication Permits” has the meaning set forth in Section 4.22(a).

“Termination Date” has the meaning set forth in Section 9.1(a).

“Transaction Documents” means this Agreement and all other agreements and instruments to be executed by any of the parties hereto at or prior to the Closing pursuant to this Agreement.

“Transaction Expenses” means, without duplication, (a) all costs, fees and expenses incurred by any of the Blockercos, the Company or any of the Subsidiaries in connection with the preparation, execution, negotiation and performance of this Agreement or any of the other Transaction Documents or the Transactions, to the extent incurred and unpaid prior to or at the Closing, including the out-of-pocket costs, fees and expenses incurred by the Blockercos, the Company or the Subsidiaries in connection with the Transactions for investment bankers, accountants, third party consultants, legal counsel and other professional service advisors, including the fees and expenses of Evercore L.L.C., Citigroup Global Markets Inc., Ropes & Gray LLP and Covington & Burling LLP, and (b) to the extent unpaid prior to or at the Closing, all transaction-related bonuses or retention payments (but, for the avoidance of doubt, not regular or contractually required bonuses payable in the Ordinary Course of Business for which an accrual is included in Specified Current Liabilities or, other than associated payroll Taxes, amounts paid to the PIP Holders in respect of the PIP Units) payable to any Participant as a result of or in connection with the consummation of the Transactions (alone or in combination with any other event, but not, for the avoidance of doubt, any amounts payable as a result of any action taken solely by, or at the direction of, Buyer or one of its Affiliates following the Closing), including the employer’s share of payroll Taxes payable on or triggered by such bonuses or payments or payments in respect of PIP Units or the awards granted under the Equity Plan (but excluding any post-Closing liabilities or obligations arising as a result of both (i) the consummation of the Transactions and (ii) the occurrence of one or more additional post-Closing events under so-called “double-trigger” severance provisions contained in any employment-related Contracts or Company Benefit Plans).

“Transaction Tax Expenses” means, without duplication, (a) payments to the PIP Holders in respect of the PIP Units pursuant to this Agreement (including any associated payroll Taxes), (b) the pay down or satisfaction of any Closing Debt, (c) the payment of any Closing Transaction Expenses (including any associated payroll Taxes) and (d) any other payments deductible for Tax purposes attributable to the Transactions that are economically borne by the Equityholders.

“Transactions” means the transactions contemplated by this Agreement or any other Transaction Document, including the Mergers.

“Transfer Taxes” has the meaning set forth in Section 7.11(a).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unblocked Equityholders” means the Equityholders other than the Blockercos.

“Universal Service Contributions” means any amount owed to a federal or state Universal Service Fund under applicable Law (or under any forms or instructions related to the payment of such amounts, or any policies, practices or procedures adopted by the Fund Administrators), whether billed or unbilled.

“Universal Service Fund” means a state or the federal mechanism designated by Law to support the availability of communications services, whether in high cost areas or to specific classes of customers (such as schools and libraries, low income consumers, hospitals or other designated customer classes).

“Universal Service Subsidies” means any amounts paid from Universal Service Funds to carriers for services that qualify for support under a state or the federal Universal Service Fund.

“Upper Limit” means NEGATIVE $53,100,000.

“Waiving Parties” has the meaning set forth in Section 10.11.

“Willful Breach” means, with respect to any party, a knowing and intentional material breach of any representation, warranty, covenant or other agreement set forth in this Agreement.

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The word “day” shall mean “calendar day” unless “Business Day” is expressly specified.

(ii) Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Exhibits or the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy to determine whether any obligation, item or matter (whether or not described herein or included in the Disclosure Schedules) is or is not material for purposes of this Agreement.

(iii) Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and are an integral part of this Agreement. Any matter or item disclosed on one Section of a Disclosure Schedule shall be deemed to have been disclosed on each other Section of the Disclosure Schedules with respect to which the relevance of such matter or item is reasonably apparent on the face of such disclosure. Disclosure of any item on any Section of the Disclosure Schedules shall not constitute an admission or indication that such item or matter is material, establish any standard of materiality or define further the meaning of any terms defined in Section 1.1 (and, in particular, the inclusion of any item in a Disclosure Schedule shall not, in and of itself, be a basis for taking such item into account in determining Closing Debt or Closing Net Working Capital or whether there has been a Material Adverse Effect). No disclosure on a Section of the Disclosure Schedules relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Exhibit or Schedule to this Agreement but not otherwise defined therein shall be defined as set forth in this Agreement. The Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations, warranties, agreements, obligations or covenants of any party, nor shall they be taken as extending the scope of any representation, warranty, agreement, obligation or covenant set out in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such financial statements that related to the subject matter of such representation or warranty, (B) such item is otherwise specifically set forth on the financial statements or (C) such item is reflected on the financial statements and is specifically set forth in the notes thereto.

(ix) And/Or. Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

(x) Amendments, etc. References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case, as amended or otherwise modified from time to time.

(xi) Parties. Unless the context clearly requires otherwise, when used herein “party” or “parties” shall refer to the party or parties to this Agreement.

(xii) Shall/Will. The word “shall” shall have the same meaning as the word “will” and vice versa.

(xiii) Data Room. References to documents or information being “made available” or “delivered” shall mean that any such document was posted as of 11:59 p.m. (Eastern Time) on the date prior to the date of this Agreement in the online data room maintained by the Company with respect to the Transactions (the “Data Room”), to the extent that Buyer or Buyer’s Representatives have been granted access to such documents or information in the Data Room.

(xiv) Capital Expenditure Principles. Notwithstanding anything to the contrary in this Agreement or otherwise, for purposes of determining the Actual Capital Expenditure Amount, and, in the case of clause (A), for purposes of determining the Planned Capital Expenditure Amount, (A) in the event the Designated Date does not occur on a month end, the monthly target for such partial month shall be prorated based on the number of days in such month that have elapsed prior to the Designated Date, and the amount of Capital Expenditures made by the Company and the Subsidiaries shall be determined based on the amount of such Capital Expenditures actually made by them in such month through the date on which the Designated Time takes place, (B) to the extent that any Capital Expenditure for work performed on or after January 1, 2017, is paid in Cash or included as a liability for purposes of calculating Net Working Capital, it shall be deemed to be a Capital Expenditure made by the Company and the Subsidiaries for purposes of calculating the Actual Capital Expenditure Amount, (C) the portion of the Capital Expenditures of the Company and the Subsidiaries for work performed on or after January 1, 2017 attributable to capitalized labor shall be calculated consistent with the past practices of the Company and the Subsidiaries and (D) amounts related to asset retirement obligations shall be excluded.

(xv) NRR Principles. Notwithstanding anything to the contrary in this Agreement or otherwise, for purposes of determining the Actual NRR Amount, and, in the case of clause (A), for purposes of determining the Planned NRR Amount, (A) in the event the Designated Date does not occur on a month end, the monthly target for such partial month shall be prorated based on the number of days in such month that have elapsed prior to the Designated Date, and the amount of NRR of the Company and the Subsidiaries shall be determined based on the amount of such NRR in such month through the date on which the Designated Time takes place, (B) to the extent that any NRR is included as a receivable for purposes of calculating Net Working Capital, it shall be deemed to be a NRR of the Company and the Subsidiaries for purposes of calculating the Actual NRR Amount, (C) only amounts properly billed pursuant to enforceable Contracts may be included as NRR.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party with respect to any provision of this Agreement.

ARTICLE II

THE MERGERS; CLOSING

2.1 Transaction Steps. Upon the terms and subject to the conditions set forth in this Agreement, the parties agree that the following steps shall be taken consecutively in the following order (and no step in the sequence below shall commence until the immediately preceding step has been completed in its entirety, it being understood that the proceeds payable pursuant to the following steps shall be payable substantially simultaneously):

(a) Initial Redemptions. At least one (1) day prior to the Closing Date, BF VII-A AP and BF VIII-A AP shall cause the Initial Redemptions to be effected.

(b) Subsequent Redemptions. On the Closing Date, following the Initial Redemptions and immediately prior to the LTS BF VII-A Blocker Merger, the Blockercos shall cause the Subsequent Redemptions to be effected.

(c) LTS BF VII-A Blocker Merger. On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, LTS BF VII-A Blocker Merger Sub shall be merged with and into LTS BF VII-A Blocker at the LTS BF VII-A Blocker Merger Effective Time. Following the LTS BF VII-A Blocker Merger Effective Time, the separate corporate existence of LTS BF VII-A Blocker Merger Sub shall cease and LTS BF VII-A Blocker shall continue as the surviving corporation in the LTS BF VII-A Blocker Merger (the “LTS BF VII-A Blocker Surviving Company”) as a wholly owned subsidiary of Buyer, and shall succeed to and assume without further formality all the business, benefits, goodwill, rights and obligations of LTS BF VII-A Blocker Merger Sub in accordance with the DGCL.

(d) LTS BF VIII-A Blocker Merger. On the Closing Date, following the LTS BF VII-A Blocker Merger, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, LTS BF VIII-A Blocker Merger Sub shall be merged with and into LTS BF VIII-A Blocker at the LTS BF VIII-A Blocker Merger Effective Time. Following the LTS BF VIII-A Blocker Merger Effective Time, the separate corporate existence of LTS BF VIII-A Blocker Merger Sub shall cease and LTS BF VIII-A Blocker shall continue as the surviving corporation in the LTS BF VIII-A Blocker Merger (the “LTS BF VIII-A Blocker Surviving Company”) as a wholly owned subsidiary of Buyer, and shall succeed to and assume without further formality all the business, benefits, goodwill, rights and obligations of LTS BF VIII-A Blocker Merger Sub in accordance with the DGCL.

(e) LTS Co-Invest Blocker I Merger. On the Closing Date, following the LTS BF VIII-A Blocker Merger, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the DGCL, LTS Co-Invest Blocker I Merger Sub shall be merged with and into LTS Co-Invest Blocker I at the LTS Co-Invest Blocker I Merger Effective Time. Following the LTS Co-Invest Blocker I Merger Effective Time, the separate corporate existence of LTS Co-Invest Blocker I Merger Sub shall cease and LTS Co-Invest Blocker I shall continue as the surviving limited liability company in the LTS Co-Invest Blocker I Merger (the “LTS Co-Invest Blocker I Surviving Company”) as a wholly owned subsidiary of Buyer, and shall succeed to and assume without further formality all the business, benefits, goodwill, rights and obligations of LTS Co-Invest Blocker I Merger Sub in accordance with the DLLCA and the DGCL.

(f) LTS Co-Invest Blocker II Merger. On the Closing Date, following the LTS Co-Invest Blocker I Merger, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the DGCL, LTS Co-Invest Blocker II Merger Sub shall be merged with and into LTS Co-Invest Blocker II at the LTS Co-Invest Blocker II Merger Effective Time. Following the LTS Co-Invest Blocker II Merger Effective Time, the separate corporate existence of LTS Co-Invest Blocker II Merger Sub shall cease and LTS Co-Invest Blocker II shall continue as the surviving limited liability company in the LTS Co-Invest Blocker II Merger (the “LTS Co-Invest Blocker II Surviving Company”) as a wholly owned subsidiary of Buyer, and shall succeed to and assume without further formality all the business, benefits, goodwill, rights and obligations of LTS Co-Invest Blocker II Merger Sub in accordance with the DLLCA and the DGCL.

(g) LTS Rollover Blocker Merger. On the Closing Date, following the LTS Co-Invest Blocker II Merger, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the DGCL, LTS Rollover Blocker Merger Sub shall be merged with and into LTS Rollover Blocker at the LTS Rollover Blocker Merger Effective Time. Following the LTS Rollover Blocker Merger Effective Time, the separate corporate existence of LTS Rollover Blocker Merger Sub shall cease and LTS Rollover Blocker shall continue as the surviving limited liability company in the LTS Rollover Blocker Merger (the “LTS Rollover Blocker Surviving Company”) as a wholly owned subsidiary of Buyer, and shall succeed to and assume without further formality all the business, benefits, goodwill, rights and obligations of LTS Rollover Blocker Merger Sub in accordance with the DLLCA and the DGCL.

(h) Company Merger. On the Closing Date, following the LTS Rollover Blocker Merger, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the DGCL, Company Merger Sub shall be merged with and into the Company at the Company Merger Effective Time. Following the Company Merger Effective Time, the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving limited liability company in the Company Merger (the “Company Surviving Company” and, together with the LTS BF VII-A Blocker Surviving Company, the LTS BF VIII-A Blocker Surviving Company, the LTS Co-Invest Blocker I Surviving Company and the LTS Co-Invest Blocker II Surviving Company, the “Surviving Companies”), and shall succeed to and assume without further formality all the business, benefits, goodwill, rights and obligations of Company Merger Sub in accordance with the DLLCA and the DGCL.

2.2 Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. (Eastern Time) on a date to be specified by the parties, which date shall be no later than the fifth (5th) Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Ropes & Gray LLP, 800 Boylston Street, Boston, Massachusetts, 02199, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

2.3 Certificates of Merger. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Mergers to be consummated by filing in the order contemplated by Section 2.1, with the Secretary of State of the State of Delaware:

(a) a certificate of merger with respect to the LTS BF VII-A Blocker Merger (the “LTS BF VII-A Blocker Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL;

(b) a certificate of merger with respect to the LTS BF VIII-A Blocker Merger (the “LTS BF VIII-A Blocker Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL;

(c) a certificate of merger with respect to the LTS Co-Invest Blocker I Merger (the “LTS Co-Invest Blocker I Certificate of Merger”), executed in accordance with the relevant provisions of the DLLCA and the DGCL;

(d) a certificate of merger with respect to the LTS Co-Invest Blocker II Merger (the “LTS Co-Invest Blocker II Certificate of Merger”), executed in accordance with the relevant provisions of the DLLCA and the DGCL;

(e) a certificate of merger with respect to the LTS Rollover Blocker Merger (the “LTS Rollover Blocker Certificate of Merger”), executed in accordance with the relevant provisions of the DLLCA and the DGCL; and

(f) a certificate of merger with respect to the Company Merger (the “Company Certificate of Merger” and, together with the LTS BF VII-A Blocker Certificate of Merger, the LTS BF VIII-A Blocker Certificate of Merger, the LTS Co-Invest Blocker I Certificate of Merger, the LTS Co-Invest Blocker II Certificate of Merger and the LTS Rollover Blocker Certificate of Merger, the “Certificates of Merger”), executed in accordance with the relevant provisions of the DLLCA and the DGCL.

As soon as practicable at the Closing, the parties shall make all other filings or recordings required under the DGCL, DLLCA and DRULPA, as applicable, with respect to the Mergers.

2.4 Effective Times. The following effective times (collectively, the “Effective Times”) shall apply to the Mergers:

(a) LTS BF VII-A Blocker Merger. The LTS BF VII-A Blocker Merger shall become effective at such time as the LTS BF VII-A Blocker Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Buyer and LTS BF VII-A Blocker shall agree in writing and shall specify in the LTS BF VII-A Blocker Certificate of Merger (the time the LTS BF VII-A Blocker Merger becomes effective being the “LTS BF VII-A Blocker Merger Effective Time”).

(b) LTS BF VIII-A Blocker Merger. The LTS BF VIII-A Blocker Merger shall become effective at such time as the LTS BF VIII-A Blocker Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Buyer and LTS BF VIII-A Blocker shall agree in writing and shall specify in the LTS BF VIII-A Blocker Certificate of Merger (the time the LTS BF VIII-A Blocker Merger becomes effective being the “LTS BF VIII-A Blocker Merger Effective Time”).

(c) LTS Co-Invest Blocker I Merger. The LTS Co-Invest Blocker I Merger shall become effective at such time as the LTS Co-Invest Blocker I Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Buyer and LTS Co-Invest Blocker I shall agree in writing and shall specify in the LTS Co-Invest Blocker I Certificate of Merger (the time the LTS Co-Invest Blocker I Merger becomes effective being the “LTS Co-Invest Blocker I Merger Effective Time”).

(d) LTS Co-Invest Blocker II Merger. The LTS Co-Invest Blocker II Merger shall become effective at such time as the LTS Co-Invest Blocker II Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Buyer and LTS Co-Invest Blocker II shall agree in writing and shall specify in the LTS Co-Invest Blocker II Certificate of Merger (the time the LTS Co-Invest Blocker II Merger becomes effective being the “LTS Co-Invest Blocker II Merger Effective Time”).

(e) LTS Rollover Blocker Merger. The LTS Rollover Blocker Merger shall become effective at such time as the LTS Rollover Blocker Merger Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Buyer and LTS Rollover Blocker shall agree in writing and shall specify in the LTS Rollover Blocker Certificate of Merger (the time the LTS Rollover Blocker Merger becomes effective being the “LTS Rollover Blocker Merger Effective Time”).

(f) Company Merger. The Company Merger shall become effective at such time as the Company Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Buyer and the Company shall agree in writing and shall specify in the Company Certificate of Merger (the time the Company Merger becomes effective being the “Company Merger Effective Time”).

2.5 General Effects of the Mergers. Without limitation of the other terms of this Agreement, including the terms of Section 2.6, Section 2.7 and Article III, the effects of the Mergers shall be as follows:

(a) LTS BF VII-A Blocker Merger. At the LTS BF VII-A Blocker Merger Effective Time, the effects of the LTS BF VII-A Blocker Merger shall be as provided in this Agreement, the DGCL and the LTS BF VII-A Blocker Certificate of Merger.

(b) LTS BF VIII-A Blocker Merger. At the LTS BF VIII-A Blocker Merger Effective Time, the effects of the LTS BF VIII-A Blocker Merger shall be as provided in this Agreement, the DGCL and the LTS BF VIII-A Blocker Certificate of Merger.

(c) LTS Co-Invest Blocker I Merger. At the LTS Co-Invest Blocker I Merger Effective Time, the effects of the LTS Co-Invest Blocker I Merger shall be as provided in this Agreement, the DLLCA, the DGCL and the LTS Co-Invest Blocker I Certificate of Merger.

(d) LTS Co-Invest Blocker II Merger. At the LTS Co-Invest Blocker II Merger Effective Time, the effects of the LTS Co-Invest Blocker II Merger shall be as provided in this Agreement, the DLLCA, the DGCL and the LTS Co-Invest Blocker II Certificate of Merger.

(e) LTS Rollover Blocker Merger. At the LTS Rollover Blocker Merger Effective Time, the effects of the LTS Rollover Blocker Merger shall be as provided in this Agreement, the DLLCA, the DGCL and the LTS Rollover Blocker Certificate of Merger.

(f) Company Merger. At the Company Merger Effective Time, the effects of the Company Merger shall be as provided in this Agreement, the DLLCA, the DGCL and the Company Certificate of Merger.

2.6 Organizational Documents. Effective upon the applicable Effective Times, the organizational documents of the Blockercos and the Company shall be as follows:

(a) LTS BF VII-A Blocker Surviving Company. Effective upon the LTS BF VII-A Blocker Merger Effective Time, (i) the certificate of incorporation of LTS BF VII-A Blocker shall be amended and restated in the form designated by Buyer prior to the Closing, and as so amended shall be the certificate of incorporation of LTS BF VII-A Blocker until amended in accordance with applicable Law, and (ii) the bylaws of LTS BF VII-A Blocker shall be amended and restated in the form designated by Buyer prior to the Closing, and as so amended shall be the bylaws of LTS BF VII-A Blocker until amended in accordance with applicable Law.

(b) LTS BF VIII-A Blocker Surviving Company. Effective upon the LTS BF VIII-A Blocker Merger Effective Time, (i) the certificate of incorporation of LTS BF VIII-A Blocker shall be amended and restated in the form designated by Buyer prior to the Closing, and as so amended shall be the certificate of incorporation of LTS BF VIII-A Blocker until amended in accordance with applicable Law, and (ii) the bylaws of LTS BF VIII-A Blocker shall be amended and restated in the form designated by Buyer prior to the Closing, and as so amended shall be the bylaws of LTS BF VIII-A Blocker until amended in accordance with applicable Law.

(c) LTS Co-Invest Blocker I Surviving Company. Effective upon the LTS Co-Invest Blocker I Merger Effective Time, (i) the certificate of formation of LTS Co-Invest Blocker I shall be amended and restated in the form designated by Buyer prior to the Closing, and as so amended shall be the certificate of formation of LTS Co-Invest Blocker I until amended in accordance with applicable Law, and (ii) the limited liability company agreement of LTS Co-Invest Blocker I shall be amended and restated in the form designated by Buyer prior to the Closing, and as so amended shall be the limited liability company agreement of the LTS Co-Invest Blocker I until amended in accordance with applicable Law.

(d) LTS Co-Invest Blocker II Surviving Company. Effective upon the LTS Co-Invest Blocker II Merger Effective Time, (i) the certificate of formation of LTS Co-Invest Blocker II shall be amended and restated in the form designated by Buyer prior to the Closing, and as so amended shall be the certificate of formation of LTS Co-Invest Blocker II until amended in accordance with applicable Law, and (ii) the limited liability company agreement of LTS Co-Invest Blocker II shall be amended and restated in the form designated by Buyer prior to the Closing, and as so amended shall be the limited liability company agreement of LTS Co-Invest Blocker II until amended in accordance with applicable Law.

(e) LTS Rollover Blocker Surviving Company. Effective upon the LTS Rollover Blocker Merger Effective Time, (i) the certificate of formation of LTS Rollover Blocker shall be amended and restated in the form designated by Buyer prior to the Closing, and as so amended shall be the certificate of formation of LTS Rollover Blocker until amended in accordance with applicable Law, and (ii) the limited liability company agreement of LTS Rollover Blocker shall be amended and restated in the form designated by Buyer prior to the Closing, and as so amended shall be the limited liability company agreement of the LTS Rollover Blocker until amended in accordance with applicable Law.

(f) Company Surviving Company. Effective upon the Company Merger Effective Time, (i) the Certificate of Formation shall be amended and restated in the form designated by Buyer prior to the Closing, and as so amended shall be the certificate of formation of the Company until amended in accordance with applicable Law, and (ii) the Operating Agreement shall be amended and restated in the form designated by Buyer prior to the Closing, and as so amended shall be the limited liability company agreement of the Company until amended in accordance with applicable Law.

(g) Indemnification and Exculpation. Notwithstanding the foregoing, this Section 2.6 shall be subject to Section 7.6(b).

2.7 Directors, Officers, Managing Members and General Partners. Effective upon the Effective Times, the directors, officers, managing members and general partners of the Blockercos and the Company, as applicable, shall be as follows:

(a) LTS BF VII-A Blocker Surviving Company. The directors of LTS BF VII-A Blocker Merger Sub at the LTS BF VII-A Blocker Merger Effective Time shall be the initial directors of LTS BF VII-A Blocker and shall hold office in accordance with the certificate of incorporation and bylaws of the LTS BF VII-A Blocker Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of LTS BF VII-A Blocker Merger Sub at the LTS BF VII-A Blocker Merger Effective Time shall be the initial officers of the LTS BF VII-A Blocker Surviving Company and shall hold office in accordance with the certificate of incorporation and bylaws of the LTS BF VII-A Blocker Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(b) LTS BF VIII-A Blocker Surviving Company. The directors of LTS BF VIII-A Blocker Merger Sub at the LTS BF VIII-A Blocker Merger Effective Time shall be the initial directors of LTS BF VIII-A Blocker and shall hold office in accordance with the certificate of incorporation and bylaws of the LTS BF VIII-A Blocker Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of LTS BF VIII-A Blocker Merger Sub at the LTS BF VIII-A Blocker Merger Effective Time shall be the initial officers of the LTS BF VIII-A Blocker Surviving Company and shall hold office in accordance with the certificate of incorporation and bylaws of the LTS BF VIII-A Blocker Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(c) LTS Co-Invest Blocker I Surviving Company. The directors of LTS Co-Invest Blocker I Merger Sub at the LTS Co-Invest Blocker I Merger Effective Time shall be the initial directors of the LTS Co-Invest Blocker I Surviving Company and shall hold such position in accordance with the certificate of formation and limited liability company agreement of the LTS Co-Invest Blocker I Surviving Company until its successor is duly elected or appointed and qualified or until its earlier resignation or removal.

(d) LTS Co-Invest Blocker II Surviving Company. The directors of LTS Co-Invest Blocker II Merger Sub at the LTS Co-Invest Blocker II Merger Effective Time shall be the initial directors of the LTS Co-Invest Blocker II Surviving Company and shall hold such position in accordance with the certificate of formation and limited liability company agreement of the LTS Co-Invest Blocker II Surviving Company until its successor is duly elected or appointed and qualified or until its earlier resignation or removal.

(e) LTS Rollover Blocker Surviving Company. The directors of LTS Rollover Blocker Merger Sub at the LTS Rollover Blocker Merger Effective Time shall be the initial directors of the LTS Rollover Blocker Surviving Company and shall hold such position in accordance with the certificate of formation and limited liability company agreement of the LTS Rollover Blocker Surviving Company until its successor is duly elected or appointed and qualified or until its earlier resignation or removal.

(f) Company Surviving Company. The directors of the Company Merger Sub at the Company Merger Effective Time shall be the initial directors of the Company and shall hold office in accordance with the certificate of formation and limited liability company agreement of the Company Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Company Merger Sub at the Company Merger Effective Time shall be the initial officers of the Company Surviving Company and shall hold office in accordance with the certificate of formation and limited liability company agreement of the Company Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE III

EFFECTS OF THE MERGERS ON THE EQUITY INTERESTS OF THE BLOCKERCOS AND THE COMPANY

3.1 LTS BF VII-A Blocker Merger. At the LTS BF VII-A Blocker Merger Effective Time, by virtue of the LTS BF VII-A Blocker Merger and without any action on the part of any holder of shares of capital stock of LTS BF VII-A Blocker or any holder of shares of capital stock of LTS BF VII-A Blocker Merger Sub, the following shall occur:

(a) Conversion of LTS BF VII-A Blocker Common Stock. All issued and outstanding shares of common stock, par value $0.0001 per share, of LTS BF VII-A Blocker (“LTS BF VII-A Blocker Common Stock”) (other than any shares to be canceled pursuant to Section 3.1(b)) shall be converted into and shall thereafter represent the right of the LTS BF VII-A Blocker Sole Stockholder, as the sole holder thereof, to receive, following delivery of a duly executed and completed LTS BF VII-A Blocker Letter of Transmittal and the certificate or certificates representing such shares, duly endorsed or accompanied by duly executed stock transfer powers, in each case, as contemplated by Section 3.7(a), an aggregate amount in cash equal to such Equityholder’s Allocable Proceeds, as payable at the times contemplated in this Agreement.

(b) Cancellation of Certain LTS BF VII-A Blocker Common Stock. Each share of LTS BF VII-A Blocker Common Stock that is owned by LTS BF VII-A Blocker shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of LTS BF VII-A Blocker Merger Sub Common Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of LTS BF VII-A Blocker Merger Sub shall automatically be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the LTS BF VII-A Blocker Surviving Company.

3.2 LTS BF VIII-A Blocker Merger. At the LTS BF VIII-A Blocker Merger Effective Time, by virtue of the LTS BF VIII-A Blocker Merger and without any action on the part of any holder of shares of capital stock of LTS BF VIII-A Blocker or any holder of shares of capital stock of LTS BF VIII-A Blocker Merger Sub, the following shall occur:

(a) Conversion of LTS BF VIII-A Blocker Common Stock. All issued and outstanding shares of common stock, par value $0.0001 per share, of LTS BF VIII-A Blocker (“LTS BF VIII-A Blocker Common Stock”) (other than any shares to be canceled pursuant to Section 3.2(b)) shall be converted into and shall thereafter represent the right of the LTS BF VIII-A Blocker Sole Stockholder, as the sole holder thereof, to receive, following delivery of a duly executed and completed LTS BF VIII-A Blocker Letter of Transmittal and the certificate or certificates representing such shares, duly endorsed or accompanied by duly executed stock transfer powers, in each case, as contemplated by Section 3.7(a), an aggregate amount in cash equal to such Equityholder’s Allocable Proceeds, as payable at the times contemplated in this Agreement.

(b) Cancellation of Certain LTS BF VIII-A Blocker Common Stock. Each share of LTS BF VIII-A Blocker Common Stock that is owned by LTS BF VIII-A Blocker shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of LTS BF VIII-A Blocker Merger Sub Common Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of LTS BF VIII-A Blocker Merger Sub shall automatically be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the LTS BF VIII-A Blocker Surviving Company.

3.3 LTS Co-Invest Blocker I Merger. At the LTS Co-Invest Blocker I Merger Effective Time, by virtue of the LTS Co-Invest Blocker I Merger and without any action on the part of any holder of membership interests of LTS Co-Invest Blocker I or any holder of shares of capital stock of LTS Co-Invest Blocker I Merger Sub, the following shall occur:

(a) Conversion of Membership Interests of LTS Co-Invest Blocker I. The outstanding membership interests of LTS Co-Invest Blocker I held by an Equityholder (other than any such equity interests to be canceled pursuant to Section 3.3(b)) shall be converted into and shall thereafter represent the right of such Equityholder to receive, following delivery of a duly executed and completed LTS Co-Invest Blocker I Letter of Transmittal as contemplated by Section 3.7(a), an aggregate amount in cash equal to such Equityholder’s Allocable Proceeds, as payable at the times contemplated in this Agreement.

(b) Cancellation of Certain Membership Interests of LTS Co-Invest Blocker I. Each membership interest of LTS Co-Invest Blocker I that is owned by LTS Co-Invest Blocker I shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of LTS Co-Invest Blocker I Merger Sub Common Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of LTS Co-Invest Blocker I Merger Sub shall automatically be converted into and become one (1) validly issued membership interest of the LTS Co-Invest Blocker I Surviving Company.

3.4 LTS Co-Invest Blocker II Merger. At the LTS Co-Invest Blocker II Merger Effective Time, by virtue of the LTS Co-Invest Blocker II Merger and without any action on the part of any holder of membership interests of LTS Co-Invest Blocker II or any holder of shares of capital stock of LTS Co-Invest Blocker II Merger Sub, the following shall occur:

(a) Conversion of Membership Interests of LTS Co-Invest Blocker II. The outstanding membership interests of LTS Co-Invest Blocker II held by an Equityholder (other than any such equity interests to be canceled pursuant to Section 3.4(b)) shall be converted into and shall thereafter represent the right of such Equityholder to receive, following delivery of a duly executed and completed LTS Co-Invest Blocker II Letter of Transmittal as contemplated by Section 3.7(a), an aggregate amount in cash equal to such Equityholder’s Allocable Proceeds, as payable at the times contemplated in this Agreement.

(b) Cancellation of Certain Membership Interests of LTS Co-Invest Blocker II. Each membership interest of LTS Co-Invest Blocker II that is owned by LTS Co-Invest Blocker II shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of LTS Co-Invest Blocker II Merger Sub Common Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of LTS Co-Invest Blocker II Merger Sub shall automatically be converted into and become one (1) validly issued membership interest of the LTS Co-Invest Blocker II Surviving Company.

3.5 LTS Rollover Blocker Merger. At the LTS Rollover Blocker Merger Effective Time, by virtue of the LTS Rollover Blocker Merger and without any action on the part of any holder of membership interests of LTS Rollover Blocker or any holder of shares of capital stock of LTS Rollover Blocker Merger Sub, the following shall occur:

(a) Conversion of Membership Interests of LTS Rollover Blocker. The outstanding membership interests of LTS Rollover Blocker held by an Equityholder (other than any such equity interests to be canceled pursuant to Section 3.5(b)) shall be converted into and shall thereafter represent the right of such Equityholder to receive, following delivery of a duly executed and completed LTS Rollover Blocker Letter of Transmittal as contemplated by Section 3.7(a), an aggregate amount in cash equal to such Equityholder’s Allocable Proceeds, as payable at the times contemplated in this Agreement.

(b) Cancellation of Certain Membership Interests of LTS Rollover Blocker. Each membership interest of LTS Rollover Blocker that is owned by LTS Rollover Blocker shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of LTS Rollover Blocker Merger Sub Common Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of LTS Rollover Blocker Merger Sub shall automatically be converted into and become one (1) validly issued membership interest of the LTS Rollover Blocker Surviving Company.

3.6 Company Merger. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any holder of membership interests of the Company or any holder of shares of capital stock of Company Merger Sub, the following shall occur:

(a) Conversion of Membership Interests of the Company. The outstanding membership interests of the Company held by an Equityholder (other than any such equity interests to be canceled or converted pursuant to Section 3.6(c)) shall be converted into and shall thereafter represent the right of such Equityholder to receive, following delivery of a duly executed and completed Company Letter of Transmittal as contemplated by Section 3.7(a), an aggregate amount in cash equal to such Equityholder’s Allocable Proceeds, as payable at the times contemplated in this Agreement.

(b) Treatment of PIP Units. Each PIP Unit that is outstanding immediately prior to the Company Merger Effective Time shall be cancelled and extinguished and automatically converted into the right of the applicable PIP Holder to receive an aggregate amount in cash equal to such PIP Holder’s Allocable Proceeds (less any applicable withholding pursuant to Section 3.11), as payable at the times contemplated in this Agreement.

(c) Cancellation of Certain Membership Interests of the Company. Each membership interest of the Company that is owned by the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each membership interest of the Company that is owned by a Blockerco shall automatically be converted into and become the number of validly issued membership interests of the Company Surviving Company that would result in such Blockerco owning the same percentage interest in the Company Surviving Company as such Blockerco held in the Company immediately prior to the Company Merger Effective Time.

(d) Conversion of Company Merger Sub Common Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of Company Merger Sub shall automatically be converted into and become the number of validly issued membership interests of the Company Surviving Company that would result in Buyer owning the same percentage interest in the Company Surviving Company as the Unblocked Equityholders held in the Company immediately prior to the Company Merger Effective Time.

3.7 Exchange Matters.

(a) Exchange Procedures. As soon as reasonably practicable following the date hereof, the Equityholders’ Representative shall enter into a paying agent agreement with the Paying Agent on terms that are mutually agreed in good faith by the Equityholders’ Representative and Buyer. Prior to the Closing, (i) LTS BF VII-A Blocker shall mail or otherwise deliver, or cause the Paying Agent to mail or otherwise deliver, to the LTS BF VII-A Blocker Sole Stockholder, a Letter of Transmittal in the form of Exhibit B-1 attached hereto, with such changes thereto as may be reasonably required by the Paying Agent (the “LTS BF VII-A Blocker Letter of Transmittal”), (ii) LTS BF VIII-A Blocker shall mail or otherwise deliver, or cause the Paying Agent to mail or otherwise deliver, to the LTS BF VIII-A Blocker Sole Stockholder, a Letter of Transmittal in the form of Exhibit B-2 attached hereto, with such changes thereto as may be reasonably required by the Paying Agent (the “LTS BF VIII-A Blocker Letter of Transmittal”), (iii) LTS Co-Invest Blocker I shall mail or otherwise deliver, or cause the Paying Agent to mail or otherwise deliver, to the holders of membership interests of LTS Co-Invest Blocker I, a Letter of Transmittal in the form of Exhibit B-3 attached hereto, with such changes thereto as may be reasonably required by the Paying Agent (the “LTS Co-Invest Blocker I Letter of Transmittal”), (iv) LTS Co-Invest Blocker II shall mail or otherwise deliver, or cause the Paying Agent to mail or otherwise deliver, to the holders of membership interests of LTS Co-Invest Blocker II, a Letter of Transmittal in the form of Exhibit B-4 attached hereto, with such changes thereto as may be reasonably required by the Paying Agent (the “LTS Co-Invest Blocker II Letter of Transmittal”), (v) LTS Rollover Blocker shall mail or otherwise deliver, or cause the Paying Agent to mail or otherwise deliver, to the holders of membership interests of LTS Rollover Blocker, a Letter of Transmittal in the form of Exhibit B-5 attached hereto, with such changes thereto as may be reasonably required by the Paying Agent (the “LTS Rollover Blocker Letter of Transmittal”) and (vi) the Company shall mail or otherwise deliver, or cause the Paying Agent to mail or otherwise deliver, to the holders of membership interests of the Company, a Letter of Transmittal in the form of Exhibit B-6 attached hereto, with such changes thereto as may be reasonably required by the Paying Agent (the “Company Letter of Transmittal” and, together with the LTS BF VII-A Blocker Letter of Transmittal, the LTS BF VIII-A Blocker Letter of Transmittal, the LTS Co-Invest Blocker I Letter of Transmittal, the LTS Co-Invest Blocker II Letter of Transmittal and the LTS Rollover Blocker Letter of Transmittal, the “Letters of Transmittal”). As of the applicable Effective Time, and upon surrender by each Equityholder to the Paying Agent of a duly executed and completed Letter of Transmittal applicable to such Equityholder (as described in the preceding sentence) (and, in the case of each of LTS BF VII-A Blocker Sole Stockholder and the LTS BF VIII-A Blocker Sole Stockholder, the certificate or certificates representing the shares of Blocker Common Stock held by such Equityholder, in each case, duly endorsed or accompanied by duly executed stock transfer powers) such Equityholder shall be entitled to receive, subject to the terms and conditions of this Agreement, such Equityholder’s Allocable Proceeds.

(b) No Further Ownership Rights. All cash paid upon the surrender of the equity interests of the Blockercos and the Company in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all ownership rights in such equity interests, and the holders of such equity interests shall cease to have any rights with respect thereto, except for the right to receive the applicable consideration to be paid in consideration therefor as set forth in this Article III. From and after the applicable Effective Times, the transfer books of the Blockercos and the Company shall be closed and there shall be no further registration of transfers on the transfer books of the Surviving Companies of the equity interests of the Surviving Companies that were outstanding immediately prior to applicable Effective Times.

(c) No Liability. None of the parties hereto, the Paying Agent or any other Person shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d) Termination of the Paying Agent Fund. Any portion of the amount to be paid to the Paying Agent pursuant to Section 3.9(a)(i) that remains undistributed to the Equityholders for twelve (12) months after the Company Effective Time shall be delivered to the applicable Surviving Company (and the Equityholders’ Representative shall cause such delivery), and any Equityholder, to the extent such Person has not theretofore complied with Section 3.7(a), shall thereafter look only to the applicable Surviving Company for, and the applicable Surviving Company shall remain liable for the portion of the merger consideration to which such Equityholder is entitled pursuant to this Agreement. Any amount remaining unclaimed by the Equityholders six (6) years after the Company Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by Law, become the property of the applicable Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(e) No Further Obligation. Upon the payment by Buyer (i) to the Paying Agent, the Escrow Agent or the Equityholders’ Representative, as applicable, of any amount for the benefit of the Equityholders under the terms of this Agreement and (ii) to the Company Surviving Company (or a subsidiary thereof) of any amount for the benefit of the PIP Holders under this Agreement, Buyer will have no further obligation to such Equityholder or PIP Holder in respect of such amount. In no event shall Buyer, any of the Merger Subs or any of the Surviving Companies be responsible for payments to the Equityholders and the PIP Holders, in the aggregate, in excess of the Estimated Merger Consideration, except, if the Final Merger Consideration exceeds the Estimated Merger Consideration, as required by Section 3.10(c)(i).

3.8 Pre-Closing Deliverables. No later than three (3) Business Days prior to the Closing Date, the Company shall provide Buyer with:

(a) payment instructions, including account details, with respect to the payment of the Adjustment Escrow Amount;

(b) payment instructions, including account details, with respect to the payment of the Equityholders’ Representative Expense Fund Amount;

(c) a copy of customary pay-off letters reasonably acceptable to Buyer relating to the Debt outstanding as of the Closing under the Existing Debt Agreements (the “Pay-off Letters”); and

(d) payment instructions, including account details, with respect to the payment of the Closing Transaction Expenses, along with invoices related to any Closing Transaction Expenses.

3.9 Closing Deliverables.

(a) Closing Payments. At the Closing, upon the terms and subject to the conditions contained herein, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds:

(i) to the Paying Agent, an aggregate amount of cash equal to the Equityholders’ Closing Proceeds, which shall be distributed by the Paying Agent to the Equityholders in accordance with the Distribution Schedule;

(ii) to the Company Surviving Company or a Subsidiary designated by the Company Surviving Company (for the benefit of, and further payment through payroll to, the PIP Holders), an aggregate amount of cash equal to the PIP Holder Closing Proceeds, which shall be distributed, less any applicable withholding pursuant to Section 3.11, by the Company Surviving Company or a subsidiary thereof, as applicable, as soon as practicable following the Closing Date, in accordance with the Distribution Schedule;

(iii) to the Escrow Agent, in accordance with the instructions provided by the Company pursuant to Section 3.8(a), an amount of cash equal to the Adjustment Escrow Amount;

(iv) to the Equityholders’ Representative, in accordance with the instructions provided by the Company pursuant to Section 3.8(b), an amount of cash equal to the Equityholders’ Representative Expense Fund Amount;

(v) on behalf of the Company and the Subsidiaries, the amount of cash required to discharge fully the balance of all Debt outstanding as of the Closing under the Existing Debt Agreements, in accordance with the Pay-off Letters delivered by the Company pursuant to Section 3.8(c), to the accounts designated in the Pay-off Letters; and

(vi) on behalf of the Company and the Subsidiaries, the amount of cash required to discharge fully the then-outstanding balance of all Closing Transaction Expenses, to the account(s) designated in the instructions delivered by the Company pursuant to Section 3.8(d).

(b) Other Closing Deliverables. At the Closing, upon the terms and subject to the conditions contained, herein:

(i) the Company shall deliver to Buyer the certificates to be provided pursuant to Section 8.2(a) and Section 8.2(b);

(ii) Buyer shall deliver to the Company the certificate to be provided pursuant to Section 8.3(a) and Section 8.3(b);

(iii) the Company shall deliver to Buyer a certification complying with the provisions of Treasury Regulations Section 1.1445-11T(d)(2), in the form attached hereto as Exhibit C-1; provided, however, that Buyer’s sole recourse in the event that the obligation set forth in this clause (iii) is not satisfied is to withhold Taxes in accordance with and subject to the terms of Section 3.11 (Withholding);

(iv) each Blockerco shall deliver to Buyer a certificate from such Blockerco complying with the provisions of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), in the form attached hereto as Exhibit C-2; provided, however, that Buyer’s sole recourse in the event that the obligations set forth in this clause (iv) are not satisfied is to withhold taxes in accordance with and subject to the terms of Section 3.11 (Withholding);

(v) the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer of the release of any Liens that secure the Company’s or any Subsidiary’s obligations under the Existing Debt Agreements and any other Debt;

(vi) the Company shall deliver or cause to be delivered to Buyer a duly executed letter of resignation from each director, manager or officer of the Blockercos, the Company or the Subsidiaries, other than those directors, managers or officers identified in writing by Buyer no later than three (3) Business Days prior to the Closing Date; and

(vii) the Buyer and the Equityholders’ Representative shall each deliver to the Escrow Agent and each other an executed copy of the Escrow Agreement.

3.10 Adjustment to the Estimated Merger Consideration.

(a) Estimated Statement. Not earlier than five (5) Business Days and not later than three (3) Business Days prior to the Closing Date, the Company shall provide Buyer with a written statement (the “Estimated Statement”) setting forth in reasonable detail, with reasonable supporting documentation, the Company’s good faith estimate of (i) the Closing Cash, (ii) the Closing Debt, (iii) the Closing Transaction Expenses, (iv) the Closing Net Working Capital, (v) the Actual Capital Expenditure Amount, (vi) the Actual NRR Amount and (vii) the Aggregate Delayed Closing Consideration, if any, each prepared in accordance with the Agreed Principles (including all underlying calculations, formulas and amounts therein), together with its calculation, based thereon, of the Merger Consideration (the “Estimated Merger Consideration”), along with a schedule setting forth the portion of the Allocable Proceeds payable to each Equityholder and each PIP Holder (the “Distribution Schedule”) in respect of the Estimated Merger Consideration. Not later than one (1) Business Day after receipt of the Estimated Statement, Buyer shall provide to the Equityholders’ Representative a detailed funds flow memorandum in excel format (including all underlying calculations, formulas and amounts therein) setting forth all payments to be made by or on behalf of Buyer pursuant to Section 3.9(a).

(b) Determination of the Final Merger Consideration.

(i) Proposed Final Statement. As promptly as practicable, but in no event later than sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Equityholders’ Representative a statement (the “Proposed Final Statement”) setting forth in reasonable detail, with reasonable supporting documentation, Buyer’s good faith calculation of (i) the Closing Cash, (ii) the Closing Debt, (iii) the Closing Transaction Expenses, (iv) the Closing Net Working Capital, (v) the Actual Capital Expenditure Amount, (vi) Actual NRR Amount and (vii) the Aggregate Delayed Closing Consideration, if any, each prepared in accordance with the Agreed Principles, together with its calculation, based thereon, of the Merger Consideration (the “Proposed Final Merger Consideration”). If Buyer does not timely cause to be prepared and delivered to the Equityholders’ Representative the Proposed Final Statement within sixty (60) days following the Closing Date, the Estimated Closing Statement shall be deemed to be the Proposed Final Statement for all purposes of this Agreement, and the Estimated Closing Statement shall be final, conclusive and binding on the parties hereto.

(ii) Dispute Notice. During the forty-five (45) day period following receipt of the Proposed Final Statement by the Equityholders’ Representative, the Equityholders’ Representative and its advisors shall have the right, upon reasonable notice to the Company, to reasonable access to the books and records of the Blockercos, the Company and the Subsidiaries, appropriate staff members and such other information as the Equityholders’ Representative shall reasonably request in order to review and analyze the Proposed Final Statement. The Proposed Final Statement shall be conclusive and binding on all parties unless the Equityholders’ Representative, prior to the later of (A) the forty-sixth (46th) day following receipt of the Proposed Final Statement and (B) the third (3rd) Business Day following receipt of all information reasonably requested by the Equityholders’ Representative in order to review and analyze the Proposed Final Statement, delivers a written notice to Buyer stating that the Equityholders’ Representative disagrees with the Proposed Final Statement and specifying in reasonable detail the items therein with which the Equityholders’ Representative disagrees and the basis therefor (any such notice, a “Dispute Notice” and any such disputed item, a “Disputed Item”). The Equityholders’ Representative shall be deemed to have agreed with all other items contained in the Proposed Final Statement that are not the subject of a Dispute Notice, and such items shall be final and binding on the parties hereto.

(iii) Dispute Resolution. If a Dispute Notice is duly delivered pursuant to Section 3.10(b)(ii), the Equityholders’ Representative and Buyer shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the Disputed Items in order to determine, as applicable, the amount of the Closing Cash, the Closing Net Working Capital, the Closing Debt, the Actual Capital Expenditure Amount and the Aggregate Delayed Closing Consideration, if any. If during such period, the Equityholders’ Representative and Buyer are unable to reach agreement on all Disputed Items, they shall promptly thereafter cause the dispute resolution group of KPMG LLP or such other independent accounting firm on which the Equityholders’ Representative and Buyer mutually agree, which agreement shall not be unreasonably withheld, conditioned or delayed (the “Independent Accountant”) to review the Disputed Items for the purpose of calculating the Merger Consideration (it being understood and agreed that in making such calculation, the Independent Accountant shall adhere to the provisions of this Section 3.10 (and related definitions), and shall not conduct an independent review). Each of the Equityholders’ Representative and Buyer, (A) agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter, and (B) may simultaneously deliver a written submission to the Independent Accountant in support of its interpretation of the Disputed Items on such date and at such time and in such manner as is, in each case, determined by the Independent Accountant. In making its calculation of the Merger Consideration, the Independent Accountant shall consider only the Disputed Items. The Independent Accountant’s determination of each Disputed Item shall not be greater than the greatest value for such Disputed Item claimed by either the Equityholders’ Representative in the Dispute Notice, on the one hand, or Buyer in the Proposed Final Statement, on the other hand, or less than the lowest value for such Disputed Item claimed by either the Equityholders’ Representative in the Dispute Notice, on the one hand, or Buyer in the Proposed Final Statement, on the other hand, as applicable. The Equityholders’ Representative and Buyer shall direct the Independent Accountant to deliver to the Equityholders’ Representative and Buyer, as promptly as practicable (but in any case no later than thirty (30) days from the date of its engagement), a report setting forth such calculation. Absent fraud or manifest error, such report shall be final and binding upon the Equityholders’ Representative and Buyer, shall be deemed a final determination that is binding on the parties hereto, and neither Buyer nor the Equityholders’ Representative shall seek further recourse to courts or other tribunals, other than to enforce such report in any court of competent jurisdiction. The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total dollar amount of the Disputed Items as originally submitted to the Independent Accountant. For example, should the Disputed Items total $1,000 and the Independent Accountant awards $600 in favor of the Equityholders’ Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer, and forty percent (40%) of the costs would be borne by the Equityholders’ Representative (from the Equityholders’ Representative Expense Funds, subject to Section 10.3(e)). The Independent Accountant shall act as an expert and not as an arbitrator in connection with any dispute submitted for resolution pursuant to this Section 3.12(b)(iii).

(c) Adjustments.

(i) Payment by Buyer. If the Merger Consideration as finally determined pursuant to Section 3.10(b) (the “Final Merger Consideration”) exceeds the Estimated Merger Consideration, then, within five (5) Business Days following the date on which the Final Merger Consideration is finally determined pursuant to Section 3.10(b), Buyer shall pay or cause to be paid to the Paying Agent (for the benefit of, and further payment to, the Equityholders) and to the Company Surviving Company or a subsidiary thereof (for the benefit of, and further payment through payroll to, subject to Section 3.11, the PIP Holders), in accordance with an updated version of the Distribution Schedule to be delivered to Buyer by the Equityholders’ Representative, by wire transfer of immediately available funds, an aggregate amount in cash equal to the amount of such excess.

(ii) Payment to Buyer from the Adjustment Escrow Funds. If the Final Merger Consideration is less than the Estimated Merger Consideration, then within five (5) Business Days following the date on which the Final Merger Consideration is finally determined pursuant to Section 3.10(b), the Equityholders’ Representative and Buyer shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release and promptly pay to Buyer, by wire transfer of immediately available funds, to the bank account designated in such joint written instruction, from the Escrow Account, an aggregate amount equal to the lesser of such shortfall and the amount of the Adjustment Escrow Funds (it being understood and agreed by the parties hereto that in no event shall any amount payable pursuant to this Section 3.10(c)(ii) exceed the amount of the Adjustment Escrow Funds).

(iii) Release of Escrow Funds. As soon as reasonably practicable following payment of any amounts determined to be owed pursuant to Section 3.10(c)(i) or Section 3.10(c)(ii), or any final determination pursuant to Section 3.10(b) that the Final Merger Consideration equals the Estimated Merger Consideration, the Equityholders’ Representative and Buyer shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release and promptly pay to the Paying Agent (for the benefit of, and further payment to, the Equityholders) and to the Company Surviving Company or a subsidiary thereof (for the benefit of, and further payment through payroll to, subject to Section 3.11, the PIP Holders), in accordance with an updated version of the Distribution Schedule to be delivered to the Escrow Agent by the Equityholders’ Representative, by wire transfer of immediately available funds, any remaining Adjustment Escrow Funds.

(iv) Interest. All payments under this Section 3.10(c) shall be without interest, except that any amounts not paid when required by Section 3.10(c)(i) or Section 3.10(c)(ii) shall bear interest from the date due under Section 3.10(c)(i) or Section 3.10(c)(ii), as applicable, to, and including, the date of payment, at the Interest Rate.

(v) Taxes. Any payments made pursuant to this Section 3.10(c) shall be treated as adjustments to the applicable purchase price for Tax purposes.

3.11 Withholding. Buyer (and each of its Affiliates), the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold any amount from any amount payable pursuant to or contemplated by this Agreement to the extent required by applicable Law; provided, however, that no deduction or withholding shall be made pursuant to Section 1445 of the Code with respect to any amount otherwise payable to or for the benefit of any Person pursuant to this Agreement or the Escrow

Agreement unless (A) with respect to payments to a Company Unitholder, both (i) the Company fails to deliver, or fails to cause to be delivered, to Buyer at or prior to the Closing a certificate dated as of (or no more than thirty (30) days prior to) the Closing Date complying with the provisions of Treasury Regulations Section 1.1445-11T(d)(2), in the form attached hereto as Exhibit C-1, and (ii) such Company Unitholder (or, in the event that such Company Unitholder is an entity disregarded as separate from its owner for U.S. federal income tax purposes, the Person treated as the transferor of the applicable Equity Interests for U.S. federal income tax purposes) fails to deliver, or fails to cause to be delivered, to Buyer at or prior to the Closing, or if later the date of the making of such payment, a certificate complying with the requirements of Treasury Regulations Section 1.1445-2(b)(2), or (B) with respect to payments to a Blockerco Equityholder, both (i) the relevant Blockerco fails to deliver, or fails to cause to be delivered, to Buyer at or prior to the Closing a certificate (and accompanying notices) dated as of (or no more than thirty (30) days prior to) the Closing Date complying with the provisions of Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3), in the form attached hereto as Exhibit C-2, and (ii) such Blockerco Equityholder (or, in the event that such Blockerco Equityholder is an entity disregarded as separate from its owner for U.S. federal income tax purposes, the Person treated as the transferor of the applicable Blockerco Equity Interests for U.S. federal income tax purposes) fails to deliver, or fails to cause to be delivered, to Buyer at or prior to the Closing, or if later the date of the making of such payment, a certificate complying with the requirements of Treasury Regulations Section 1.1445-2(b)(2). Any deducted and withheld amounts shall be paid over to the appropriate Taxing Authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Provided that the Equityholders timely provide any Tax forms and other information reasonably requested by Buyer to determine whether withholding is required, the applicable withholding agent shall provide reasonable advance notice to the Equityholders’ Representative prior to withholding any amount in respect of any payment to be made hereunder to the Equityholders (other than in respect of any payroll withholdings made in connection with compensatory payments to the PIP Holders), and the applicable withholding agent shall reasonably cooperate with the Equityholders’ Representative to reduce or eliminate such withholding, upon reasonable request. Notwithstanding anything to the contrary in this Agreement, all compensatory amounts subject to payroll reporting and withholding and payable pursuant to or as contemplated by this Agreement, including any amounts in respect of the PIP Units, shall be remitted to the Company Surviving Company (or a subsidiary thereof) for payment in accordance with applicable payroll procedures after applicable withholding.

3.12 Purchase Price Allocation.

(a) Tax Treatment. For U.S. federal income Tax purposes (and applicable state and local income Tax purposes), the parties shall treat the Transactions as a purchase by Buyer of (i) the equity interests of each Blockerco from the applicable Blockerco Equityholders in exchange for the Allocable Proceeds payable to such Blockerco Equityholders and the redemption of equity interests of the applicable Blockercos in exchange for payment of the Blockerco Cash held by such Blockercos and (ii) equity interests of the Company from the Company Unitholders in exchange for the Allocable Proceeds payable to the Company Unitholders (and any assumed liabilities in accordance with Section 752(d) of the Code), all in accordance with the Distribution Schedule, as the same may be updated from time to time pursuant to the terms hereof, and the parties shall not take any position inconsistent therewith. The parties agree for Tax reporting purposes that the payments pursuant to Section 3.9(a)(v) and Section 3.9(a)(vi), and any other satisfaction by Buyer of expenses of the Company and the

Subsidiaries, shall not be treated as consideration realized by the Equityholders other than, if at all, pursuant to Section 752(d) of the Code (and corresponding provisions of state and local law).

(b) Allocation.

(i) Within ninety (90) days following the Closing Date, Buyer shall prepare (or cause to be prepared) a schedule setting forth an allocation of the purchase price (as determined for Tax purposes) allocable to the equity interests of the Company held by the Company Unitholders (as determined in accordance with the Distribution Schedule, as the same may be updated from time to time pursuant to the terms hereof) among the assets of the Company and the Subsidiaries (the “Allocation Schedule”).

(ii) The Allocation Schedule shall be prepared in accordance with Section 751, Section 755 and Section 1060 of the Code and the Treasury Regulations thereunder and the allocation principles set forth on Exhibit D. Within ninety (90) days following the Closing Date, Buyer shall deliver a draft of the Allocation Schedule to the Equityholders’ Representative. The Equityholders’ Representative shall respond to Buyer’s draft Allocation Schedule in writing within thirty (30) days of receipt, providing either (A) its acceptance of Buyer’s draft Allocation Schedule, in which case the Allocation Schedule shall become final and binding on the parties, or (B) any objections to the Allocation Schedule’s allocation amongst the assets of the Company and the Subsidiaries; provided that if the Equityholders’ Representative does not object to Buyer’s draft Allocation Schedule in writing within thirty (30) days of receipt, Buyer’s draft Allocation Schedule shall become final and binding on the parties. Buyer and the Equityholders’ Representative agree to act in good faith to resolve any differences between them with respect to determining the Allocation Schedule within thirty (30) days of receipt of the Equityholders’ Representative’s objections, and upon resolution of all such differences, the Allocation Schedule shall become final and binding on the parties. In the event that agreement cannot be reached within such thirty (30) day period, the parties shall prepare separate allocations for Tax reporting purposes; provided, that the parties shall, in all cases, report in accordance with the allocation principles set forth on Exhibit D. Once the Allocation Schedule becomes final and binding, it shall be revised from time to time in a manner consistent with this Section 3.12(b)(ii) so as to report any matters that need updating (e.g., as a result of payments pursuant to Section 3.10(c)), and all income Tax Returns and reports filed by the Equityholders, the Equityholders’ Representative, Buyer (or its Affiliates), the Blockercos, the Company or the Subsidiaries shall be prepared in a manner consistent with the Allocation Schedule and the Distribution Schedule, as the latter may be updated from time to time pursuant to the terms hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the corresponding section of the disclosure schedule of the Company delivered by the Company to Buyer prior to the execution of this Agreement (the “Company Disclosure Schedule”) (or in one or more of the other sections of the Company Disclosure Schedule to the extent the relevance of such disclosure to such other section is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to the Buyer Parties that:

4.1 Organization and Good Standing. The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability power and authority to own, lease and operate its material properties and to carry on its business in all material respects as now conducted. The Company is duly qualified, licensed and authorized to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, license or authorization, except where the failure to be so qualified, licensed, authorized or in good standing would not, individually or in the aggregate, be material to the Company and the Subsidiaries, taken as a whole. True, complete and correct copies of the Certificate of Formation and the Operating Agreement (including any amendments thereto) have been made available to Buyer.

4.2 Authorization of Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the Transactions (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Company Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly authorized by the board of managers of the Company, and no other limited liability company action on the part of the Company, its managers or its members (other than the filing of the Company Certificate of Merger) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Company Documents and the consummation of the Transactions. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company. This Agreement is, and each Company Document when so executed and delivered shall be, Enforceable against the Company.

4.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Section 4.3(a) of the Company Disclosure Schedule, and subject to obtaining the consents set forth on Section 4.3(a) of the Company Disclosure Schedule, none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, acceleration or cancellation of any obligation or to a loss of benefit under, or result in the creation or imposition of any Lien (other than a Permitted Lien) on the property or assets of the Company or any of the Subsidiaries under, or give rise to any rights or entitlements under, any provision of: (i) the Certificate of Formation or the Operating Agreement; (ii) any Material Contract, material Permit or Telecommunications Permit held by the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is a party; (iii) any Order applicable to the Company or any of the Subsidiaries or by which any of the properties or assets of the Company or any of the Subsidiaries are bound; or (iv) any applicable Law, other than, in the case of the preceding clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to, individually or in the aggregate, (x) result in material liability to the Company and the Subsidiaries, taken as a whole, (y) prevent or materially impair or delay any of the Blockercos, the Company or any of the Subsidiaries from performing its material obligations under this Agreement or consummating the Transactions as contemplated hereby or (z) materially impede or restrain the operation of the business of the Company and the Subsidiaries, taken as a whole, as now conducted.

(b) Except as set forth on Section 4.3(a) of the Company Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Company or any of the Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof or thereof, or the consummation by the Company of the Transactions, except for: (i) filings required under and in compliance with the applicable requirements of the HSR Act; (ii) the filing of the Company Certificate of Merger; (iii) the Telecom Regulatory Filings and the Telecom Regulatory Consents; and (iv) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not reasonably be expected to, individually or in the aggregate, (x) result in material liability to the Company and the Subsidiaries, taken as a whole, (y) prevent or materially impair or delay any of the Blockercos, the Company or any of the Subsidiaries from performing its material obligations under this Agreement or consummating the Transactions as contemplated hereby or (z) materially impede or restrain the operation of the business of the Company and the Subsidiaries, taken as a whole, as now conducted.

4.4 Capitalization.

(a) As of the date hereof, Section 4.4(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) all of the issued and outstanding equity interests of the Company (including the number and type of such equity interests) and (ii) the Persons that hold of record such equity interests of the Company and the amounts that each Person holds. Subject to Section 7.19 with respect to the Blockercos and any of their transferees under Section 7.19, each Person listed on Section 4.4(a) of the Company Disclosure Schedule is the sole owner beneficially and of record of, and has good and valid title to the number of, the equity interests set forth next to such Person’s name on Section 4.4(a) of the Company Disclosure Schedule. All of the equity interests of the Company have been duly authorized and validly issued, are fully paid and non-assessable, in each case, as applicable, and have not been issued in violation of, and are not subject to, any preemptive rights other than those set forth in Section 3.2 of the Operating Agreement. There are no accumulated but unpaid dividends or distributions with respect to any equity interests in the Company or any of the Subsidiaries.

(b) Except as set forth on Section 4.4(b) of the Company Disclosure Schedule, (i) there is no outstanding option, warrant, call, right or Contract of any character to which the Company is a party relating to, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance of any equity interests of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, equity interests of the Company, (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or other securities of the Company (or any outstanding rights to cause the Company, or any other Person, to repurchase, redeem or otherwise acquire any equity interests or other securities of the Company) and (iii) there are no restrictions on the transfer of equity securities of the Company or any of the Subsidiaries (other than restrictions under applicable securities Laws, the Operating Agreement or the Equity Plans and award agreements under the Equity Plans). Except as set forth on Section 4.4(b) of the Company Disclosure Schedule, the Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the equity interests of the Company. There are no bonds, debentures, notes or other Debt of the Company or any of the Subsidiaries having the right to vote (or convertible into or exchangeable for or evidencing the right to subscribe for or purchase securities of the Company or any of the Subsidiaries having the right to vote) on any matters on which any Equityholders are entitled to vote. All holders of Company Units have waived or are not entitled to any “appraisal rights”, “dissenter’s rights” or any similar rights under the DLLCA in connection with the Transactions.

(c) As of the date hereof, there are 36,106,500 PIP Units outstanding, and the Company has made available to Buyer a true, correct and complete list of (i) each PIP Holder and the number of PIP Units so held by each PIP Holder as of the date hereof and (ii) the number of PIP Units and awards under the Equity Plans that are expected to vest in connection with the Transaction and the number of PIP Units and awards under the Equity Plans that are expected to be forfeited in connection with the Transaction. Other than the PIP Units and the awards under the Equity Plans, there are no other potential rights or entitlements to cash compensation that are linked in any way to the price or value of the equity interests in the Company or any of the Subsidiaries or the value of the Company or any of the Subsidiaries outstanding on the date hereof. Each of the awards granted under the Equity Plans and each of the PIP Units may be treated in connection with the Transactions as provided for in this Agreement, and the amounts paid to the holders of such awards and PIP Units pursuant to this Agreement at the times provided for in this Agreement will fully satisfy and extinguish any rights to payment or other obligations of the Company pursuant to the applicable Equity Plan or PIP Plan and the applicable award agreement.

(d) The calculation of the proceeds payable to each Equityholder and each PIP Holder provided in the Distribution Schedule delivered to Buyer pursuant to Section 3.10 shall be determined in accordance with the Operating Agreement and each of the PIP Plans, as applicable.

4.5 Subsidiaries.

(a) Section 4.5 of the Company Disclosure Schedule sets forth the name of each of the Subsidiaries, and, with respect to each Subsidiary: (i) the jurisdiction in which it is incorporated or organized; (ii) the number of shares of its authorized capital stock (if applicable); and (iii) the number and class of shares of stock or other equity interests thereof duly issued and outstanding, the names of all holders thereof and the number of shares of stock or other equity interests held by each such holder. Each of the Subsidiaries is a duly organized and validly existing corporation or other entity in good standing to the extent such concepts are recognized under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate (or similar entity) power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Each of the Subsidiaries is duly qualified, licensed and authorized to do business as a foreign corporation or entity and is in good standing to the extent such concepts are recognized under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, license or authorization, except where the failure to be so qualified, licensed, authorized or in good standing would not, individually or in the aggregate, be material to the Company and the Subsidiaries, taken as a whole.

(b) The outstanding shares of capital stock or other equity interests of each of the Subsidiaries are duly authorized and validly issued, fully paid and non-assessable, in each case, as applicable, and have not been issued in violation of, and are not subject to, any preemptive rights, and all such shares or other equity interests represented as being owned, directly or indirectly, by the Company are owned by it, directly or indirectly through another Subsidiary, free and clear of any and all Liens other than Permitted Liens. There is no outstanding option, warrant, call, right or Contract to which any of the Subsidiaries is a party requiring, and there are no (i) convertible securities of any of the Subsidiaries outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any of the Subsidiaries or other securities convertible into shares of capital stock or other equity interests of any of the Subsidiaries or (ii) potential rights or entitlements to cash compensation that are linked in any way to the price or value of any equity interests in any of the Subsidiaries or the value of any of the Subsidiaries, and no Subsidiary has an obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any of its outstanding equity interests. Neither the Company nor any of the Subsidiaries owns any stock, partnership interest, joint venture interest or other equity interest in any Person other than the Subsidiaries.

4.6 Financial Statements.

(a) The Company has made available to Buyer copies of: (i) the audited consolidated statements of financial position of the Company and the Subsidiaries as at December 31, 2015 and December 31, 2016, the related audited consolidated statements of operations, comprehensive loss, changes in members’ equity and cash flows of the Company and the Subsidiaries for the fiscal years then ended; and (ii) the unaudited consolidated statement of financial position of the Company and the Subsidiaries as of March 31, 2017 and the related unaudited consolidated statements of operations and cash flows of the Company and the Subsidiaries for the three (3) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as set forth in the notes thereto, each of the Financial Statements has been prepared in accordance with GAAP consistently applied, with the exception of the absence of normal year-end audit adjustments and footnotes in the unaudited financial statements, and fairly presents in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as at the dates and for the periods indicated therein.

(b) The Financial Statements have been derived from, and prepared in accordance with, the underlying books, records and accounts of the Company and the Subsidiaries. The books, records and accounts of the Company and the Subsidiaries are complete and correct in all material respects and represent actual, bona fide transactions. Each of the Company’s and the Subsidiaries’ system of internal controls over financial reporting is sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP. Since December 31, 2016, no officer, director, manager, member or employee of the Company or any of the Subsidiaries has refused to execute any certification of any kind whatsoever required by Law or requested by any accounting, banking, financial or legal firm or Person.

4.7 No Undisclosed Liabilities. Neither the Company nor any of the Subsidiaries has any liabilities of any kind, whether or not required to be reflected in or reserved against on a consolidated balance sheet of the Company and the Subsidiaries or in the notes thereto prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed, other than liabilities: (a) reflected in or reserved against on the statement of financial position of the Company and the Subsidiaries as of March 31, 2017; (b) incurred in the Ordinary Course of Business after March 31, 2017 and not in violation of this Agreement; (c) incurred as expressly contemplated by this Agreement or otherwise in connection with the Transactions; (d) that have been discharged or paid off since March 31, 2017; (e) to be included in the computation of the

Closing Debt, the Closing Transaction Expenses or the Closing Net Working Capital; or (f) that would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole.

4.8 Absence of Certain Developments. Except as contemplated by this Agreement, since December 31, 2016: (a) the Company and the Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business other than with respect to the Transactions; (b) there has not been any Material Adverse Effect; and (c) except in connection with the Transactions, neither the Company nor any of the Subsidiaries has taken any action that would, if taken after the date hereof, be prohibited by Section 7.2(b).

4.9 Taxes.

(a) Except as set forth on Section 4.9 of the Company Disclosure Schedule, the Company and each Subsidiary has timely filed (taking into account any extensions of time within which to file) all income and other material Tax Returns required to be filed by it, and all Taxes required to be paid by it either have been paid by it or are reflected in accordance with GAAP in the most recent financial statements of the Company and the Subsidiaries. All income and other material Tax Returns of the Company or any of the Subsidiaries are true, correct and complete in all material respects insofar as such Tax Returns reflect the liability for Taxes shown due thereon. There are no Liens with respect to Taxes upon any asset of the Company or the Subsidiaries other than Permitted Liens. All material Taxes required to have been withheld and paid in connection with amounts paid by the Company or any of the Subsidiaries to any Person have been withheld and timely paid to the appropriate Taxing Authority.

(b) No unresolved deficiencies for any material amounts of Taxes have been assessed in writing against the Company or any of the Subsidiaries by any Taxing Authority.

(c) No requests for waivers of the time to assess any material Taxes have been made that are still pending (other than waivers as a result of extensions of time to file Tax Returns).

(d) No jurisdiction in which the Company and the Subsidiaries do not file Tax Returns has asserted in writing that the Company or any of the Subsidiaries is or may be subject to Tax by such jurisdiction.

(e) Neither the Company nor any of the Subsidiaries is liable for a material amount of Taxes of any other Person as a transferee or successor or as a result of any indemnification provision or other contractual obligation (other than those contained in agreements (i) entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes or (ii) solely between the Company and any of the Subsidiaries or solely between the Subsidiaries).

(f) Neither the Company nor any of the Subsidiaries has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than such an “affiliated group” with respect to which any of the Subsidiaries was the common parent) or any similar provision of state, local or foreign Law.

(g) Neither the Company nor any of the Subsidiaries will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in accounting method, prepaid amount realized outside the Ordinary Course of Business, closing agreement described in Section 7121 of the Code (or any similar provision of state, local or foreign law), installment sale or open transaction disposition.

(h) For U.S. federal income tax purposes, (i) the Company is and has always been properly classified as a partnership and (ii) each Subsidiary (other than Yankee Metro Parent, Inc. and its direct and indirect subsidiaries) is and has always been properly classified as an entity disregarded as separate from its owner.

(i) The Company has in effect a valid election under Section 754 of the Code.

(j) The Company has not made an election to apply the partnership audit provisions in Sections 6221 through 6241 of the Code that were enacted pursuant to the Bipartisan Budget Act of 2015 (P.L. 114-74).

(k) Neither the Company nor any of the Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l) No Subsidiary has constituted a “distribution corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the two (2) year period ending on the date of this Agreement.

(m) The fair market value of the assets of Yankee Metro Parent, Inc. and each of its direct and indirect subsidiaries exceeds the fair market value of the liabilities of Yankee Metro Parent, Inc. and each of its direct and indirect subsidiaries, respectively.

(n) As of December 31, 2016, Yankee Metro Parent, Inc. had U.S. federal net operating loss carryforwards of at least $268,000,000.

4.10 Real Property.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all leases of real property, in effect on the date hereof, with respect to which the Company or a Subsidiary is the lessee, involving annual payments in excess of $500,000 (individually, a “Real Property Lease” and, collectively, the “Real Property Leases”) as lessee. To the Knowledge of the Company, no event has occurred or condition exists that with notice or lapse of time, or both, would constitute a material default by the Company or any of the Subsidiaries under any of the Real Property Leases. True, complete and correct copies of all of the Real Property Leases (together with all material amendments, modifications or supplements thereto as of the date of this Agreement) have been made available to Buyer.

(b) The Real Property Leases are in full force and effect and are valid and binding obligations of the Company or a Subsidiary and, to the Knowledge of the Company, the other parties thereto. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened that would reasonably be expected to curtail or interfere with the current use and operation of any real property subject to a Real Property Lease in any material respect. All necessary Permits have been obtained which are required by Law for the current uses of each Real Property Lease premises for the conduct of business as currently conducted and as planned to be conducted as of the date of this

Agreement, and neither of the Company nor any of the Subsidiaries, nor, to the Knowledge of the Company, any landlord under any Real Property Lease, has received any written notice of violation of any applicable building, zoning, health or other Law, contractual restriction or covenant or easements in respect of the use or occupation of the property and improvements subject to the Real Property Lease for the conduct of business as currently conducted or as planned to be conducted as of the date of this Agreement (other than violations that are immaterial to the Business).

(c) Except as set forth on Section 4.10(c) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries leases as sublessor any material real property subject to a Real Property Lease or has granted any third party the right to use, occupy or access any material real property subject to a Real Property Lease (other than subleases or licenses to customers of the Company’s and the Subsidiaries’ collocation services or similar rights granted to customers in the Ordinary Course of Business).

(d) Section 4.10(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned by the Company or any of the Subsidiaries (“Owned Real Property”). To the Knowledge of the Company, either the Company or a Subsidiary owns good and valid marketable title in fee simple to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(e) Except as set forth on Section 4.10(e) of the Company Disclosure Schedule, (i) neither the Company nor any of the Subsidiaries leases as lessor any Owned Real Property or has granted any third party the right to use, occupy or access any Owned Real Property (other than leases or licenses to customers of the Company’s and the Subsidiaries’ collocation services or similar rights granted to customers in the Ordinary Course of Business and (ii) there are no rights of first refusal or rights of first offer to purchase any Owned Real Property or any portion thereof or any interest therein.

(f) Except as set forth on Section 4.10(f) of the Company Disclosure Schedule, (i) there are no condemnation, eminent domain or similar proceedings affecting any Owned Real Property or any real property subject to a Real Property Lease that are currently pending or, to the Knowledge of the Company, threatened, (ii) to the Knowledge of the Company, the buildings, structures and fixtures located upon the Owned Real Property, and the portions of real property subject to the Real Property Leases occupied by the Company, have no material defects and are in good operating condition and repair (in each case subject to ordinary wear, tear and maintenance that would not be likely to interfere with or adversely impact the Company’s use thereof), and have been reasonably maintained consistent with prudent industry standards (giving due account to the age and length of use of the same), are adequate and suitable for their present and future uses and, in the case of buildings and other structures, are structurally sound.

4.11 Tangible Personal Property. Section 4.11 of the Company Disclosure Schedule sets forth all leases of personal property, in effect on the date hereof, with respect to which the Company or a Subsidiary is the lessee, involving annual payments in excess of $500,000 and not terminable by the Company or a Subsidiary on notice of ninety (90) days or less (individually, a “Personal Property Lease” and, collectively, “Personal Property Leases”). Neither the Company nor any of the Subsidiaries has received any written notice of any default and, to the Knowledge of the Company, no event has occurred and no condition exists that with notice or lapse of time, or both, would constitute a material default, by the Company or any of the Subsidiaries under any of the Personal Property Leases. The

Company and the Subsidiaries own good title to, hold a valid leasehold interest in or otherwise have the valid and legal right to use, all of the material tangible personal property (including the Network Facilities) that they purport to own or that is used by them in their respective businesses, free and clear of all Liens, except for Permitted Liens. To the Knowledge of the Company, all tangible personal property used by the Company and the Subsidiaries has been maintained in the Ordinary Course of Business (other than immaterial tangible personal property), is in satisfactory operating condition (ordinary wear, tear and maintenance excepted) and has been reasonably maintained consistent with prudent industry standards (giving due account to the age and length of use of the same) and is adequate and suitable for their present and future uses.

4.12 Intellectual Property.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all the registered Intellectual Property owned by the Company or any of the Subsidiaries and used in the Ordinary Course of Business of the Company and the Subsidiaries. The Company and the Subsidiaries own, free and clear of all Liens (other than Permitted Liens), or have the right to use all material Intellectual Property used by them in the Ordinary Course of Business. To the Knowledge of the Company as of the date of this Agreement, the material Intellectual Property owned or licensed by the Company or any of the Subsidiaries (i) is not the subject of any pending revocation, reexamination or cancellation proceeding and (ii) is valid and enforceable.

(b) To the Knowledge of the Company, the conduct of the business of the Company and the Subsidiaries does not, and did not during the past eighteen (18) months, infringe, misappropriate or otherwise violate any Intellectual Property of any other Person.

(c) To the Knowledge of the Company, no Person is materially infringing upon, has materially violated or has materially misappropriated any Intellectual Property of the Company or any of the Subsidiaries.

(d) The Company and the Subsidiaries have taken commercially reasonable security measures to protect the confidentiality of and prevent unauthorized disclosure or use of trade secrets and other confidential Technology that is material to the business of the Company and the Subsidiaries as now operated, and, to the Knowledge of the Company, no such Technology that is material to the business of the Company and the Subsidiaries as now operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that restricts the disclosure and use of the same and protects the proprietary interest therein.

(e) To the Knowledge of the Company, except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole, (A) there are no bugs, defects or malicious code in the software, hardware and network equipment used in the business of the Company or any of the Subsidiaries and (B) there have been no unauthorized intrusions or breaches of the security of the Company’s or any Subsidiary’s information technology systems.

4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth all of the following Contracts, including all material amendments and supplements thereto and all master service agreements and similar master agreements related thereto, to which the Company or any of the Subsidiaries is a party or by which it is bound, in each case, as of the date of this Agreement (provided, however, that it is acknowledged and agreed by all Parties that no service orders or similar supplements issued pursuant to any Material Contract have been included on Section 4.13(a) of the Company Disclosure Letter, but that all such service orders or similar supplements (other than immaterial service orders or similar supplements) constitute Material Contracts and shall be deemed to have been scheduled together with the applicable Material Contract(s) (collectively, the “Material Contracts”):

(i) Contracts with any equityholder or any current officer, director or manager of the Company or any of the Subsidiaries or any Affiliate of any of the foregoing (other than any Company Benefit Plans, including awards granted under the Equity Plans or the PIP Plans) (collectively, the “Affiliate Contracts”);

(ii) Contracts with any labor union or association representing any employee of the Company or any of the Subsidiaries;

(iii) Contracts for the sale of any of the assets of the Company or any of the Subsidiaries (A) within the last two (2) years prior to the date of this Agreement, in each case, for consideration in excess of $1,000,000 (other than sales or dispositions of inventory or other assets in the Ordinary Course of Business) or (B) that contain material indemnities or other financial obligations of the Company or any of the Subsidiaries that are still in effect;

(iv) Contracts with any Significant Supplier;

(v) Contracts relating to any acquisition made by the Company or any of the Subsidiaries of any operating business or the capital stock of any other Person, in each case, (A) on or after January 1, 2014 for consideration in excess of $5,000,000 or (B) that contain material indemnities or other financial obligations of the Company or any of the Subsidiaries that are still in effect;

(vi) Contracts with any Significant Customer;

(vii) Contracts (A) for the future sale of any assets by the Company or any of the Subsidiaries or (B) that grant a right or option to purchase or sell any assets of the Company or any of the Subsidiaries;

(viii) Contracts (A) for the future receipt of any assets or services, including the lease of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property, that is reasonably expect to require any payment by the Company and the Subsidiaries, taken as a whole, in excess of $1,000,000 individually or $5,000,000 in the aggregate during the fiscal year ended December 31, 2017 or in any future twelve (12) month period;

(ix) Material Network Contracts;

(x) joint venture agreements, partnership agreements or similar Contracts;

(xi) Contracts that (A) purport to limit the freedom of the Company or any of the Subsidiaries to compete in any line of business with any Person or in any geographic area, (B) contain any “non-solicitation,” “non-hire” or similar provisions that restrict the Company or any of the Subsidiaries other than standard non-hire provisions in non-disclosure agreements entered into in the Ordinary Course of Business, (C) grant any Person “most-favored nation” status that applies to the price of products or services provided by the Company or any of the Subsidiaries or (D) provides for “exclusivity” or any similar requirement in favor of any Person other than the Company or any of the Subsidiaries;

(xii) Contracts relating to the incurrence, assumption or guarantee of any Debt, or the making of any loans, by the Company or any of the Subsidiaries, in each case, involving amounts in excess of $200,000;

(xiii) Contracts under which the Company or any of the Subsidiaries has guaranteed any material obligations of any other Person;

(xiv) Contracts purporting to grant a license to, or to obtain a license from, any of the Company or the Subsidiaries of any rights to Intellectual Property, in each case, for consideration in excess of $500,000 in the fiscal year ended December 31, 2016 or reasonably expected to require consideration in excess of $500,000 in any subsequent fiscal year, other than (A) licenses of Off-the-Shelf-Software and (B) embedded software in telecommunications equipment used by any of the Company or the Subsidiaries (including such equipment that may be deployed at a customer’s premises);

(xv) Contracts entered into in connection with the settlement of any Legal Proceeding that contain any material ongoing obligations (other than terms solely relating to confidentiality or non-disparagement) that bind the Company or any of the Subsidiaries; and

(xvi) any (A) broker, distributor, dealer, manufacturer, franchise, agency, sales promotion, market research, marketing, consulting or advertising Contract, in each case, that required or is reasonably expected to require aggregate payments by the Company and the Subsidiaries, taken as a whole, in excess of $250,000 for the year ended December 31, 2016 or the year ended December 31, 2017, or (B) Contract with any independent contractor or consultant who is a natural person who is entitled to receive payments in excess of $100,000 per year thereunder for any one-year period beginning on or after January 1, 2017.

(b) Other than the Affiliate Contracts that will be terminated pursuant to Section 7.15 or that terminate or expire in accordance with their terms, each Material Contract is Enforceable against the Company or a Subsidiary, as applicable, and, to the Knowledge of the Company, each counterparty thereto, and is in full force and effect, except, in each case, as would not, individually or in the aggregate, reasonably be material to the Company and the Subsidiaries, taken as a whole. Neither the Company nor any of the Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in breach of, or in default under, any such Material Contract, and no event has occurred within the last twelve (12) months prior to the date of this Agreement that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of the Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole.

(c) The Company has made available to Buyer a complete and correct copy of each Material Contract prior to the date of this Agreement (excluding service orders and immaterial supplements thereto that are governed by such Material Contract).

4.14 Employee Benefits Plans.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each material “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material bonus, equity or equity-based, deferred compensation, retirement, employment, retention, change of control, severance or other material benefit plan, program, policy or agreement sponsored or maintained by the Company or any of the Subsidiaries, to which the Company or any of the Subsidiaries is a party or as to which the Company or any of the Subsidiaries has any material liability, in each case, for the benefit of current or former directors, officers, managers, employees or other service providers of the Company or any of the Subsidiaries (each, a “Participant”), other than any governmental or other statutorily mandated plan or program (without regards to materiality, each, a “Company Benefit Plan”). The Company has made available to Buyer correct and complete copies of: (i) each material Company Benefit Plan document and any amendments thereto; (ii) the most recently filed annual report on Form 5500 with respect to each material Company Benefit Plan (if any such report was required); and (iii) any trust agreement or insurance or group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law. There are no material Legal Proceedings pending, or to the Knowledge of the Company, threatened with respect to or involving any Company Benefit Plan (other than routine claims for benefits).

(b) All Company Benefit Plans that are intended to be tax qualified under Section 401(a) of the Code have received a favorable determination or opinion letter, and the Company has made available to Buyer a copy of the most recent determination or opinion letter received with respect to each such Company Benefit Plan. To the Knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any such Company Benefit Plan to lose its qualification under Section 401(a) of the Code.

(c) Within the past six (6) years, neither the Company nor any of the Subsidiaries nor any Commonly Controlled Entity has maintained, sponsored, contributed to or been required to contribute to (i) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multi-employer plan” within the meaning of Sections 3(37) or Section 4001(a)(3) of ERISA, or (iii) a plan with two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA To the Knowledge of the Company, with respect to the Company, the Subsidiaries or any Commonly Controlled Entity, there does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would become a Controlled Group Liability of the Buyer as a result of the consummation of the Transactions.

(d) No Company Benefit Plan provides or promises any health or other welfare benefits (other than severance benefits) to employees after their employment terminates other than as required pursuant to applicable Laws or individual agreements disclosed on Section 4.14(a) of the Company Disclosure Schedule.

(e) Except as set forth on Section 4.14(e) of the Company Disclosure Schedule or as contemplated by Article III of this Agreement, none of the execution and delivery of this Agreement or the consummation of the Transactions (in each case, alone or in combination with any other event) will (i) entitle any Participant to any compensation or benefit (including any increase in any pre-existing compensation or benefit), (ii) result in the payment of any amount that would not be deductible by the Company and the Subsidiaries by reason of Section 280G of the Code or (iii) with respect to any Company Benefit Plan, accelerate the time of payment, vesting or funding of any compensation or benefit or trigger any other payment or funding obligation. No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of the Subsidiaries in respect of any Tax or interest or penalty related thereto under Sections 4999 or 409A of the Code.

4.15 Labor.

(a) No employees of the Company or any Subsidiary are represented by a union or other collective bargaining entity. Neither the Company nor any of the Subsidiaries is a party to any labor or collective bargaining agreement.

(b) Since December 31, 2013, there has not been, nor is there pending or, to the Knowledge of the Company, threatened, any material labor dispute between the Company or any of the Subsidiaries and any labor organization, or any strike, work stoppage, work slowdown or lockout involving any employee of, or affecting the Company or any of the Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of the Subsidiaries. Since December 31, 2013, to the Knowledge of the Company, neither the Company nor any of the Subsidiaries has received notice of any investigation by a Governmental Body responsible for the enforcement of labor or employment regulations, the resolution of which did, or would reasonably be expected to, result in any material liability of the Company or any of the Subsidiaries.

(c) The Company and the Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor (including independent contractors), labor relations and employment practices, including those related to worker classification, wages, hours, and collective bargaining.

4.16 Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or the Subsidiaries that (a) individually or in the aggregate, would reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole or (b) seek an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions. Neither the Company nor any of the Subsidiaries is subject to any Order, except to the extent the same would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

4.17 Compliance with Laws; Permits.

(a) Since December 31, 2013, the Company and the Subsidiaries have operated and conducted their businesses in compliance in all material respects with all Laws and Orders of any Governmental Body applicable to their respective businesses or operations and all internal or posted policies and procedures. Since December 31, 2013, neither the Company nor any of the Subsidiaries has received any written notice alleging, or been charged with, any violation of any Laws (other than violations that are immaterial to the Business).

(b) Section 4.17(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all Permits that are material to the conduct of the business of the Company and the Subsidiaries, taken as a whole, as now conducted or necessary to permit them to own, lease and operate their property, rights or other assets (“Material Permits”). All Material Permits are valid and in full force and effect, the Company and the Subsidiaries are in compliance in all material respects with all Material Permits and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, which have resulted or would reasonably be expected to result in the revocation, reversal, stay, being set aside, annulment or suspension of any Material Permit. Neither the Company nor any of the Subsidiaries has received any notification from any Governmental Body alleging any material violation of or material default under any Material Permit.

4.18 Environmental Matters. (a) The operations and properties of the Company and each of the Subsidiaries are, and, since December 31, 2011, have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate their respective businesses as now conducted (“Environmental Permits”), except for any non-compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole; (b) except for matters that have been resolved fully and finally, neither the Company nor any of the Subsidiaries has received any written notice from any Person alleging that the Company or any of the Subsidiaries has violated, or may have liability under, any Environmental Law, or has received any request by any Governmental Body for information pursuant to any Environmental Law, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole; (c) to the Knowledge of the Company, there are no existing events, conditions or circumstances that would reasonably be expected to materially and adversely affect the Company’s and the Subsidiaries’ ability to comply with Environmental Laws or Environmental Permits (other than proposed changes in state or federal Environmental Laws that have not become effective) in the future or materially increase the cost of such compliance; (d) neither the Company nor any of the Subsidiaries is subject to any pending, or to the Knowledge of the Company, threatened Legal Proceeding under or relating to any Environmental Law or any Environmental Permit (an “Environmental Claim”); (e) there has been no Release of or exposure to any Hazardous Materials at any location, including at or from the facilities currently or formerly owned, leased or used for disposal by the Company or any of the Subsidiaries, in a manner that would reasonably be expected to result in any Environmental Claim against the Company or any of the Subsidiaries that, individually or in the aggregate, is or would reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole; (f) other than diesel fuel tanks associated with electric generators owned or operated by the Company or its Subsidiaries, to the Knowledge of the Company there are no underground or aboveground storage tanks, on, at, under or about any real property owned or leased by the Company or any of the Subsidiaries or for which the Company or any of the Subsidiaries is otherwise primarily responsible for operating or maintaining; (g) except for matters that would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Subsidiaries, taken as a whole, neither the Company nor any of the Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Subsidiaries; and (h) the Company has made available to Buyer true, correct and complete copies of all Phase I and Phase II environmental site assessments and, to the extent prepared on or after December 31, 2012, all other material reports, studies, audits or investigations, in each case in its possession, relating to the environmental condition of the Company’s and the Subsidiaries’ current or former businesses or properties or relating to their respective liabilities under or compliance with Environmental Law.

4.19 Insurance.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each material insurance policy maintained by, or for the benefit of, the Company and the Subsidiaries, other than any insurance policies relating to Company Benefit Plans. All of such insurance policies are in full force and effect. With respect to each such insurance policy, (i) neither the Company, nor any of the Subsidiaries, is in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, under any such policy and (ii) no written notice of cancellation or termination has been received other than in connection with ordinary renewals.

(b) Except as set forth on Section 4.19(b) of the Company Disclosure Schedule, (i) there are currently no claims in excess of $100,000 pending under any insurance policies currently in effect and covering the property, business or employees of the Company or any of the Subsidiaries and (ii) there has been no claim for more than $100,000 under any such policy made during the two (2) year period prior to the date of this Agreement that has been denied, rejected, disputed or refused coverage, in whole or in part (other than a customary reservation of rights notice).

4.20 Related Party Transactions. Except for (a) normal advances to employees in the Ordinary Course of Business, (b) payment of compensation for employment to employees in the Ordinary Course of Business, (c) participation by employees, officers and directors in any Company Benefit Plans and (d) the Operating Agreement, no employee, director or officer of the Company or any of the Subsidiaries or any Equityholder, or any member of such employee’s, director’s, officer’s or Equityholder’s immediate family, or any Person controlled by such employee, director, officer or equityholder, is a party to any Contract to which the Company or any of the Subsidiaries is a party or by which any of their respective assets or properties is bound, or, to the Knowledge of the Company, has a material interest in any Contract, asset or property (real or personal), tangible or intangible, owned by, used in or pertaining to the business of the Company or any of the Subsidiaries. To the Knowledge of the Company, no Equityholder or officer of the Company or any of the Subsidiaries or any of their respective spouses or immediate family members owns directly, on an individual or joint basis, or has any interest in any tangible or intangible property that the Company or any of the Subsidiaries owns or uses in the conduct of its business, other than any ownership of equity interests in the Company; provided, however, that the ownership of securities representing no more than one percent (1%) of the outstanding voting power of any Person, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be an “interest” under this Section 4.20 as long as the Person owning such securities has no other connection or relationship with such Person.

4.21 Customers and Suppliers.

(a) Section 4.21(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the names of (i) the ten (10) largest customers of the Company and the Subsidiaries, taken as a whole, measured by the aggregate amount billed to such customers by the Company or any of the Subsidiaries during the twelve (12) months ended March 31, 2017 (the “Significant Customers”) and (ii) the ten (10) largest suppliers from which the Company or any of the Subsidiaries purchased goods or services measured by the aggregate expenditures of the Company and the Subsidiaries during the twelve (12) months ended March 31, 2017 (the “Significant Suppliers”). Except as set forth on Section 4.21(a) of the Company Disclosure Schedule, as of the date hereof, none of the Significant Customers or Significant Suppliers has cancelled, terminated or otherwise materially altered (including any non-renewals) or notified the Company or any of the Subsidiaries of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter its relationship with the Company or any of the Subsidiaries.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all discontinuance or non-renewal notices received between December 31, 2016 and the date of this Agreement from customers of the Company and the Subsidiaries with respect to circuits for which recurring charges exceed Five Thousand Dollars ($5,000) per month.

4.22 Telecommunications Matters.

(a) The Company and the Subsidiaries hold all licenses, authorizations, certificates and registrations required by the FCC and by each State PUC that regulates the Business as are required for the operation of the Business (collectively, the “Telecommunication Permits”), and Section 4.22(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all such Telecommunication Permits. Except as set forth on Section 4.22(a) of the Company Disclosure Schedule, or as would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, each Telecommunication Permit is in full force and effect, there are no Legal Proceedings pending, or, to the Knowledge of the Company, threatened which have resulted or would reasonably be expected to result in any revocation, suspension, default or violation of or with respect to any Telecommunication Permit, or any material fine or forfeiture in connection therewith.

(b) Except as set forth in Section 4.22(b) of the Company Disclosure Schedule, since December 31, 2013, the Company and the Subsidiaries have operated and conducted their business in all material respects in compliance with the terms and conditions of the Telecommunication Permits and the Communications Laws, including timely and accurately submitting all material reports, notifications and applications required by applicable Communications Laws, and the payment of all material regulatory fees, assessments and contributions, except as would not, individually or in the aggregate, reasonably be expected to (i) result in material liability to the Company and the Subsidiaries, taken as a whole, (ii) prevent or materially interfere with or delay the consummation of any of the Transactions or (iii) materially affect, impede, or restrain the operation of the business of the Company or any of the Subsidiaries as now conducted; provided that, for purposes of the foregoing, (x) “material reports” shall include FCC Forms 499A and 499Q and (y) “material regulatory fees, assessments and contributions”

shall include FCC regulatory fees, all contributions to support federal universal service, interstate telecommunication relay service, the administration of the North American Numbering Plan and the shared costs of local number portability administration.

(c) Since December 31, 2013, the Company and the Subsidiaries have filed all required Universal Service Fund reports and all such filings were, when made, true, correct and complete and in accordance with existing precedent of the relevant Governmental Body. At the Closing, the Company and the Subsidiaries shall have paid all federal and state Universal Service Contributions billed by Fund Administrators prior to the Closing Date. At the Closing, the Company and the Subsidiaries shall have filed all forms that were due prior to the Closing Date, and retained all supporting documentation, necessary for the Fund Administrators to calculate its Universal Service Contributions. Where such forms are not due to be filed until after the Closing Date, the Company and the Subsidiaries shall also have compiled and retained all documentation needed to file any forms necessary for the Fund Administrators to calculate Universal Service Contributions for the period prior to the Closing Date. Since December 31, 2013, neither the Company nor any of the Subsidiaries has been the subject of any audit, investigation, enforcement, Legal Proceeding, assessment, fine, penalty or interest related to Universal Service Subsidies or Universal Service Contributions and, to the Knowledge of the Company, no such audit, investigation, enforcement, Legal Proceeding, fine, penalty or interests is threatened.

4.23 Illegal Payments. None of the Company or any of the Subsidiaries or, to the Knowledge of the Company, any of their respective managers, officers, directors employees or Representatives (acting in their capacity as such) has (a) offered, made, accepted or received any illegal payment, contribution, expenditure, gratuity or gift of any kind, directly or indirectly, to any official, employee or agent of any Governmental Body or any candidate for any office of any Governmental Body or (b) violated or operated in noncompliance with any export restrictions, anti-boycott regulations or embargo regulations. To the Knowledge of the Company, there have been no false or fictitious entries made in the books or records of the Company or any of the Subsidiaries relating to any payment prohibited by Law, and neither the Company nor any of the Subsidiaries has established or maintained any fund for use in making any such payments.

4.24 Financial Advisors. Other than Persons the fees and expenses of which are included as Transaction Expenses, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or the Subsidiaries in connection with the Transactions and no Person is entitled to any fee or commission or like payment from the Company or the Subsidiaries in respect thereof.

4.25 Network Facilities Route. The Company has made available to Buyer the following information as of the end of the month prior to the date hereof regarding the route and location of the Network Facilities of the Company and the Subsidiaries, which information is true, correct and complete in all material respects as of the date hereof: (i) the network route map (including any backbone fiber routes under construction); (ii) the list of all on-network buildings (including buildings services by the Company’s or the Subsidiaries’ networks and buildings services by the Company or a Subsidiary using the facilities of another carrier); (iii) the collocation facilities operated by the Company and the Subsidiaries as commercial data centers; (iv) the locations (including latitude and longitude) of all small cell nodes provided by the Company and the Subsidiaries; (v) the number of route miles and the number of fiber miles of Network Facilities owned by the Company and the Subsidiaries, listed by metropolitan area; and (vi) the end points of Network Facilities leased by the Company and the Subsidiaries, listed by metropolitan area. There are no material Network Facilities used by the Company or the Subsidiaries other than those set forth in the Data Room and no other assets are necessary for the use, operation or maintenance of the Network Facilities consistent with the Company’s past practice.

4.26 Takeover Laws. No anti-takeover or similar Law is applicable to this Agreement or the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BLOCKERCOS

Except as set forth on the corresponding section of the disclosure schedule of the Blockercos delivered by the Blockercos to Buyer prior to the execution of this Agreement (the “Blockerco Disclosure Schedule”) (or in one or more of the other sections of the Blockerco Disclosure Schedule to the extent the relevance of such disclosure to such other section is reasonably apparent on the face of such disclosure), each Blockerco hereby severally and not jointly represents and warrants to the Buyer Parties, solely with respect to such Blockerco, that:

5.1 Organization and Good Standing. Such Blockerco is a duly organized and validly existing corporation or other entity in good standing to the extent such concepts are recognized under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate (or similar entity) power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Such Blockerco is duly qualified licensed and authorized to do business as a foreign corporation or entity and is in good standing to the extent such concepts are recognized under the laws of each jurisdiction in which the conduct of its business or the ownership or lease of its properties requires such qualification, license or authorization, except where the failure to be so qualified, licensed, authorized or in good standing would not reasonably be expected to prevent or materially impair or delay any such Blockerco from performing its material obligations under this Agreement or consummating the Transactions as contemplated hereby

5.2 Authorization of Agreement. Such Blockerco has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Blockerco in connection with the consummation of the Transactions (the “Blockerco Documents”), to perform its obligations hereunder, and to consummate the Transactions. The execution and delivery by such Blockerco of this Agreement and the Blockerco Documents to which such Blockerco is a party, the performance by such Blockerco of its obligations hereunder and thereunder and the consummation by such Blockerco of the Transactions have been duly authorized by all necessary action on behalf of such Blockerco, and no other corporate or similar action on the part of such Blockerco or its stockholders or other equity holders (other than the filing of the Certificate of Merger applicable to such Blockerco) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Blockerco Documents and the consummation of the Transactions. This Agreement has been, and each of the Blockerco Documents will be at or prior to the Closing, duly and validly executed and delivered by such Blockerco. This Agreement is, and each Blockerco Document when so executed and delivered shall be, Enforceable against such Blockerco.

5.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by such Blockerco of this Agreement or the Blockerco Documents, the consummation by such Blockerco of the Transactions, or compliance by such Blockerco with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, acceleration or cancellation of any obligation or to a loss of benefit under, or result in the creation or imposition of any Lien (other than a Permitted Lien) on the property or assets of Blockerco under, or give rise to any rights or entitlements under, any provision of: (i) the certificate of incorporation, bylaws or comparable organizational documents of such Blockerco; (ii) any material Contract or material Permit to which such Blockerco is a party; (iii) any Order applicable to such Blockerco or by which any of the properties or assets of such Blockerco are bound; or (iv) any applicable Law, other than, in the case of the preceding clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to , individually or in the aggregate, (x) result in material liability to such Blockerco or (y) prevent or materially impair or delay such Blockerco from performing its material obligations under this Agreement or consummating the Transactions as contemplated hereby.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of such Blockerco in connection with the execution and delivery by such Blockerco of this Agreement or the Blockerco Documents, the compliance by such Blockerco with any of the provisions hereof or thereof, or the consummation by Blockerco of the Transactions, except for: (i) filings required under and in compliance with the applicable requirements of the HSR Act; (ii) the filing of the Certificate of Merger applicable to such Blockerco; and (iii) the Telecom Regulatory Filings and the Telecom Regulatory Consents.

5.4 Capitalization.

(a) Section 5.4 of the Blockerco Disclosure Schedule sets forth, with respect to such Blockerco: (i) the jurisdiction in which it is incorporated or organized; (ii) the number of shares of its authorized capital stock (if applicable); and (iii) subject to Section 7.19, the number and class of shares of stock or other equity interests thereof duly issued and outstanding, the names of all holders thereof and the number of shares of stock or other equity interests held by each such holder.

(b) The outstanding shares of capital stock or other equity interests of such Blockerco are validly issued, fully paid and non-assessable, in each case, as applicable, and have not been issued in violation of, and are not subject to, any preemptive rights. There are no accumulated but unpaid dividends or distributions with respect to any equity interests in Blockerco.

(c) There is no outstanding option, warrant, call, right or Contract to which such Blockerco is a party requiring, and there are no securities of such Blockerco outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock or other equity interests of such Blockerco or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interests of such Blockerco. There are no outstanding obligations of Blockerco to repurchase, redeem or otherwise acquire any equity interests or other securities of Blockerco (or any outstanding rights to cause Blockerco, or any other Person, to repurchase, redeem or otherwise acquire any equity interests or other securities of Blockerco).

There are no restrictions on the transfer of equity securities of Blockerco (other than restrictions under applicable securities Laws and the Blockerco’s organizational documents). Blockerco is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the equity interests of Blockerco. All holders of capital stock of Blockerco have waived or are not entitled to any “appraisal rights”, “dissenter’s rights” or any similar rights under the Law in connection with the Transactions. Such Blockerco does not own any stock, partnership interest, joint venture interest or other equity interest in any Person other than the Company.

5.5 No Undisclosed Liabilities. Other than with respect to Taxes, such Blockerco has no liabilities of any kind and is not liable for, directly or indirectly, any liabilities.

5.6 Absence of Certain Developments. Except as contemplated by this Agreement, since December 31, 2016: (a) such Blockerco has conducted its business only in the Ordinary Course of Business; and (b) except in connection with the Transactions, such Blockerco has not taken any action that would, if taken after the date hereof, be prohibited by Section 7.2(b).

5.7 Taxes. Except as set forth on Section 5.7 of the Blockerco Disclosure Schedule:

(a) Such Blockerco has timely filed (taking into account any extensions of time within which to file) all income and other material Tax Returns required to be filed by it, and all Taxes required to be paid by it have been paid by it. All income and other material Tax Returns of such Blockerco are true, correct and complete in all material respects insofar as such Tax Returns reflect the liability for Taxes shown due thereon. There are no Liens with respect to Taxes upon any asset of the Blockerco other than Permitted Liens. All material Taxes required to have been withheld and paid in connection with amounts paid by such Blockerco to any Person have been withheld and timely paid to the appropriate Taxing Authority.

(b) No unresolved deficiencies for any material amounts of Taxes have been assessed in writing against such Blockerco by any Taxing Authority.

(c) No requests for waivers of the time to assess any material Taxes have been made that are still pending (other than waivers as a result of extensions of time to file Tax Returns).

(d) Such Blockerco is not liable for a material amount of Taxes of any other Person as a transferee or successor or as a result of any indemnification provision or other contractual obligation.

(e) Such Blockerco has never been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return or any similar provision of state, local or foreign Law.

(f) Such Blockerco will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in accounting method, prepaid amount realized outside the Ordinary Course of Business, closing agreement described in Section 7121 of the Code (or any similar provision of state, local or foreign law), installment sale or open transaction disposition.

(g) Such Blockerco has not engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h) Such Blockerco has not constituted a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the two (2) year period ending on the date of this Agreement.

5.8 Litigation. There are no Legal Proceedings pending or, to the knowledge of such Blockerco, threatened against such Blockerco that (a) individually or in the aggregate, would reasonably be expected to be material to Blockerco or (b) seek an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions. Neither the Company nor any of the Subsidiaries is subject to any Order.

5.9 Related Party Agreements. No director, manager, executive officer or Affiliate of such Blockerco, or any spouse, parent, brother, sister, child or Affiliate of the foregoing, is a party to any material Contract or other commitment to which such Blockerco is a party or by which any of its assets or properties is bound, or, to the knowledge of such Blockerco, has a material interest in any Contract or other commitment, asset or property (real or personal), tangible or intangible, owned by or used in the business of such Blockerco.

5.10 Contracts. Other than this Agreement, its organizational documents (including its limited liability company agreement or agreement of limited partnership, as applicable) and any other Contract incidental to the ownership of its equity interests or (on a direct or indirect basis) the equity interests of the Company, such Blockerco is not a party to any Contract.

5.11 Blockerco Operations. Such Blockerco (a) was formed solely for the purpose of directly or indirectly holding equity interests of the Company and entering into certain transactions related to the acquisition of such interests, directly or indirectly, by such Blockerco, (b) has not engaged in any business activities or conducted any operations other than in connection with such purpose or transactions, (c) does not, and has not at any time had, any employees, (d) as of immediately prior to the Closing, after giving effect to the Initial Redemptions and the Subsequent Redemptions, will own and have good and valid title to the equity interests in the Company represented as being owned directly or indirectly by such Blockerco, free and clear of any and all Liens and (e) does not control any other Person. Except for the equity interests it holds in respect of its direct or indirect ownership stake in the Company, such Blockerco does not hold any assets.

5.12 Financial Advisors. Other than Persons the fees and expenses of which are included as Transaction Expenses, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Blockerco in connection with the Transactions and no Person is entitled to any fee or commission or like payment from the Blockerco in respect thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer Parties, jointly and severally, hereby represent and warrant to the Blockercos and the Company that:

6.1 Organization and Good Standing.

(a) Buyer is a duly organized and validly existing corporation and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted.

(b) Each Merger Sub is a duly organized and validly existing corporation and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted.

(c) No ten percent (10%) or greater equity or voting interest in any Buyer Party is directly or indirectly held by or attributable to a non-U.S. Person pursuant to Section 63.18(h) of the rules of the FCC, 47 C.F.R. § 63.18(h).

6.2 Authorization of Agreement. Each Buyer Party has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Buyer Party in connection with the consummation of the Transactions (the “Buyer Documents”), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each Buyer Party of this Agreement and the Buyer Documents to which such Buyer Party is a party, the performance by such Buyer Party of its obligations hereunder and thereunder and the consummation by each Buyer Party of the Transactions have been duly authorized by all necessary action on behalf the Buyer Parties, and no other corporate or similar action on the part of the Buyer Parties (other than the filing of the Certificates of Merger) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Buyer Documents and the consummation of the Transactions. This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly and validly executed and delivered by the Buyer Parties party thereto. This Agreement is, and each Buyer Document when so executed and delivered shall be, Enforceable against the Buyer Parties party thereto.

6.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by any Buyer Party of this Agreement or the Buyer Documents, the consummation by any Buyer Party of the Transactions, or compliance by any Buyer Party with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, acceleration or cancellation of any obligation or to a loss of benefit under, or result in the creation or imposition of any Lien (other than a Permitted Lien) on the property or assets of any Buyer Party under, or give rise to any rights or entitlements under, any provision of: (i) the certificate of incorporation and bylaws (or comparable organizational documents) of any Buyer Party; (ii) any material Contract or material Permit to which any Buyer Party is a party; (iii) any Order applicable to any Buyer Party or by which any of the properties or assets of any Buyer Party are bound; or (iv) any applicable Law, other than, in the case of the preceding clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to , individually or in the aggregate, prevent or materially impair or delay any Buyer Party from performing its material obligations under this Agreement or consummating the Transactions as contemplated hereby

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of any Buyer Party in connection with the execution and delivery by any Buyer Party of this Agreement or the Buyer Documents, the compliance by any Buyer Party with any of the provisions hereof or thereof, or the consummation by any Buyer Party of the Transactions, except for: (i) filings required under and in compliance with the applicable requirements of the HSR Act; (ii) the filings of the Certificates of Merger; and (iii) the Telecom Regulatory Filings and the Telecom Regulatory Consents and (iv) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay any Buyer Party from performing its material obligations under this Agreement or consummating the Transactions as contemplated hereby.

6.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened against any Buyer Party that seek an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions. No Buyer Party is subject to any Order except to the extent the same would not reasonably be expected to prohibit or restrain the ability of any Buyer to enter into this Agreement or consummate the Transactions.

6.5 Financial Advisors. Other than Morgan Stanley & Co. LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Buyer Party in connection with the Transactions and no such Person is entitled to any fee or commission or like payment from any Buyer Party in respect thereof.

6.6 Sufficient Funds. Buyer will have available to it at the Closing sufficient funds to enable Buyer to consummate the Transactions and to satisfy its obligations hereunder and thereunder, including the obligations pursuant to Section 3.9(a) and Section 3.10(c)(i). Buyer has delivered to the Company true, correct and complete copies of the commitment letter, dated as of July 18, 2017, from Morgan Stanley Senior Funding, Inc., Bank of America, N.A. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated (the “Commitment Parties”), to Crown Castle International Corp. (the “Debt Commitment Letter”), pursuant to which the Commitment Parties have committed, upon the terms and subject to the conditions set forth therein (subject to any “market flex” provisions included in the fee letter dated as of July 18, 2017 referred to in the Debt Commitment Letter (the “Fee Letter”), a true and complete copy of which has been delivered to the Company with fees, economic terms and “market flex” provisions redacted), to provide the financing set forth in the Debt Commitment Letter (the “Financing”). The Debt Commitment Letter is (i) in full force and effect, (ii) the legal, valid and binding obligation of Crown Castle International Corp. and, to the Knowledge of Buyer, of each of the Commitment Parties, and (iii) to the Knowledge of Buyer, Enforceable in accordance with its terms against the Commitment Parties. As of the date hereof, no Commitment Party has notified Buyer or any of its Affiliates of its intention to terminate the Debt Commitment Letter or not to provide its applicable portion of the Financing. The Debt Commitment Letter constitutes the entire and complete agreement between the parties thereto with respect to the Financing and has not been amended, modified or terminated prior to the date hereof. Other than the Debt Commitment Letter and the Fee Letter related thereto, neither Buyer nor any of its Affiliates has entered into any side letter or other Contract that would affect the amount, timing or availability of, or conditionality applicable to, the Financing. The commitments contained in the Debt Commitment Letter have not been reduced, withdrawn or rescinded as of the date of this Agreement, and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under any term or condition of the Debt Commitment Letter on the part of Crown Castle International Corp. or, to the Knowledge of Buyer, any of the Commitment Parties. To the Knowledge of Buyer, assuming the accuracy of the representations and warranties set forth in Article IV and Article V such that the condition set forth in Section 8.2(a) is satisfied and the satisfaction of the other conditions set forth in Section 8.1 or 8.2, there is no fact, occurrence or condition that would make any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate in any material respect or that would cause the commitments provided in the Debt Commitment Letter to be terminated, reduced or ineffective or any of the conditions contained therein not to be met. The consummation of the Financing is subject to no conditions precedent or contingencies other than those expressly set forth in the Debt Commitment Letter. Neither Buyer nor any of its Affiliates has any reason to believe that it or any other party to the Debt Commitment Letter will be unable to satisfy on a timely basis any term thereof that could affect the amount, timing or availability of, or conditionality applicable to, the Financing. All commitments and other fees required to be paid under the Debt Commitment Letter prior to the date hereof have been paid in full. Assuming the accuracy of the representations and warranties set forth in Article IV and Article V such that the condition set forth in Section 8.2(a) is satisfied and the satisfaction of the other conditions set forth in Section 8.1 or Section 8.2, the aggregate proceeds contemplated by the Debt Commitment Letter when funded, together with other cash-on-hand and available capacity under Buyer’s revolving credit facility, would be sufficient for Buyer to pay the payments set forth in Section 3.9(a). Notwithstanding anything to the contrary contained herein, Buyer expressly acknowledges and agrees that Buyer’s obligations hereunder are not conditioned in any manner upon Buyer obtaining any financing.

6.7 Solvency.

(a) Immediately after giving effect to the consummation of the Transactions, including payment of the amounts required to be paid pursuant to Section 3.9(a) and Section 3.10(c)(i) and payment of all related fees and expenses:

(i) the fair saleable value (determined on a going concern basis) of the assets of Buyer and the Blockercos, the Company and the Subsidiaries shall be greater than the total amount required to pay their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii) Buyer and the Blockercos, the Company and the Subsidiaries shall be able to pay their debts, obligations and liabilities in the Ordinary Course of Business as they become due; and

(iii) Buyer and the Blockercos, the Company and the Subsidiaries shall not have unreasonably small capital for the operation of the businesses in which they are engaged or proposed to be engaged thereafter.

(b) In completing the Transactions, no Buyer Party intends to hinder, delay or defraud any present or future creditors of Buyer, the Blockercos, the Company or the Subsidiaries.

6.8 Operations of Merger Subs. Buyer owns beneficially and of record all of the outstanding capital stock of each Merger Sub. Each Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with such Transactions and activities incidental thereto.

ARTICLE VII

COVENANTS

7.1 Access to Information.

(a) From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with Section 9.1 (such period, the “Pre-Closing Period”), the Company and the Blockercos shall from time to time provide Buyer, subject to Section 7.5, with reasonable access (during normal business hours) to the offices, properties, appropriate officers, books and records of the Blockercos, the Company and the Subsidiaries, including any updated quarterly consolidated financial statements of the Company and the Subsidiaries prepared during the Pre-Closing Period in the Ordinary Course of Business of the Company and monthly financial statements upon request by Buyer. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Buyer and its Representatives shall cooperate with the Company and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would reasonably be expected to require any of the Blockercos, the Company or the Subsidiaries to disclose information subject to attorney-client or other legal privilege, conflict with any confidentiality obligations to which any of the Blockercos, the Company or the Subsidiaries is bound or violate any applicable Law, including any applicable Antitrust Law. Notwithstanding the foregoing the Company shall use commercially reasonable efforts to make reasonable and appropriate substitute disclosure arrangements which would allow it to disclose to Buyer information of the types described above without resulting in any such disclosures of information being subject to privilege, conflicts or violations. Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, without the prior written consent of the Company, which may be withheld for any reason or no reason in the sole and absolute discretion of the Company no Buyer Party or its Affiliates or Representatives shall have any right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of the Subsidiaries (other than non-invasive Phase I environmental and compliance audits).

(b) For a period of seven (7) years after the Closing, Buyer shall cause the Blockercos, the Company and the Subsidiaries to provide the Equityholders’ Representative and its Representatives reasonable access to the appropriate officers, books and records (including all electronic data related thereto) of the Blockercos, the Company and the Subsidiaries during their regular business hours upon reasonable advance notice and reasonable circumstances, including to the extent necessary for the preparation of insurance claims, financial statements, regulatory filings, Tax Returns of the Equityholders or their Affiliates in respect of periods ending on or prior to the Closing, or in connection with any Legal Proceedings (other than Legal Proceedings in respect of which Buyer is an adverse party, which access shall be governed by applicable Law). Notwithstanding anything herein to the contrary, no such access shall be permitted to the extent that it would reasonably be expected to require any of the Blockercos, the Company or the Subsidiaries to disclose information subject to attorney-client or other legal privilege, conflict with any confidentiality obligations to which any of the Blockercos, the

Company or the Subsidiaries is bound or violate any applicable Law. Notwithstanding the foregoing the Blockercos, the Company and the Subsidiaries shall use commercially reasonable efforts to make reasonable and appropriate substitute disclosure arrangements which would allow it to disclose to the Equityholders’ Representative information of the types described above without resulting in any such disclosures of information being subject to privilege, conflicts or violations. The Equityholders’ Representative shall be entitled to make copies of the books and records to which it is entitled to access pursuant to this Section 7.1(b). Buyer shall cause the Blockercos and the Company to hold all the books and records of the Blockercos, the Company and the Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law.

7.2 Conduct of the Business Pending the Closing.

(a) During the Pre-Closing Period, except (i) as required by applicable Law, (ii) as expressly contemplated by this Agreement or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Blockercos and the Company shall, and the Company shall cause each of the Subsidiaries to, (A) conduct their respective businesses only in the Ordinary Course of Business, (B) use commercially reasonable efforts to preserve intact the respective businesses of the Company and the Subsidiaries and their current relationships with customers, suppliers, vendors, employees and other Persons with which they have business relationships and (C) use commercially reasonable efforts to incur and fund the Planned Capital Expenditures.

(b) During the Pre-Closing Period, except (i) as required by applicable Law, (ii) as expressly contemplated by this Agreement, (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or (iv) as set forth on Schedule 7.2(b) hereto, each of the Blockercos and the Company shall not, and the Company shall cause each of the Subsidiaries not to:

(i) other than in connection with the Initial Redemptions or the Subsequent Redemptions or as expressly provided under Section 7.19, transfer, issue, authorize for issuance, sell or dispose of any shares of its capital stock or other securities, or grant options, warrants, calls, subscriptions or other rights to purchase or otherwise acquire shares of its equity interests or other securities or any securities convertible into or exercisable or exchangeable into its equity interests (other than, with respect to the repurchase of awards granted under the Equity Plans outstanding on the date hereof that are vested on the date of such repurchase, in accordance with their respective terms);

(ii) other than in connection with the Initial Redemptions or the Subsequent Redemptions or as expressly provided under Section 7.19, (A) effect any recapitalization, reclassification, subdivision, split, combination or exchange of any of its equity interests or effect any similar change in its capitalization or (B) declare or pay any non-cash dividend or non-cash distribution on its equity interests, or redeem or otherwise acquire or repurchase any of its equity interests;

(iii) other than as expressly provided under Section 7.19, amend or modify its organizational documents;

(iv) other than as required by Law or Contract or the terms of any Company Benefit Plan (as in effect on the date hereof) or as contemplated by this Agreement, (A) except for wage and salary increases for non-officer employees in the Ordinary Course of Business, increase the compensation or benefits (including severance or termination benefits) of, or grant or enter into any new bonus, incentive, severance, or termination agreement or arrangement with, any Participant (other than compensation or benefits increases, excluding severance or termination increases, for non-officer employees in the Ordinary Course of Business), (B) take any action to accelerate the time of payment or vesting of any compensation or benefits of any Participant, (C) establish, adopt, enter into, modify, amend or terminate any Company Benefit Plan, other than routine amendments that do not result in materially increased administrative costs, (D) terminate the employment of any officer employees other than for cause (as reasonably determined by the Company consistent with past practice), (E) hire any individual whose annual compensation would be in excess of $250,000, other than to fill vacancies in the Ordinary Course of Business or (F) approve of, or consent to, any action of any Affiliate of the Company or any of the Subsidiaries that would require Buyer’s consent pursuant to this Section 7.2(b)(iv) if such action were taken by the Company, or agree to reimburse or make whole any such Affiliate for any such action;

(v) create, permit or authorize to exist any Lien on any of its equity interests or any of its material properties or assets (whether tangible or intangible), except for Permitted Liens;

(vi) other than in the Ordinary Course of Business, acquire any properties or assets that that have an aggregate purchase price in excess of $1,000,000 in any individual transaction or $3,000,000 in the aggregate or acquire all or substantially all of the assets or equity interests of any other Person, or enter into any partnership, joint venture or strategic alliance;

(vii) sell, assign, license, sublicense, transfer, convey, lease, sublease or otherwise dispose of any properties or assets that, individually or in the aggregate, have a fair market value in excess of $1,000,000, in each case, except (A) in the Ordinary Course of Business, (B) for the purpose of disposing of obsolete or worthless assets or (C) in connection with the normal repair and replacement of assets;

(viii) waive, release or assign any material rights or claims or cancel or compromise any material debt owing to such Person;

(ix) make or enter into any commitment to make any material Capital Expenditure, other than the Planned Capital Expenditures;

(x) enter into, modify or terminate any labor or collective bargaining agreement;

(xi) enter into or agree to enter into any merger or consolidation with any Person (other than a merger of any wholly-owned Subsidiary into the Company or another Subsidiary);

(xii) incur, create, assume or otherwise become liable for any Debt or issue any debt securities or assume or guarantee the obligations of any other Person, other than borrowings under the Company’s or any Subsidiary’s revolving credit facilities in existence as of the date hereof;

(xiii) other than routine advances to employees of the Company and the Subsidiaries in the Ordinary Course of Business or the extension of trade credit or credits to customers in the Ordinary Course of Business, make any loans, advances or capital contributions to, or investment in, any other Person, other than the Company or any of the Subsidiaries;

(xiv) (A) terminate, modify or amend any Material Contract or any Real Property Lease, (B) enter into any Material Contract or Real Property Lease that, if entered into prior to the date hereof, would have been a Material Contract or Real Property Lease or (C) grant any waiver of any material term under, exercise any material option under, or give any material consent with respect to any Material Contract or any Real Property Lease; provided, however, that the foregoing shall in no event prohibit the Company or any of the Subsidiaries from terminating, modifying, amending or entering into Material Contracts or Real Property Leases in the Ordinary Course of Business;

(xv) terminate, modify, amend or enter into any Affiliate Contract;

(xvi) settle or compromise any Claim or Legal Proceeding (whether or not commenced prior to the date of this Agreement), other than settlements or compromises where (A) the settlement payment is less than $1,000,000, individually or in the aggregate and (B) such settlement or compromise does not involve any injunctive, equitable or nonmonetary relief against the Company or any of the Subsidiaries (other than any immaterial injunctive or equitable relief that is merely incidental to a primary obligation for monetary payment);

(xvii) except insofar as may be required by a change in GAAP (or any interpretation thereof) or applicable Law, (A) make any material change to any of its methods of accounting for Tax purposes, (B) make or change any material election relating to Taxes, (C) settle or compromise any material Tax claim or (D) amend any material Tax return;

(xviii) change its fiscal year, revalue any material asset for financial accounting purposes or, except insofar as may be required by GAAP, change accounting policies or procedures;

(xix) abandon, forfeit or fail to maintain in full force and effect any material Telecommunications Permit or, other than in the Ordinary Course of Business, make any filings, applications or petitions with, or seek any waivers from, the FCC or any State PUC that would result in any material change to any material Telecommunications Permit;

(xx) other than in the Ordinary Course of Business, abandon, forfeit, fail to maintain in full force and effect or materially amend any Material Permit or Environmental Permit;

(xxi) engage in (A) any practice which would reasonably be expected to have the effect of accelerating to the Pre-Closing Period collections of receivables or revenue that would otherwise be expected (in the Ordinary Course of Business) to be made in post-Closing periods (including invoicing or other similar practices), or (B) any practice which would reasonably be expected to have the effect of postponing to post-Closing periods payments by the Company or any of the Subsidiaries that would otherwise be expected (in the Ordinary Course of Business) to be made in the Pre-Closing Period;

(xxii) liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations, or adopt a plan with respect thereto, or fail to maintain its existence; or

(xxiii) enter into a Contract or agree or commit to do anything prohibited by this Section 7.2(b).

(c) Notwithstanding anything to the contrary contained herein, (i) the failure of the Company or any of the Subsidiaries to take an action prohibited by Section 7.2(b) shall in no event be deemed to constitute a breach of Section 7.2(a) and (ii) from the date of this Agreement until the Designated Time, during the Pre-Closing Period, the Blockercos, the Company and the Subsidiaries shall be permitted to utilize any and all available Cash to (A) pay expenses that would otherwise constitute Closing Transaction Expenses, (B) repay Debt, (C) pay bonuses that would otherwise be payable within the next fiscal year in the Ordinary Course of Business of the Company or the Subsidiaries or (D) make cash distributions or dividends, in each case, at such times and in such amounts as the Company or the applicable Subsidiary shall deem necessary, appropriate or desirable; provided, that, the amounts of any bonuses payable pursuant to clause (C) if paid prior to the end of the applicable fiscal year, shall be paid pro-rated based on the portion elapsed of the applicable fiscal year and actual performance through the payment date, and the Company and the Subsidiaries shall provide Buyer with reasonable notice prior to making any such payment.

(d) Nothing contained in this Agreement shall give any Buyer Party, directly or indirectly, the right to control or direct the Company’s or any of the Subsidiaries’ operations prior to the Closing.

7.3 Regulatory Approvals.

(a) Each of the parties agrees to (and agrees to cause its Affiliates to) use commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions. In furtherance and not in limitation of the foregoing, each of Buyer and, where applicable, the Company undertakes and agrees to (i) make, or cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable (and in any event within ten (10) Business Days after the date hereof, unless a later period is agreed to in writing by both Buyer and the Company) after the date hereof, and to request and use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act; (ii) make, or cause to be made, the telecommunications regulatory applications and other filings set forth on Schedule 7.3(a)(ii) hereto (the “Telecom Regulatory Filings”) as promptly as practicable (and, with respect to all Telecom Regulatory Filings necessary to obtain any Telecom Regulatory Consents, in any event within fifteen (15) Business Days after the date hereof, unless a later period is agreed to in writing by both Buyer and the Company) after the date hereof; and (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or in connection with the Telecom Regulatory Filings.

(b) Further, and without limiting the generality of the rest of this Section 7.3, each of the parties shall cooperate (and shall cause their respective Affiliates to cooperate) in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly (i) furnish to the other such necessary information and reasonable assistance as the other parties may request in connection with the foregoing, (ii) inform the other of any substantive communication from any Governmental Body regarding any of the Transactions, and (iii) provide counsel for the other parties with copies of all filings made by such party, and all substantive correspondence between such party (and its advisors) with any Governmental Body and any other information supplied by such party and such party’s Affiliates to a Governmental Body or received from such a Governmental Body in connection with the Transactions; provided, however, that materials may be redacted as necessary to comply with contractual arrangements and with applicable Law and to redact information that any party reasonably believes to be subject to attorney-client or other legal privilege. Each party hereto shall, to the extent reasonably practicable and subject to applicable Law, permit counsel for the other parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed substantive written communication to any Governmental Body in connection with the Transactions. The parties agree not to participate, or to permit their Affiliates to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the Transactions unless, to the extent reasonably practicable and permitted by applicable Law, it consults with the other parties in advance and, to the extent reasonably practicable and permitted by such Governmental Body, gives the other parties the opportunity to attend and participate. Any disclosure or provision of information or documents by one party hereto to the other under this Section 7.3 may be made on an outside counsel only basis, if appropriate. Notwithstanding anything to the contrary in this Section 7.3, Buyer shall, in consultation with the Company, make the final determination as to the appropriate course of any action and shall direct and control all aspects of the parties’ efforts to obtain regulatory clearance and approvals for the Transactions.

(c) Further, and without limiting the generality of the rest of this Section 7.3 and subject to Section 7.3(d), each Buyer Party shall use commercially reasonable efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law or other Law that may be asserted by any Governmental Body or private party with respect to this Agreement so as to make effective as promptly as practicable the Transactions and to use commercially reasonable efforts to avoid any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date. The steps involved in the preceding sentence shall include, subject to Section 7.3(d), agreeing to take any other action as may be required by a Governmental Body in order (i) to obtain all necessary consents, waivers, approvals and authorizations as soon as reasonably possible, and in any event before the Termination Date or (ii) to effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date. At the request of Buyer, the Company shall agree to take any action with respect to the Company or any of the Subsidiaries in the two (2) preceding sentences; provided, that any such action is conditioned upon (and shall not be completed prior to) the consummation of the Transactions. Each party shall not, and shall cause each of its Affiliates not to, take any action which is intended to or which would reasonably be expected to adversely affect the ability of any of the parties hereto from obtaining (or cause delay in obtaining) any necessary approvals of any Governmental Body required for the Transactions, from performing its covenants and agreements under this Agreement, or from consummating the Transactions. Without limiting the foregoing, subject to Section 7.3(d), each Buyer Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to (A) propose, negotiate, commit to and effect, by consent decree, hold separate orders, or otherwise, the sale, divestiture, disposition, or license of any assets, properties, products, product lines, services, businesses, or rights of the Company or the Subsidiaries or any interest or interests therein, effective as of the Closing, and (B) otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets, properties, products, product lines services, or businesses of the Company or the Subsidiaries or any interest or interests therein, effective as of the Closing, in order to avoid the entry of, or to effect the dissolution of, any Order in any Legal Proceeding, or any impediment under any Antitrust Law or other Law, which would otherwise have the effect of preventing the consummation of the Transactions.

(d) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, including the provisions of this Section 7.3, shall be construed to require Buyer or any of its Affiliates to, and in no event will the Company, the Blockercos or any of their respective Affiliates be permitted to without the prior written consent of Buyer (which consent may be withheld at Buyer’s sole discretion), offer to take, agree to take or commit to take any actions pursuant to this Section 7.3, that (I) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect (it being agreed that for purposes of this Section 7.3(d), Effects caused by or resulting from the matters set forth in clauses (e) and (f) of the definition of the term “Material Adverse Effect” shall not be excluded from determining whether there has been or will be a Material Adverse Effect), (II) involve selling, divesting, disposing, licensing, holding separate or otherwise restricting any assets, properties, products, product lines, services, businesses or rights of Buyer or its Affiliates, or (III) involve pursuing any litigation against any Governmental Body.

(e) For purposes of this Section 7.3, in no event shall the Company or any of the Subsidiaries be considered an Affiliate of any portfolio company of any investment fund affiliated with Berkshire, nor shall any portfolio company of any investment fund affiliated with Berkshire be considered an Affiliate of the Company or any of the Subsidiaries.

7.4 Further Assurances. Subject to, and not in limitation of, Section 7.3, which shall exclusively govern the obligations of the parties set forth therein, each of the Buyer Parties, the Blockercos and the Company shall use (and the Company shall cause each of the Subsidiaries to use) its reasonable best efforts to (a) take all actions necessary or appropriate to consummate the Transactions and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate and make effective the Transactions.

7.5 Confidentiality. Each Buyer Party acknowledges that the documents and other information made available to it in connection with this Agreement and the Transactions is subject to the terms of the confidentiality agreement between Crown Castle International LLC and the Company dated September 23, 2016 (the “Confidentiality Agreement”), which shall remain in effect during the Pre-Closing Period and shall terminate upon the earlier of (a) the Closing Date or (b) the termination date specified in the Confidentiality Agreement. Each Buyer Party hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement applicable to Crown Castle International LLC, to the same extent as though originally party thereto. Notwithstanding the termination of the Confidentiality Agreement at the Closing, from and after the Closing, each Buyer Party shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential any information concerning the Equityholders furnished in connection with the Transactions.

7.6 Indemnification, Exculpation and Insurance.

(a) From and after the Closing, Buyer shall, or shall cause the Blockercos, the Company and the Subsidiaries to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the Persons who at or prior to the Closing were directors, managers, managing members, officers, employees, attorneys, agents or equityholders of any of the Blockercos, the Company or the Subsidiaries (collectively, the “Indemnitees”), with respect to all acts or omissions by any of them or taken at the request of any of the Blockercos, the Company or the Subsidiaries, as applicable, in each case, at or prior to the Closing, in and to the extent of their capacities as such and not as Equityholders. Buyer agrees that, and shall cause the Blockercos, the Company and the Subsidiaries to ensure that, all rights of the Indemnitees, in and to the extent of their capacities as such and not as Equityholders, to advancement, indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing and, in each case, as provided in the Certificate of Formation, the Operating Agreement or the comparable organizational documents of any of the Blockercos or the Subsidiaries and any indemnification agreements or arrangements of any of the Blockercos, the Company or the Subsidiaries (in each case, as in effect on the date of this Agreement and that have been made available to Buyer), shall, in each case, survive the Closing and shall continue in full force and effect in accordance with their terms. Such rights, agreements or arrangements shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, in and to the extent of their capacities as such and not as Equityholders, unless such modification is expressly required by Law. In addition, from and after the Closing, Buyer shall, or shall cause the Blockercos, the Company and the Subsidiaries to, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 7.6 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.6), as incurred to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such Person is not entitled to be indemnified pursuant to this Section 7.6(a) or applicable Law.

(b) Buyer, from and after the Closing, shall, or shall cause the Blockercos, the Company and the Subsidiaries, as applicable, to, cause (i) the certificate of incorporation and bylaws or comparable organizational documents of the Blockercos to contain provisions no less favorable to the Indemnitees, in and to the extent of their capacities as such and not as Equityholders, with respect to limitation of certain liabilities of directors, managers, managing members, officers, employees, attorneys, agents or equityholders and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and bylaws or comparable organizational documents of the Blockercos, (ii) the Certificate of Formation and the Operating Agreement to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of directors, managers, managing members, officers, employees, attorneys, agents or equityholders and indemnification than are set forth as of the date of this Agreement in the Certificate of Formation and the Operating Agreement and (iii) the certificate of incorporation and bylaws or comparable organizational documents of the Subsidiaries to contain the current provisions regarding indemnification of directors, managers, managing members, officers, employees, attorneys, agents or equityholders, which provisions, in each case, shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees, in and to the extent of their capacities as such and not as Equityholders.

(c) Each Indemnitee shall have the right (but not the obligation) to control the defense of, including the investigation of, any litigation, claim or proceeding (each, a “Claim”) relating to any acts or omissions covered under this Section 7.6 with counsel selected by the Indemnitee; provided, however, that (i) the Company shall be permitted to participate in (but not control) the defense of such Claim at its own expense and (ii) the Company shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

(d) Subject to applicable Law and to the extent practicable, Buyer shall, and shall cause the Blockercos, the Company and the Subsidiaries to, cooperate, and cause their respective Affiliates to cooperate, in the defense of any Claim, and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished books, records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) Buyer will, or will cause the Blockercos, the Company and the Subsidiaries to, purchase (at Buyer’s expense) the directors’ and officers’ “tail” or “runoff” insurance program currently available to be purchased under the existing directors’ and officers’ liability insurance plan covering the Blockercos’, the Company’s and the Subsidiaries’ directors, managers and officers, to the extent such plan remains available as of the Closing on materially the same terms and conditions. To the extent that such plan is no longer available on materially the same terms and conditions at the Closing, Buyer will, or will cause the Blockercos, the Company and the Subsidiaries to, purchase (at Buyer’s expense) a directors’ and officers’ liability “tail” or “runoff” insurance program, reasonably satisfactory to the Equityholders’ Representative, for a period of six (6) years after the Closing (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not less than the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects comparable to such existing coverage); provided that in no event shall Buyer or the Surviving Companies be required to pay, with respect to the entire six (6) year period following the Closing, premiums for insurance under this Section 7.6(e) which in the aggregate exceed 200% of the aggregate premiums paid by the Company, the Subsidiaries and the Blockercos, taken as a whole, for the period from September 30, 2016 to, and including, September 30, 2017, for such purpose.

(f) The provisions of this Section 7.6: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(g) In the event that Buyer, a Blockerco, the Company or a Subsidiary, or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer, such Blockerco, the Company or such Subsidiary, as applicable, shall assume all of the obligations of Buyer, such Blockerco, the Company or such Subsidiary, as applicable, set forth in this Section 7.6.

(h) The obligations of Buyer, the Blockercos, the Company and the Subsidiaries under this Section 7.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.6 applies without the consent of the affected Indemnitee (it being expressly agreed by the parties hereto that the Indemnitees shall be third party beneficiaries of this Section 7.6).

7.7 Publicity. None of the Buyer Parties or the Company shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the sole judgment of the parties intending to make such release or public announcement, disclosure is otherwise required by applicable Law or applicable stock exchange rules; provided, that the party intending to make such release or public announcement shall use its commercially reasonable efforts to consult with the other party with respect to the timing and content thereof to the extent reasonably practicable and permitted by applicable Law; provided, further, that the Equityholders and their respective Affiliates shall be permitted to report and disclose the status of this Agreement and the Transactions to their limited partners if required by those governing documents with such limited partners (provided that the recipient of such information is subject to a customary confidentiality and non-disclosure obligation) and shall be permitted to disclose the consummation of this Transaction on their websites and otherwise in the Ordinary Course of Business. Notwithstanding the foregoing, upon the execution of this Agreement, the parties hereto shall release a mutually agreed upon joint press release with respect to this Agreement and the Transactions (or, in lieu thereof, separate press releases which have been approved by each party hereto).

7.8 Conduct of the Buyer Parties.

(a) During the Pre-Closing Period, each of the Buyer Parties shall use commercially reasonable efforts not to take, or cause to be taken, any action which would reasonably be expected to effectuate any change in its ownership that would result in a ten percent (10%) or greater equity or voting interest in such Buyer Party directly or indirectly being owned by or attributable to a non-U.S. Person pursuant to Section 63.18(h) of the rules of the FCC, 47 C.F.R. § 63.18(h).

(b) During the Pre-Closing Period, other than communications in the Ordinary Course of Business, which communications shall be subject to Section 7.5, each Buyer Party shall not, and shall cause its Affiliates and representatives not to, contact or communicate with the customers, suppliers or lessors of the Company or the Subsidiaries in connection with the Transactions, except, in each case, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(c) At the Closing, Buyer shall use commercially reasonable efforts to ensure that all undrawn letters of credit issued under the Existing Credit Agreement shall be (i) cash collateralized by Buyer, (ii) back-stopped by a letter of credit reasonably satisfactory to the applicable issuer of such letter of credit, (iii) deemed reissued under another agreement reasonably acceptable to the applicable issuer of such letter of credit or (iv) canceled and replaced by Buyer.

7.9 Employee Matters.

(a) Unless otherwise agreed to in writing between Buyer and a Continuing Employee in respect to such Continuing Employee’s compensation and benefits, for a period of twelve (12) months following the Closing, Buyer shall provide, or shall cause to be provided, to each Continuing Employee, (i) annual base salary and base wages and incentive compensation opportunities, in each case, that are no less favorable than the annual base salary and base wages and cash incentive compensation opportunities (excluding any equity-based compensation and change of control, retention or other one-off awards) provided to such Continuing Employee immediately prior to the Closing and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding any equity-based compensation and change of control, retention or other one-off awards) provided to such Continuing Employee immediately prior to the Closing. For all purposes (but not benefit accruals under any defined benefit pension plan) under the employee benefit plans of Buyer or its Affiliates providing benefits to Continuing Employees (the “Buyer Plans”), Buyer shall credit each Continuing Employee with his or her years of service with the Company, the Subsidiaries and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan; provided, however, that no such service shall be credited to the extent that it would result in a duplication of benefits with respect to the same period of service. With respect to any medical, dental or other welfare benefits that are provided under Buyer Plans to Continuing Employees, Buyer shall use commercially reasonable efforts to cause (A) to be waived any applicable pre-existing condition exclusions and actively-at-work requirements or other similar limitations, eligibility waiting periods and evidence of insurability requirements to the extent waived or satisfied by a Continuing Employee under any Company Benefit Plan for the plan year in which the Continuing Employee first participates in a Buyer Plan and (B) any expenses incurred by a Continuing Employee under any Company Benefit Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions during the plan year in which such Continuing Employee first participates in a Buyer Plan (collectively, “Insurance Expenses”) to be taken into account for purposes of satisfying such requirements under such Buyer Plan. The Company and each of the Subsidiaries shall use commercially reasonable efforts to, or cause their applicable vendor partners to, provide, in a secure, electronic form, Buyer or its applicable vendor partners applicable information regarding the Insurance Expenses. Nothing in this Section 7.9, express or implied, (x) is intended to or shall confer upon any Person other than the parties hereto, including any Continuing Employee, any right, benefit, or remedy of any kind whatsoever under or by reason of this Agreement, (y) is intended to or shall confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit or (z) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Company Benefit Plan or Buyer Plan.

(b) Prior to the Closing Date, the Company and the Subsidiaries shall (i) take all actions necessary to cause each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and containing a Section 401(k) cash or deferred arrangement to be terminated effective immediately prior to the Closing and (ii) provide Buyer with executed resolutions or other reasonable documentation evidencing the steps taken to effectuate such terminations. Effective as of the Closing Date, Buyer shall cause its 401(k) plan to immediately allow all Continuing Employees over the age of twenty-one (21) to participate with no waiting period. Buyer will use commercially reasonable efforts to (A) provide Continuing Employees with the opportunity to roll over the portion of their 401(k) plan account balances related to pre-tax deferrals or matching contributions, including any related outstanding loan balances, into its 401(k) plan and (B) assist with the roll over of the remaining portion of such 401(k) account balances, including any related outstanding loan balances, into an individual retirement account. Buyer will, prior to the Closing Date, take all reasonable actions as are necessary to ensure that its 401(k) plan will accept the rollovers of account balances and related loans described in clause (A).

7.10 Financing Activities.

(a) Each Buyer Party acknowledges and agrees that the obligations of the Buyer Parties to consummate the Transactions (including the Mergers) are not contingent upon obtaining any financing of any kind. Prior to the Closing, the Company shall, and shall cause the Subsidiaries to, use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause any Representative retained by the Company to provide, all cooperation reasonably requested by Buyer or its Affiliates in connection with the Financing and any offering(s) of debt or equity securities in lieu of the Financing, including: (i) furnishing Buyer and Financing Sources, as promptly as reasonably practicable, with the Required Information; (ii) using commercially reasonable efforts to cause its current or former independent accountants to provide assistance and cooperation in the Financing (and any offerings of debt or equity securities in lieu of the Financing), including (A) providing any necessary written consents to use their audit reports relating to the Company and the Subsidiaries and to be named as an “Expert” in any document related to the Financing and (B) providing any customary “comfort” letters (including customary “negative assurance” comfort); (iii) executing and delivering (or using commercially reasonable efforts to obtain) at the Closing customary certificates and consents in connection with the Financing; (iii) providing the Financing Sources, at least three (3) Business Days prior to the Closing Date (to the extent requested at least eight (8) Business Days prior to the Closing Date), with all documentation and other information required by regulatory authorities and as reasonably requested by Buyer with respect to the Company and the Subsidiaries in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001); and (iv) consenting to the use of the Company’s and the Subsidiaries’ trademarks, service marks or logos in connection with the Financing prior to the Closing; provided that (A) such requested cooperation shall not unreasonably interfere with the business or the ongoing operations of the Company and/or the Company’s Subsidiaries; (B) the Company and the Subsidiaries shall not be required to pay any expenses or commitment or other similar fee in connection with the Financing (or any offerings of debt or equity securities in lieu of the Financing); (C) none of the Company, its Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into, perform or authorize any agreement with respect to the financing contemplated by the Debt Commitment Letter (or any offerings of debt or equity securities in lieu of such financing) that is not contingent upon the Closing or that would be effective prior to the Closing Date , (D) nothing in this Section 7.10(a) shall require cooperation to the extent that it would (1) cause any condition to the Closing set forth in Sections 8.1 or 8.2 to not be satisfied or otherwise cause any breach of this Agreement or (2) reasonably be expected to conflict with or violate the Company’s organizational documents or any Law, or result in the contravention of, or result in a violation or breach of, or default under, any Material Contract and (E) nothing shall obligate the Company or any of its Subsidiaries to provide, or cause to be provided, any legal opinion by their counsel. Buyer acknowledges and agrees that none of the Company, the Subsidiaries or any of their respective Affiliates, managers, directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall incur any liability to any Person under or in connection with the Financing or any offering(s) of debt or equity securities in lieu of the Financing prior to the Closing. Except in the case of losses arising or resulting from Fraud, intentional or willful misrepresentation, gross negligence or willful misconduct, in each case as determined by a final, non-appealable judgment by a court of competent jurisdiction, Buyer shall indemnify and hold harmless the Company, the Subsidiaries and their respective Affiliates, managers, directors, officers, employees and Representatives from and against any and all losses suffered or incurred by them in connection with their cooperation hereunder and compliance with Section 7.13 and the arrangement of the Financing (and any offering(s) of debt or equity securities in lieu of the

Financing) and any information utilized in connection therewith (other than information provided by or on behalf of the Company for use in connection therewith). Buyer shall, upon the request of the Company, promptly reimburse the Company for all documented out-of-pocket costs or expenses reasonably incurred by the Company, the Subsidiaries and their Affiliates in connection with cooperation provided for in this Section 7.10(a) and compliance with Section 7.13 (but only for third party costs and expenses that otherwise would not have been incurred but for the requirements of Section 7.13 or cooperation with the Financing or any offering(s) of debt or equity securities in lieu of the Financing).

(b) Buyer shall (i) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions described in the Debt Commitment Letter (including, to the extent required in accordance with the terms thereof, the exercise of so-called “flex” provisions in the Fee Letter) or any offering(s) of debt or equity securities in lieu of the Financing, including using commercially reasonable efforts to (A) satisfy on a timely basis all conditions precedent to funding applicable to Buyer in the Debt Commitment Letter and the Financing Agreements to be entered into pursuant thereto and, upon the satisfaction or waiver of all of the conditions set forth in Sections 8.1 and 8.2, such Debt Commitment Letter and such Financing Agreements, to consummate the Financing no later than the Closing in accordance with Section 2.2, and (B) maintain in full force and effect the Debt Commitment Letter until the funding of the Financing or any offering(s) of debt or equity securities in lieu of the Financing and unless the Buyer shall have consummated an offering of debt or equity securities in lieu of the Financing, to negotiate, execute and deliver definitive agreements prior to the Closing with respect to such Financing consistent with the terms and conditions contemplated by the Debt Commitment Letter (subject to any applicable “flex” provisions of the Fee Letter) or, if applicable, on terms that are no less favorable to Buyer than the terms contained in the Debt Commitment Letter (taking into account any “flex” provisions applicable thereto) (the “Financing Agreements”), (ii) upon the satisfaction of all conditions precedent to funding in the Debt Commitment Letter and the Financing Agreements, enforce the obligations of the Financing Sources to fund the Financing, and (iii) comply in all material respects with its obligations under the Debt Commitment Letter and the Financing Agreements, to the extent within its control. Upon the reasonable request of the Company, Buyer shall reasonably promptly update the Company in reasonable detail of any material developments concerning the status of the Financing. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (subject to any applicable “flex” provisions of the Fee Letter), (A) Buyer shall notify the Company, and (B) Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”), upon terms and conditions not materially less favorable to Buyer than the terms and conditions set forth in the Debt Commitment Letter, in an aggregate amount, together with cash-on-hand and available capacity under Buyer’s revolving credit facility, that would be sufficient to make the payments set forth in Section 3.9(a) and Section 3.10(c)(i). In the event any Alternative Financing is obtained in accordance with this Section 7.10(b), references in this Agreement to the Financing shall be deemed to refer to such Alternative Financing to the extent the Financing has been replaced thereby, if one or more commitment letters are entered into in connection with such Alternative Financing (such commitment letters, the “Alternative Debt Commitment Letter”), references in this Agreement to the Debt Commitment Letter shall be deemed to refer to the Alternative Debt Commitment Letter to the extent the Debt Commitment Letter has been replaced thereby, and all obligations of Buyer and the Company pursuant to this Section 7.10 shall be applicable thereto to the same extent as the obligations of Buyer and the Company with respect to the Financing replaced thereby. Buyer shall have the right from time to time to amend, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter for all or any portion of the Financing from the same or alternative financing sources; provided that Buyer shall not permit or consent to (1) any amendment, supplement or modification to, or any waiver of any provision under, the Debt Commitment Letter if such amendment, supplement, modification or waiver (w) imposes new or additional conditions, or otherwise expands any of the conditions, to the initial funding of the Financing at Closing from those set forth therein on the date hereof, (x) would reasonably be expected to materially and adversely impact the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter, (y) would reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the Financing or the consummation of the Transactions, or (z) would reduce the aggregate cash amount of the Financing to an amount, together with cash-on-hand and available capacity under Buyer’s revolving credit facility, that is not sufficient to make the payments set forth in Section 3.9(a) and Section 3.10(c)(i), or (2) early termination of the Debt Commitment Letter (other than in connection with an Alternative Financing or any offering(s) of debt or equity securities in lieu of the Financing). Buyer shall furnish to the Company a copy of any amendment, modification or waiver of the Debt Commitment Letter following execution thereof, in each case, to the extent entered into prior to the Closing. Buyer shall promptly notify the Company in writing (I) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Debt Commitment Letter or Financing Agreement of which Buyer obtains knowledge, (II) of the receipt by Buyer or any of its Affiliates or Representatives of any written notice or other written communication from any Financing Source with respect to any actual, threatened or alleged material breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Financing Agreement or any provision of the Financing contemplated pursuant to the Debt Commitment Letter or Financing Agreement (including any proposal by any Financing Source to withdraw, terminate or make a material change in the terms of (including the amount of Financing contemplated by) the Debt Commitment Letter), (III) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the Financing Agreements and (IV) of the termination or expiration prior to Closing of the Debt Commitment Letter or Financing Agreement. As soon as reasonably practicable, Buyer shall provide any material information reasonably requested by the Company relating to any of the circumstances referred to in this Section 7.10(b).

(c) Notwithstanding anything to the contrary in this Section 7.10 or otherwise in this Agreement, following the consummation of any offering or offerings of equity or debt securities in lieu of the Financing, Buyer shall have the right in its sole discretion to cancel or terminate any and all of the commitments under the Debt Commitment Letter, so long as after giving effect to such cancellation or termination, Buyer shall maintain available cash-on-hand, committed financing (including under any portion of the Debt Commitment Letter) and available capacity under its revolving credit facility sufficient in the aggregate to enable Buyer to consummate the Transactions on the Closing Date, including to pay the payments set forth in Section 3.9(a) and Section 3.10(c)(i).

7.11 Tax Matters.

(a) Transfer Taxes. All sales, use, transfer, intangible, recordation, documentary, stamp or similar Taxes or charges applicable to, or resulting from, the Transactions (“Transfer Taxes”)

shall be borne by Buyer. The Blockercos and the Company (or the Buyer, as applicable) shall prepare, or cause to be prepared, and file all Tax Returns related to Transfer Taxes arising from the Transactions, and shall, prior to filing, provide the Equityholders’ Representative (on behalf of the Equityholders) with copies of such Tax Returns for its review and approval (not to be unreasonably withheld, conditioned or delayed).

(b) Preparation of Tax Returns. The Equityholders’ Representative shall prepare, duly and timely file (or cause to be prepared and filed) (A) all Pass-Through Tax Returns for any taxable period (or portion thereof) ending on or before the Closing Date and (B) all income Tax Returns of each of the Blockercos and each Subsidiary that is treated as a corporation for U.S. federal income tax purposes that are required to be filed after the Closing Date for any taxable period ending on or before the Closing Date, ((A) and (B) collectively, “Seller Returns”). Except as otherwise required by applicable Law, all Seller Returns shall be prepared on a basis consistent with past practice. Not later than thirty (30) days prior to the due date for filing of a Seller Return, the Equityholders’ Representative shall provide Buyer with a draft of such Seller Return for review and comment. The Equityholders’ Representative shall consider any comments provided by Buyer in good faith. Buyer shall prepare and file all Tax Returns of the Blockercos, the Company and the Subsidiaries other than Seller Returns. “Pass-Through Tax Return” means any income Tax Return filed by or with respect to the Company or any of the Subsidiaries to the extent that (a) the Company or any of the Subsidiaries is treated as a pass-through entity for purposes of such Tax Return and (b) the results of operations reflected on such Tax Return are also reflected on the Tax Returns of the Equityholders or the direct or indirect owners of any Equityholder, including information returns relating to income Taxes (including IRS Form 1065 and any Schedules K-1).

(c) Straddle Periods. With respect to any Straddle Period, the amount of any Taxes (or refunds of Taxes) not based upon or measured by income, activities, events, the level of any item, gain, receipts, proceeds, profits or similar items for the taxable period ending on or before the Closing Date will be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes (or Tax refunds) for a Straddle Period that relate to the taxable period ending on or before the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of the Subsidiaries holds an interest will be deemed to terminate at such time); provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.

(d) Tax Audits. If any of Buyer (or any of its Affiliates), a Blockerco, the Company or any of the Subsidiaries receives notice of any review, audit or examination by a Taxing Authority or any judicial or administrative proceeding relating to Taxes in respect of any Pass-Through Tax Return for a taxable period ending on or before the Closing Date (a “Pre-Closing Tax Audit”), then such party will promptly (and in any event within fifteen (15) days) give written notice to the Equityholders’ Representative. The Equityholders’ Representative will have the right to control the defense of the Pre-Closing Tax Audit at the Equityholders’ Representative’s expense, subject to Section 10.3(e). Buyer shall be entitled to participate in the defense of any Pre-Closing Tax Audit. The Equityholders’ Representative shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Pre-Closing Tax Audit without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.

(e) Amendments. Unless consented to in writing by the Equityholders’ Representative, Buyer shall not (i) file any Pass-Through Tax Return for any taxable period (or portion thereof) ending on or before the Closing Date, (ii) initiate or enter into any voluntary disclosure agreement or program with any Taxing Authority with respect to a Pass-Through Tax Return or otherwise with respect to the Company or any Subsidiary (other than Yankee Metro Parent, Inc. and any of its subsidiaries) for any taxable period (or portion thereof) ending on or before the Closing Date or (iii) make or change any Tax election of the Company or any Subsidiary (other than Yankee Metro Parent, Inc. and any of its subsidiaries) that has retroactive effect to a taxable period beginning on or before the Closing Date.

(f) Certain Other Tax Matters.

(i) Neither Buyer nor any of its Affiliates (including the Blockercos, the Company and the Subsidiaries) shall take any action outside the Ordinary Course of Business and not contemplated by this Agreement on the Closing Date after the Closing. The Equityholders shall not be liable for any Taxes (and shall be entitled to an amount equal to any reduction in any amount of consideration payable pursuant to this Agreement) attributable to actions not in the Ordinary Course of Business and not contemplated by this Agreement taken by Buyer or any of its Affiliates (including the Blockercos, the Company and the Subsidiaries) on the Closing Date after the Closing.

(ii) Neither Buyer nor any of its Affiliates shall make or permit to be made any election under Section 338 of the Code or under Section 336 of the Code or any similar provision of state or local Law with respect to the Transactions.

(iii) With respect to the preparation of Tax Returns, the parties agree that, to the extent permitted by applicable Law, all Tax deductions (including any Tax deductions relating to the Transaction Tax Expenses) that any Blockerco, the Company or any of the Subsidiaries is entitled pursuant to applicable Law to take on or before the Closing Date shall be included as deductions on the Tax Returns of such entity for the taxable period that ends on the Closing Date. The parties agree that seventy percent (70%) of success-based fees shall be treated as deductible in accordance with Revenue Procedure 2011-29.

(g) Tax Year-End. The parties agree that as a result of the consummation of the Transactions, Buyer shall cause the taxable year end of each of the Blockercos, the Company and each of the Subsidiaries to terminate for U.S. federal (and applicable state and local) income Tax purposes as of the end of the day on the Closing Date.

(h) Earnings and Profits. The Equityholders’ Representative shall use commercially reasonable efforts to cause an accounting firm designated by the Equityholders’ Representative and reasonably satisfactory to Buyer (the “Reporting Firm”) to prepare a report (including reasonably detailed supporting documentation) setting forth the Reporting Firm’s calculation of the earnings and profits, for U.S. federal income tax purposes, as of the Closing Date of Yankee Metro Parent, Inc. and its subsidiaries and each of the Blockercos (the “E&P Report”). The Equityholders’ Representative shall use commercially reasonable efforts to cause the Reporting Firm to provide Buyer a copy of the E&P Report (including all supporting documentation) no later than three (3) Business Days prior to the Closing Date. Buyer shall be responsible for the fees and expenses of the Reporting Firm with respect to the E&P Report. The Equityholders’ Representative and Buyer agree to regularly consult with each other and the Reporting Firm with respect to the methodologies, assumptions, estimates and conclusions used in the preparation of, or to be reflect in, the E&P Report.

(i) Pre-Closing Tax Indemnity. Buyer and each of its Affiliates shall be indemnified from and against any and all liability for Taxes of (or payable by) any Blockerco, the Company or any of the Subsidiaries attributable to any taxable period (or portion thereof) ending on or before the Closing Date, except to the extent of the amount of Taxes taken into account in the calculation of Net Working Capital, as finally determined. Notwithstanding anything to the contrary contained in this Agreement or otherwise, none of the Equityholders, their respective Affiliates or any of their respective current or former officers, managers, directors, equityholders, employees, limited or general partners, members, advisors, successors, permitted assigns, estates, heirs, executors or administrators shall be required to indemnify Buyer or any of its Affiliates pursuant to this Section 7.11(i).

7.12 Notices and Consents. Reasonably promptly following the execution of this Agreement, the Company will give applicable notices to third parties and thereafter will use commercially reasonable efforts to obtain at the earliest practicable date any third-party consents required in connection with the consummation of the Transactions, in each case, if reasonably requested by Buyer and in form and substance reasonably acceptable to each of Buyer and the Company; provided that, except as expressly set forth in Section 7.3 with respect to consents of, and filings with, Governmental Bodies, nothing in this Agreement shall require the Company, any Blockerco or any of the Subsidiaries to grant any accommodation (financial or otherwise) to any third party in connection with obtaining any third party consent unless such accommodation is conditioned upon and effective only following the occurrence of the Closing.

7.13 Delivery of Financial Statements. During the Pre-Closing Period, as promptly as reasonably practicable, and, in any event, (a) within forty-five (45) days after the end of each fiscal quarter, the Company shall deliver to Buyer the unaudited consolidated statement of financial position of the Company and the Subsidiaries and the related unaudited consolidated statements of operations and cash flows of the Company and the Subsidiaries (including footnotes) in form in compliance with Regulation S-X and otherwise consistent with the Financial Statements (other than the inclusion of such required footnotes), (b) within forty-five (45) days after the end of each fiscal quarter, the aggregate amount of Capital Expenditures made and paid for by the Company and the Subsidiaries, (c) within forty-five (45) days after the end of each fiscal quarter, the aggregate amount of NRR received by the Company and the Subsidiaries and (d) within fifteen (15) Business Days after the end of each calendar month, the Company shall deliver to Buyer, (i) the aggregate amount of Capital Expenditures made and paid for by the Company and the Subsidiaries during such month and (ii) the aggregate amount of NRR received by the Company and the Subsidiaries during such month. To the extent such fiscal year has ended at least ninety (90) days prior to the Closing Date, the Company shall deliver to Buyer the audited consolidated statement of financial position of the Company and the Subsidiaries and the related audited consolidated statements of operations, comprehensive loss, changes in members’ equity and cash flows of the Company and the Subsidiaries as at and for the fiscal year ended December 31, 2017, together with audit reports of the Company’s independent auditor.

7.14 Exclusivity. During the Pre-Closing Period, the Company and the Blockercos shall not (and shall cause their respective Representatives not to), directly or indirectly, (a) solicit, initiate, encourage or accept any other inquiries, proposals or offers from any Person relating to an Alternative Acquisition Proposal, (b) participate in any discussions, conversations, negotiations or other communications with any Person regarding, or furnish to any Person other than Buyer any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any Person to seek to enter into an Alternative Acquisition Proposal or (c) enter into any agreement or arrangement with any Person for or with respect to any Alternative Acquisition Proposal.

7.15 Termination of Affiliate Contracts. Except for those Affiliate Contracts set forth on Section 7.15 of the Company Disclosure Schedule, at or prior to Closing, the Company shall cause any Affiliate Contract to be terminated or otherwise amended or modified to exclude the Company and the Subsidiaries as parties thereto. The Company shall bear all costs and expenses incurred in connection with such termination, amendment or modification described in this Section 7.15 and, for the avoidance of doubt, all such costs and expenses shall be deemed Transaction Expenses.

7.16 R&W Insurance Policy. On the Closing Date, Buyer may, at its sole discretion, obtain a “buyer’s” representations and warranties insurance policy (the “R&W Insurance Policy”). The R&W Insurance Policy shall provide that the insurer may not seek to or enforce any subrogation rights it might have against the Equityholders, or any of them, as a result of any alleged breach of any representation or warranty (except in the case of breaches involving Fraud). Buyer shall pay the total premium for the R&W Insurance Policy. For the avoidance of doubt, Buyer and the Merger Subs acknowledge and agree that the obtaining of a R&W Insurance Policy is not a condition to the Closing and Buyer and the Merger Subs shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VIII, to consummate the Mergers and the Transactions even if the R&W Insurance is not obtained at or prior to the Closing.

7.17 Section 280G Matters. Prior to the Closing, the Company shall use its commercially reasonable efforts to obtain an approval that complies with the requirements of Section 280G(b)(5) of the Code and Treasury Regulations § 1.280G-1 with respect to payments and benefits that may be made or provided to any Person who, with respect to the Company, is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) and that, absent such approval, would reasonably be expected to constitute “excess parachute payments,” within the meaning of Section 280G(b)(1) of the Code (such vote, the “Requisite Section 280G Approval”). All materials and information that are prepared by the Company and used in connection with any effort to obtain the Requisite Section 280G Approval shall be provided to Buyer at least three (3) Business Days in advance of distribution for its reasonable review and comment which the Company will consider in good faith. The parties acknowledge that this Section 7.17 shall not apply to any arrangements entered into at the discretion of Buyer or between Buyer and its Affiliates, on one hand, and a disqualified individual, on the other hand prior to or at the Closing with respect to the period on or following the Closing (“Buyer Arrangements”), unless such Buyer Arrangements have been disclosed to the Company at least ten (10) days prior to the Closing Date, so that, for the avoidance of doubt, compliance with this Section 7.17 as it relates to the quantification of “excess parachute payments” shall be determined as if such Buyer Arrangements that are not so disclosed had not been entered into.

7.18 Redemption of Notes. The Company shall prior to the anticipated Closing Date, cause to be sent a notice of redemption to each holder of the 2022 Notes in accordance with Section 2.05(a) of the 2022 Note Purchase Agreement and to each holder of the 2025 Notes in accordance with Section 2.05(a) of the 2025 Note Purchase Agreement in connection with the optional redemption of all of the then outstanding 2022 Notes and 2025 Notes, respectively, as of a date to be specified by Buyer in writing (which date shall be the Closing Date) (such date, the “Redemption Date”) no later than ten (10) days prior to the anticipated Closing Date, which notice shall state that the Closing is a condition precedent to the redemption of such 2022 Notes and such 2025 Notes.

7.19 Blockerco Recapitalizations. Notwithstanding anything to the contrary contained in this Agreement or elsewhere, during the Pre-Closing Period, (a) any or all of the Blockercos may effect one or more recapitalizations, and the Blockerco Equityholders may transfer all or a portion of their Blockerco Equity Interests to one or more other Affiliates or otherwise as permitted under the organizational documents of the applicable Blockerco, and (b) the organizational documents of the Blockercos may be amended for purposes of reflecting any such transfers; provided that any such recapitalization, transfer or amendment does not have or would not reasonably be expected to have any adverse Tax or other adverse consequences to Buyer or any of its Affiliates.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of the Buyer Parties, the Blockercos and the Company. The respective obligations of the Buyer Parties, the Blockercos and the Company to consummate the Transactions are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

(a) There shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions (a “Legal Restraint”), and no Governmental Body shall have instituted any Legal Proceeding (which remains pending at what would otherwise be the Closing Date) before any Governmental Body of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of the Transactions.

(b) The waiting period applicable to the Transactions under the HSR Act shall have expired or otherwise been terminated.

8.2 Conditions Precedent to Obligations of the Buyer Parties. The obligation of the Buyer Parties to consummate the Transactions is subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the applicable Buyer Party in whole or in part to the extent permitted by applicable Law):

(a) (i) The Company and Blockerco Fundamental Representations shall be true and correct in all material respects (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties) and (ii) all other representations and warranties set forth in Article IV and Article V shall be true and correct (without giving effect to any “material”, “materially”,

“materiality”, “Material Adverse Effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in the case of each of the preceding clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and Buyer shall have received from each of the Blockercos and the Company a duly executed certificate in the form attached as Exhibit E hereto, dated the Closing Date, to the foregoing effect.

(b) The Blockercos and the Company shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Buyer shall have received from each of the Blockercos and the Company a duly executed certificate in the form attached as Exhibit E hereto, dated the Closing Date, to the foregoing effect; provided, that, for purposes of determining whether the condition set forth in this Section 8.2(b) has been satisfied, the obligations set forth in Section 7.10 (Financing Activities) shall be considered not to have been so performed and complied with in all material respects only if the Company is in breach of such obligations and such breach is a proximate cause of Buyer’s failure to obtain the Financing (or the Alternative Financing).

(c) The Telecom Regulatory Consents set forth on Schedule 8.2(c) hereto shall have been obtained.

If the Closing occurs, all closing conditions set forth in this Section 8.2 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived.

8.3 Conditions Precedent to Obligations of the Blockercos and the Company. The obligations of the Blockercos and the Company to consummate the Transactions are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a) (i) The Buyer Fundamental Representations shall be true and correct in all material respects (without giving effect to any “material”, “materially”, “materiality”, “material adverse change” or similar qualifiers contained in any of such representations and warranties) and (ii) all other representations and warranties set forth in Article VI shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business or operations of the Buyer Parties or prohibit or restrain the ability of any of the Buyer Parties to consummate the Transactions, in the case of each of the preceding clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and the Company shall have received from the Buyer Parties a duly executed certificate in the form attached as Exhibit F hereto, dated the Closing Date, to the foregoing effect.

(b) Each of the Buyer Parties shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by such Buyer Party on or prior to the Closing Date, and the Company shall have received from the Buyer Parties a duly executed certificate in the form attached as Exhibit F hereto, dated the Closing Date, to the foregoing effect.

If the Closing occurs, all closing conditions set forth in this Section 8.3 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived.

8.4 Frustration of Closing Conditions. None of the Buyer Parties, the Blockercos or the Company may rely, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 8.1, Section 8.2, or Section 8.3, as the case may be, to be satisfied if such failure was caused by any breach of a covenant, agreement, representation, or warranty of this Agreement by such party.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) At the election of the Company or Buyer on or after March 31, 2018 (the “Termination Date”) if the Closing shall not have occurred by the close of business on such date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(a) shall not be available to a party if the failure of the Closing to occur on or before the Termination Date was primarily due to the breach of such party’s obligations hereunder; provided, further, that the Termination Date may be extended on or prior to such date by written notice (x) to Buyer from the Company or (y) to the Company from Buyer, in each case, for ninety (90) days following the original Termination Date if all conditions to the Closing (other than the conditions set forth in Section 8.1(b) and Section 8.2(c)) are satisfied or capable of then being satisfied, and such later date shall thereafter be the “Termination Date”;

(b) by mutual written consent of the Company and Buyer;

(c) by either the Company or Buyer if there shall have been a breach by a Buyer Party, on the one hand, or any of the Blockercos or the Company, on the other hand, of any of their respective representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2 (in the case of a breach by any of the Blockercos or the Company), or Section 8.3 (in the case of a breach by a Buyer Party), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) days after providing written notice of such breach to the other party or parties and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a party if such party is in breach of any of its covenants or agreements under this Agreement so as to prevent any of the conditions set forth in Section 8.2 (in the case of a breach by any of the Blockercos or the Company), or Section 8.3 (in the case of a breach by a Buyer Party), from being satisfied; or

(d) by either the Company or Buyer if the condition set forth in Section 8.1(a) is not satisfied and the Legal Restraint giving rise to such non-satisfaction has become final and non-appealable or is in effect as of the applicable Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a party if such Legal Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement.

9.2 Procedure upon Termination. In the event of termination by Buyer or the Company, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party or parties, which written notice shall specify the provision or provisions hereof pursuant to which such termination is being effected, and this Agreement shall terminate (subject to the provisions of Section 9.3(a)), and the Transactions shall be abandoned, without further action by Buyer or the Company.

9.3 Effect of Termination.

(a) In the event that this Agreement is validly terminated in accordance with Section 9.1 and Section 9.2, this Agreement shall immediately become null and void and the parties hereto shall be relieved of their duties and obligations arising under or relating to this Agreement and such termination shall be without liability to the Buyer Parties, the Equityholders’ Representative, the Blockercos or the Company or any other Person (including, for the avoidance of doubt, any other Company Related Parties or Buyer Related Parties); provided, that (i) no such termination shall relieve any party hereto from liability for such party’s Willful Breach of any of its covenants or agreements contained in this Agreement prior to termination and (ii) the provisions of Section 7.5 (Confidentiality), Section 7.7 (Publicity), this Section 9.3 (Effect of Termination) and Article X (Miscellaneous) shall survive any such termination and shall remain in full force and effect.

(b) Notwithstanding the foregoing, in the event that this Agreement is validly terminated by either the Company or Buyer (i) pursuant to Section 9.1(d), but only if the applicable Legal Restraint constitutes a Regulatory Restraint, or (ii) pursuant to Section 9.1(a) and, in the case of this clause (ii), at the time of such termination, all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than (A) Section 8.1(a) (but only if the applicable Legal Restraint constitutes a Regulatory Restraint), Section 8.1(b) or Section 8.2(c) and (B) conditions that by their nature are to be satisfied at the Closing, but that are capable of being satisfied if the Closing were to occur on the date of such termination), then Buyer shall pay to the Company or its designee(s), by wire transfer of immediately available funds, a fee in the aggregate amount of $100,000,000 (the “Buyer Termination Fee”), such payment to be made by wire transfer of immediately available funds within two (2) Business Days following the date of such termination; provided, however, that no Buyer Termination Fee shall be payable pursuant to this Section 9.3(b) in the event that the failure of the conditions set forth in Section 8.1(a) (but only if the applicable Legal Restraint constitutes a Regulatory Restraint), Section 8.1(b) or Section 8.2(c) to be satisfied is primarily caused by the Company’s breach of Section 7.3 (other than any immaterial breach).

(c) The parties hereto acknowledge and agree that (i) the fees and other provisions of this Section 9.3 are an integral part of the Transactions, (ii) the Buyer Termination Fee, if and when payable, shall constitute liquidated damages and not a penalty and (iii) without these agreements, the parties hereto would not enter into this Agreement.

(d) If Buyer fails to pay the Buyer Termination Fee when due, (i) the Buyer Termination Fee shall accrue interest for the period commencing on the date the Buyer Termination Fee becomes past due through the date such fee is actually paid, at a rate equal to the Interest Rate, and (ii) Buyer shall also pay to the Company or its designee(s) all of the costs and expenses (including attorneys’ fees) incurred by the Company and its Affiliates in connection with all efforts to collect the Buyer Termination Fee.

(e) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 10.14, each of the parties hereto expressly acknowledges and agrees that the Company’s right to receive payment of the Buyer Termination Fee pursuant to Section 9.3(b) shall, in a circumstance in which the Company or Buyer has terminated this Agreement pursuant to Section 9.1(a) or Section 9.1(d) and the Company or its designee(s) has or have been paid the Buyer Termination Fee pursuant to Section 9.3(b) and none of the Buyer Parties has Willfully Breached any of its obligations under this Agreement, shall constitute the sole and exclusive remedy of the Company and its Affiliates and any of their respective former, current or future general or limited partners, equityholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) against Buyer and its Affiliates, the Financing Source Parties and any of their respective former, current or future general or limited partners, equityholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Buyer Related Parties”) for all damages relating to or arising out of this Agreement or the Transactions (except that Buyer shall continue to be obligated to the Company or its designee(s) for amounts payable under Section 9.3(d)), and upon such payment of the Buyer Termination Fee to the Company or its designee(s) pursuant to Section 9.3(b), none of the Buyer Related Parties shall have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement or the Transactions (except that Buyer shall continue to be obligated to the Company or its designee(s) for amounts payable under Section 9.3(d)).

ARTICLE X

MISCELLANEOUS

10.1 Survival. None of the representations and warranties of any party contained in this Agreement or any of the other Transaction Documents (including any certificate to be delivered under Article VIII) shall survive the Closing. None of the covenants of any party required to be performed by such party before the Closing shall survive the Closing. Unless otherwise stated herein, the covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing in accordance with their terms. For the avoidance of doubt, the provisions of this Article X (Miscellaneous) shall survive the Closing.

10.2 No Other Representations or Warranties; Investigation.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR OTHERWISE, (i) THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH BY THE COMPANY IN ARTICLE IV, BY THE BLOCKERCOS IN ARTICLE V AND BY THE COMPANY AND THE BLOCKERCOS IN THE CERTIFICATES TO BE DELIVERED PURSUANT TO SECTION 3.9(b)(i), ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO THE BUYER PARTIES IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, THE BLOCKERCOS, THE

COMPANY OR THE SUBSIDIARIES, (ii) THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH BY THE BUYER PARTIES IN ARTICLE VI ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO THE BLOCKERCOS, THE COMPANIES OR THE SUBSIDIARIES IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS OR ANY OF THE BUYER PARTIES AND (iii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN THE PRECEDING CLAUSES (i) AND (ii), NONE OF THE PARTIES HERETO OR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, WITH RESPECT TO THIS AGREEMENT, THE TRANSACTIONS, THE BLOCKERCOS, THE COMPANY OR THE SUBSIDIARIES, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE BLOCKERCOS, THE COMPANY, THE SUBSIDIARIES OR THE BUYER PARTIES, AND ANY SUCH OTHER PURPORTED REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR OTHERWISE, EACH OF THE BUYER PARTIES REPRESENTS, WARRANTS, COVENANTS AND AGREES, ON BEHALF OF ITSELF AND EACH OF THE OTHER BUYER RELATED PARTIES, THAT IN DETERMINING TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH BY THE COMPANY IN ARTICLE IV, BY THE BLOCKERCOS IN ARTICLE V AND BY THE COMPANY AND THE BLOCKERCOS IN THE CERTIFICATES TO BE DELIVERED PURSUANT TO SECTION 3.9(b)(i), IT HAS NOT RELIED AND IS NOT RELYING UPON ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON (INCLUDING ANY PURPORTED REPRESENTATIONS AND WARRANTIES DESCRIBED AS DISCLAIMED IN CLAUSE (iii) OF THE FIRST SENTENCE OF THIS PARAGRAPH), OR UPON THE ACCURACY OR COMPLETENESS OF ANY DOCUMENTS OR INFORMATION PROVIDED TO ANY OF THE BUYER RELATED PARTIES BY OR ON BEHALF OF THE BLOCKERCOS, THE COMPANY, THE SUBSIDIARIES OR ANY OTHER PERSON.

(b) Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by each of the Buyer Parties, on behalf of itself and the other Buyer Related Parties, that any cost estimate, projection, forecast or other prediction, any data or information of any kind (including any financial data or information) or any memoranda or offering materials or presentations, including any memoranda and materials provided by or on behalf of the Company, its Affiliates or its or their representatives, or any other Person, are not and shall not be deemed to be or to include representations or warranties (express or implied) of any Person, and have not been and are not being relied upon in determining to enter into this Agreement and consummate the Transactions, except if and to the extent set forth in an express representation and warranty of the Company in Article IV, of the Blockercos in Article V, or of the Company and the Blockercos in the certificates to be delivered pursuant to Section 3.9(b)(i).

(c) Each of the Buyer Parties acknowledges, covenants and agrees, on behalf of itself and each of the other Buyer Related Parties, (i) that it has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the Blockercos, the Company and the Subsidiaries, (ii) that it has been furnished with or given full access to such documents and information about the Blockercos, the Company, the Subsidiaries and their respective businesses and operations as it and its representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Transactions, (iii) that, in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties expressly set forth by the Company in Article IV, by the Blockercos in Article V, and by the Company and the Blockercos in the certificates to be delivered pursuant to Section 3.9(b)(i), and (iv) that there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, such Buyer Party is familiar with such uncertainties, such Buyer Party is taking full responsibility for making its own evaluation of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or other information that may have been delivered or made available to it or any of its representatives, such Buyer Party has not relied and shall not rely on such information (or the accuracy or completeness thereof), and such Buyer Party shall not assert, and shall cause its Affiliates not to assert, any claims against the Blockercos, the Company or any other Person with respect thereto. For the avoidance of doubt, nothing in this Agreement, including this Section 10.2, shall limit any claim by a party hereto for Fraud by another party hereto.

10.3 Equityholders’ Representative.

(a) By virtue of the Designated Approvals, and without further action on the part of parties hereto or the Equityholders, the Equityholders’ Representative is hereby appointed the attorney-in-fact and agent of each Equityholder, with full power of substitution to act in the name, place and stead of such Equityholder in accordance with the terms of this Agreement and the other Transaction Documents, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Equityholders’ Representative shall deem necessary or appropriate in conjunction with the Transactions, including the power:

(i) to negotiate, execute and deliver (A) the other Transaction Documents and (B) all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Transactions;

(ii) to collect and receive any amounts due or paid for the benefit of such Equityholder and to disburse or cause to be disbursed such amounts to such Equityholder pursuant to the terms of the Operating Agreement;

(iii) on behalf of such Equityholder, to initiate, pursue, defend or settle any disputes with Buyer (or its Affiliates) under this Agreement or the other Transaction Documents, or otherwise arising in connection with the Transactions;

(iv) to determine the Final Merger Consideration in accordance with Section 3.10(b);

(v) to cause to be paid from the Adjustment Escrow Funds, in accordance with the terms of Section 3.10(c), any amounts due arising out of the adjustment provisions set forth in Section 3.10(c);

(vi) notwithstanding anything to the contrary herein, to make any equitable adjustment to the Allocable Proceeds that it, in its sole discretion, acting in good faith, deems reasonably necessary or advisable, subject to the terms of the Operating Agreement;

(vii) to take all actions under this Agreement or the other Transaction Documents expressly contemplated to be taken by the Equityholders’ Representative or the Equityholders; and

(viii) to take all actions under this Agreement or the other Transaction Documents that may be taken by the Equityholders’ Representative or the Equityholders, and to do or refrain from doing any further act or deed on behalf of the Equityholders’ Representative or the Equityholders that the Equityholders’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the other Transaction Documents.

(b) The Equityholders’ Representative shall not be liable for any act taken or omitted by it as permitted under this Agreement, except if such act is taken or omitted in bad faith or by willful misconduct. The Equityholders’ Representative shall also be fully protected in relying upon any written notice, demand, certificate or document from the Equityholders that it in good faith believes to be genuine (including electronic copies thereof).

(c) The Equityholders shall, severally but not jointly, indemnify the Equityholders’ Representative for, and hold the Equityholders’ Representative harmless against, any loss, liability or expense incurred without bad faith or willful misconduct on the part of the Equityholders’ Representative, arising out of or in connection with the Equityholders’ Representative’s carrying out its duties under or in connection with this Agreement or the other Transaction Documents, including costs and expenses of successfully defending the Equityholders’ Representative against any claim of liability with respect thereto. The Equityholders’ Representative may consult with counsel and other advisors of its own choice and shall have full and complete authorization and protection for any action taken by it in good faith and in accordance with the opinion of such counsel or other advisors, as applicable.

(d) All of the indemnities, immunities and powers granted to the Equityholders’ Representative under this Agreement shall survive the Pre-Closing Period.

(e) Any and all reasonable out-of-pocket costs and expenses incurred by the Equityholders’ Representative shall be paid from the Equityholders’ Representative Expense Funds. In the event that any amount is owed by the Equityholders’ Representative, whether for fees, costs, expense reimbursement or otherwise, in excess of the Equityholders’ Representative Expense Funds (or after any or all of the Equityholders’ Representative Expense Funds have been dispersed to the Equityholders and the PIP Holders), the Equityholders’ Representative shall be entitled to be reimbursed by the Equityholders and the PIP Holders based on their Allocable Share of any such reimbursement obligation. As soon as reasonably practicable following a determination by the Equityholders’ Representative, in its sole discretion, that the Equityholders’ Representative is not reasonably likely to incur further costs or expenses in connection with this Agreement, the other Transaction Documents or the Transactions, the Equityholders’ Representative shall pay or cause to be paid to the Paying Agent (for the benefit of, and further payment to, the Equityholders) and to the Company Surviving Company or a subsidiary thereof (for the benefit of, and further payment through payroll to, subject to Section 3.11, the PIP Holders), in accordance with an updated version of the Distribution Schedule (a copy of which shall be promptly provided by the Equityholders’ Representative to Buyer), by wire transfer of immediately available funds, an aggregate amount in cash equal to any such remaining Equityholders’ Representative Expense Funds.

(f) If BSR LLC becomes unable to serve as the Equityholders’ Representative, such other Person or Persons as may be designated by vote or consent of a majority in interest of the Equityholders (based on the portion of equity interests of the Company such Persons held, directly or indirectly, immediately prior to the Company Effective Time), shall succeed BSR LLC as the Equityholders’ Representative.

(g) The Buyer Parties, and any other third Person, shall be entitled to rely upon any action or decision of, or instruction by, or any document or other paper delivered by, the Equityholders’ Representative on behalf of the Equityholders (without any obligation to inquire into the authority of the Equityholders’ Representative or the genuineness or correctness of such document or other paper or any signature of the Equityholders’ Representative), including any update to the Distribution Schedule or the Allocation Schedule, and, without limiting the foregoing, the Buyer Parties (and following the Closing, the Blockercos, the Company and the Subsidiaries) shall not be liable to any Equityholder (i) for any action taken or omitted to be taken by any Buyer Party in such reliance or with respect to actions, decisions and determinations of the Equityholders’ Representative or (ii) for any action or omission of the Equityholders’ Representative, whether or not in accordance with this Agreement or the other Transaction Documents.

10.4 Expenses. Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transactions (including legal, accounting and other professional fees); provided, that (a) the Company will bear the fees, costs and expenses incurred by the Equityholders and the Blockercos in connection with the negotiation, execution and performance of this Agreement and the Transactions, all of which shall be deemed to be Transaction Expenses, and (b) Buyer will pay and be solely responsible for Transaction-related fees and expenses of each Buyer Party and any of their respective Affiliates, any “run-off” or “tail” policy purchased pursuant to Section 7.6(e) and all fees payable pursuant to Section 7.3, including any filing fees payable under the HSR Act and any filing fees payable in connection with the Telecom Regulatory Filings. If any party obtains an injunction, a decree or order of specific performance or other remedy against any other party pursuant to this Agreement or the other Transaction Documents, the non-prevailing party or parties shall reimburse such party for all reasonable, documented, out-of-pocket expenses (including all reasonable, documented fees and expenses of counsel, accountants, financial advisors, experts and consultants) incurred by or on behalf of such party or any Affiliate of such party in connection with obtaining such injunction, a decree or order of specific performance or other remedy.

10.5 Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury.

(a) Subject to the provisions of Section 3.10(b)(iii) and Section 10.5(c), this Agreement, the rights and obligations of the parties arising in whole or in part out of or related to this Agreement, the negotiation, interpretation, construction, validity or enforcement of this Agreement or the Transactions, and all disputes, actions and proceedings (in each case, whether at law or in equity, whether in Contract, tort, statute or otherwise) arising out of or relating to any of the foregoing, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without regard to its rules of conflict of laws.

(b) Subject to the provisions of Section 3.10(b)(iii) and Section 10.5(c), the rights and obligations of the parties arising in whole or in part out of or related to this Agreement, the negotiation, interpretation, construction, validity or enforcement of this Agreement or the Transactions, and all actions and proceedings (in each case, whether at law or in equity, whether in Contract, tort, statute or otherwise) arising out of or relating to any of the foregoing, shall be heard and determined in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular action or proceeding, the United States District Court for the District of Delaware and any federal appellate court therefrom or, if the United States District Court for the District of Delaware declines to accept jurisdiction over a particular action or proceeding, the Superior Court of the State of Delaware and any state appellate court therefrom within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) Notwithstanding anything herein to the contrary, each of the parties hereto agrees that except as specifically set forth in the Debt Commitment Letter, (i) the rights and obligations of the parties arising in whole or in part out of or related to the Debt Commitment Letter or the Financing, the negotiation, interpretation, construction, validity or enforcement of the Debt Commitment Letter or the Financing, and all disputes, actions and proceedings (in each case, whether at law or in equity, whether in Contract, tort, statute or otherwise) arising out of or relating to any of the foregoing, shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State, without regard to its rules of conflict of laws and (ii) it will not bring or support any actions or proceedings (in each case, whether at law or in equity, whether in Contract, tort, statute or otherwise) against any Financing Source Party in any way relating to this Agreement or the Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the Financing or the performance thereof, in any forum other than any federal court of the United States of America located in, or, if that court does not have subject matter jurisdiction, in any state court located in, in each case, the Borough of Manhattan in the City of New York.

(d) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any action or proceeding described in Section 10.5(b) by the delivery of a copy thereof (other than by email) in accordance with the provisions of Section 10.8, in addition to any other method of service provided by applicable Law.

(e) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS, INCLUDING ANY ACTION OR PROCEEDING ENCOMPASSED BY SECTION 10.5(a) OR SECTION 10.5(b) OR SECTION 10.5(c), IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH ACTION OR PROCEEDING (INCLUDING ANY SUCH ACTION OR PROCEEDING INVOLVING ANY FINANCING SOURCE PARTY OR ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(e).

10.6 Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement, written or oral, of the parties hereto with respect to the Transactions, and supersede all prior agreements or understandings, written or oral, between or among the parties with respect to the Transactions.

10.7 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the parties hereto. Subject to Section 10.3, a provision of this Agreement can be waived only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of such waiver is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Notwithstanding anything to the contrary in this Section 10.7 or elsewhere in this Agreement, this Section 10.7 and Sections 9.3(e), 10.5(c), 10.5(e), 10.10 and 10.13 (and any definition set forth in, or other provision of, this Agreement to the extent that an amendment or modification of such definition or other provision would amend or modify the substance of this Section 10.7 or Sections 9.3(e), 10.5(c), 10.5(e), 10.10 and 10.13) may not be amended or modified in a manner that would be adverse to any Financing Source without the prior written consent of such Financing Source (and any such amendment or modification without such prior written consent shall be null and void).

10.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) upon confirmation of receipt (or delivery by the sender within one (1) Business Day of a confirming copy of such notice by reputable overnight courier), when sent by e-mail, (c) when received or rejected by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested, or (d) one (1) Business Day following the day sent by reputable overnight courier (with written confirmation of delivery), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company or the Blockercos, in each case, prior to the Closing, to:

LTS Group Holdings LLC

80 Central Street

Boxborough, Massachusetts 01719

Attention: Rob Shanahan

E-mail: rshanahan@lightower.com

With a copy (which shall not constitute notice) to each of:

Berkshire Partners LLC

200 Clarendon Street, 35th Floor

Boston, Massachusetts 02116

Attention: Lawrence S. Hamelsky and Sharlyn C. Heslam

E-mail: lhamelsky@berkshirepartners.com and sheslam@berkshirepartners.com

and

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: Taylor J. Hart

E-mail: taylor.hart@ropesgray.com

If to the Equityholders’ Representative, to:

BSR LLC

c/o Berkshire Partners LLC

200 Clarendon Street, 35th Floor

Boston, MA 02116

Attention: Lawrence S. Hamelsky and Sharlyn C. Heslam

E-mail: lhamelsky@berkshirepartners.com and sheslam@berkshirepartners.com

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: Taylor J. Hart

E-mail: taylor.hart@ropesgray.com

If to the Buyer Parties or the Surviving Companies, to:

Crown Castle International Corp.

1220 Augusta Drive, Suite 600

Houston, TX 77057

Attention: General Counsel (Kenneth J. Simon)

With a copy (which shall not constitute notice) to:

Crown Castle International Corp.

2000 Corporate Drive

Cannonsburg, PA 15317

Attn: SCFS-Legal

and:

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attn:       Stephen L. Burns

Erik R. Tavzel

Johnny G. Skumpija

Email:     SBurns@cravath.com

ETavzel@cravath.com

JSkumpija@cravath.com

10.9 Severability. If any term or other provision of this Agreement is held to be invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

10.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder; provided, however, that the parties hereto specifically acknowledge and agree that (a) the provisions of Section 7.6 are intended to be for the benefit of, and shall be enforceable by, the Indemnitees, (b) the provisions of Section 9.3(e) are intended to be for the benefit of, and shall be enforceable by, the Buyer Related Parties, (c) the provisions of Section 10.13 are intended to be for the benefit of, and shall be enforceable by, the Non-Parties, (d) the provisions of Section 10.15 are intended to be for the benefit of, and shall be enforceable by, the Released Parties and (e) the provisions of this Section 10.10 and Sections 9.3(e), 10.5(c), 10.5(e), 10.7 and 10.13 are intended to be for the benefit of, and shall be enforceable by, the Financing Source Parties. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided that each of the Buyer Parties shall be permitted to assign its rights and remedies under this Agreement and the other Transaction Documents to one or more Affiliates of Buyer. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

10.11 Legal Representation. Buyer hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that the Law Firms may represent the Equityholders’ Representative and any or all of the Equityholders in the event any such Person so requests, in each case, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, including under Section 3.10 (any such representation, the “Post-Closing Representation”), and Buyer on behalf of itself and the other Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Each of Buyer, the Blockercos and the Company, for itself and the other Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Equityholders’ Representative, the Equityholders or any of their respective Affiliates (the “Equityholder Group”) and their counsel, including the Law Firms, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement or the Transactions, or any matter relating to any of the foregoing, are privileged communications between the Equityholder Group and such counsel, and that the expectation of client confidence relating thereto shall belong solely to the Equityholder Group, and none of Buyer, the Blockercos, the Company or any of the other Waiving Parties, nor any Person purporting to act on behalf of or through Buyer, the Blockercos or the Company or any of the other Waiving Parties, will have any rights with respect thereto nor seek to obtain access to the same by any process.

10.12 No Special Relationship. Each of the parties hereto hereby acknowledges that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s length transaction.

10.13 Non-Recourse. Notwithstanding anything to the contrary in this Agreement or otherwise, (a) any claim of any type (whether at law or in equity, whether in Contract, tort, statute or otherwise) that may directly or indirectly arise under or relate to this Agreement, the negotiation, execution, performance or breach (whether willful, intentional, unintentional or otherwise) of this Agreement, the Transactions, the Debt Commitment Letter or the Financing (each of such above-described sources of claims, a “Recourse Theory”) may be made or asserted solely against (and are expressly limited to) the Persons that are expressly identified as the parties hereto in the preamble to and signature pages of this Agreement and solely in their capacities as such and as expressly permitted by and subject to the terms and conditions of this Agreement and the other Transaction Documents, as applicable, and (b) no Person who is not a party hereto (including (i) any former, current or future direct or indirect equity holder, controlling Person, management company, incorporator, member, limited or general partner, manager, director, officer, employee, agent, Affiliate, attorney or representative of, or any financial advisor, or lender to a party hereto or any Affiliate of such party and the Financing Source Parties and any Affiliate of any such Financing Source Party (all above-described Persons in this clause (i), collectively, “Affiliated Persons”), and (ii) any Affiliated Persons of such Affiliated Persons (the Persons in clauses (i) and (ii), together with their respective successors, assigns, heirs, executors or administrators, collectively, but specifically excluding the parties hereto and their respective successors and permitted assigns, “Non-Parties”)) has or shall have any liability whatsoever directly or indirectly arising under or relating to any Recourse Theory. Without limiting the generality of the foregoing, the Company Related Parties agree for themselves and on behalf of each of their Representatives and Affiliates and any of their respective successors, heirs or representatives that no such Person shall (i)

have any rights or claims of any type (whether at law or in equity, whether in Contract, tort, statute or otherwise) against any Financing Source Party in connection with this Agreement, the Financing or the Debt Commitment Letter, or (ii) institute (and each Company Related Party shall cause its respective Representatives and Affiliates not to institute) a legal proceeding (whether at law or in equity, whether in Contract, tort, statute or otherwise) in connection with this Agreement, the Financing or the Debt Commitment Letter against any Financing Source Party, and each such Person and hereby waives any rights or claims thereto, other than, in each case, with respect to the right to assert defenses in response to claims brought by any Financing Source Party.

10.14 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that prior to the termination of this Agreement in accordance with Section 9.1, each party shall be entitled to an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance or other equitable remedy shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition to and not in substitution for any other remedy to which such party is entitled at law or in equity. If the Company brings any action for an injunction to prevent breaches or threatened breaches of, or to enforce specifically the performance of, the terms and provisions hereof by any other party, the Company may unilaterally extend the Termination Date (notwithstanding the termination provisions of Section 9.1(a)), so long as the Company is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement.

(b) Each of the parties hereto hereby waives (i) any defenses in any action for injunction or specific performance, including the defense that a remedy at Law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

10.15 Release. Effective as of the Closing Date, except for any rights or obligations expressly set forth in this Agreement, the Equityholder Agreements or the other Transaction Documents, as applicable, each of Buyer, the Blockercos, the Company and the Subsidiaries, on behalf of itself and each of its Affiliates and each of its current and former officers, managers, management companies, directors, employees, limited or general partners, members, advisors, successors, permitted assigns, estates, heirs, executors and administrators (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally (a) releases and forever discharges the Equityholders, their respective Affiliates and each of their respective current and former officers, managers, management companies, directors, employees, limited and general partners, members, advisors, successors, permitted assigns, estates, heirs, executors and administrators (collectively, the “Released Parties”) of and from any and all Legal Proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and demands whatsoever, whether known or unknown, whether liquidated or unliquidated, whether actual or contingent, whether at law or in equity, whether in Contract, tort, statute or otherwise, which the Releasing Parties have or may have against any of the Released Parties, previously, now or in the future, in each case, in respect of any actual or alleged fact, circumstance, action or omission occurring or arising on or prior to the date of this Agreement, other than a claim by a Releasing Party that is a party hereto for Fraud by a Released Party that is a party hereto (the foregoing, collectively, “Released Claims), (b) covenants and agrees that it shall not bring, initiate or support, directly or indirectly, or permit any other Person to bring, initiate or support, directly or indirectly, any Released Claim and (c) waives any rights under California Civil Code Section 1542 or any similar provision of law; said Section 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”.

10.16 Counterparts. This Agreement may be executed in one or more counterparts including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, subject to Section 1.2, time is of the essence.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

BUYER:

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ Kenneth J. Simon
Name: Kenneth J. Simon
Title: Senior Vice President and General Counsel

MERGER SUBS:

LTS BF VII-A BLOCKER MERGER SUB, INC.

By:	/s/ Kenneth J. Simon
Name: Kenneth J. Simon
Title: Senior Vice President and General Counsel

LTS BF VIII-A BLOCKER MERGER SUB, INC.

By:	/s/ Kenneth J. Simon
Name: Kenneth J. Simon
Title: Senior Vice President and General Counsel

LTS CO-INVEST BLOCKER MERGER SUB, INC.

By:	/s/ Kenneth J. Simon
Name: Kenneth J. Simon
Title: Senior Vice President and General Counsel

LTS CO-INVEST BLOCKER II MERGER SUB, INC.

By:	/s/ Kenneth J. Simon
Name: Kenneth J. Simon
Title: Senior Vice President and General Counsel

LTS ROLLOVER BLOCKER MERGER SUB, INC.

By:	/s/ Kenneth J. Simon
Name: Kenneth J. Simon
Title: Senior Vice President and General Counsel

LTS GROUP HOLDINGS MERGER SUB, INC.

By:	/s/ Kenneth J. Simon
Name: Kenneth J. Simon
Title: Senior Vice President and General Counsel

THE COMPANY:

LTS GROUP HOLDINGS LLC

By:	/s/ Robert J. Shanahan
Name: Robert J. Shanahan
Title: Chief Executive Officer

BF ACQUISITION PARTNERSHIPS:

BERKSHIRE FUND VII-A (LTS) ACQUISITION PARTNERS
By: Seventh Berkshire Associates LLC, its authorized signatory

By:	/s/ Lawrence S. Hamelsky
Name: Lawrence S. Hamelsky
Title: Managing Director

BERKSHIRE FUND VIII-A (LTS) ACQUISITION PARTNERS
By: Eighth Berkshire Associates LLC, its authorized signatory

By:	/s/ Lawrence S. Hamelsky
Name: Lawrence S. Hamelsky
Title: Managing Director

BLOCKERCOS:

LTS BERKSHIRE FUND VII-A BLOCKER CORPORATION

By:	/s/ Lawrence S. Hamelsky
Name: Lawrence S. Hamelsky
Title: President

LTS BERKSHIRE FUND VIII-A BLOCKER CORPORATION

By:	/s/ Lawrence S. Hamelsky
Name: Lawrence S. Hamelsky
Title: President

LTS CO-INVEST BLOCKER LLC
By:	Eighth Berkshire Associates LLC, its manager

By:	/s/ Lawrence S. Hamelsky
Name: Lawrence S. Hamelsky
Title: Managing Director

LTS CO-INVEST BLOCKER II LLC
By:	Eighth Berkshire Associates LLC, its manager

By:	/s/ Lawrence S. Hamelsky
Name: Lawrence S. Hamelsky
Title: Managing Director

LTS ROLLOVER BLOCKER LLC
By:	Sidera Networks, Inc., its manager

By:	/s/ Robert J. Shanahan
Name: Robert J. Shanahan
Title: Chief Executive Officer

EQUITYHOLDERS’ REPRESENTATIVE:

BSR LLC
By: Berkshire Partners LLC, its sole member
By: BPSP, L.P., its managing member
By: Berkshire Partners Holdings LLC, its general partner

By:	/s/ Lawrence Hamelsky
Name: Lawrence Hamelsky
Title: Managing Director